AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996



                                                      REGISTRATION NO. 333-04445

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                        UNIVERSAL HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           23-2077891
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                              -------------------

                           UNIVERSAL CORPORATE CENTER
                              367 SOUTH GULPH ROAD
                      KING OF PRUSSIA, PENNSYLVANIA 19406
                                 (610) 768-3300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                           ALAN B. MILLER, PRESIDENT
                        UNIVERSAL HEALTH SERVICES, INC.
                           UNIVERSAL CORPORATE CENTER
                              367 SOUTH GULPH ROAD
                      KING OF PRUSSIA, PENNSYLVANIA 19406
                                 (610) 768-3300
           (Name, address and telephone number of Agent for Service)

           Copies of all communications, including all communications sent to the agent for service, should be sent to:

             ANTHONY PANTALEONI, ESQ.                           FREDERICK W. KANNER, ESQ.
           FULBRIGHT & JAWORSKI L.L.P.                               DEWEY BALLANTINE
                 666 FIFTH AVENUE                              1301 AVENUE OF THE AMERICAS
             NEW YORK, NEW YORK 10103                            NEW YORK, NEW YORK 10019

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/
                              -------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

=========================================================================================================
                                   AMOUNT OF SHARES  PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES       TO BE        AGGREGATE PRICE  AGGREGATE OFFERING     AMOUNT OF
         TO BE REGISTERED           REGISTERED(1)      PER SHARE(2)        PRICE(2)      REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
Class B Common Stock, $.01 par
  value...........................     5,060,000          $28.00         $141,680,000     $48,855.17(3)
=========================================================================================================


(1) Includes 660,000 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.

(2) Pursuant to Rule 457(c), the Proposed Maximum Aggregate Price per Share and the Proposed Maximum Aggregate Offering Price have been calculated on the basis of the average of the high and low sale prices of the Class B Common Stock as reported by the New York Stock Exchange on May 20, 1996.


(3) The registration fee has previously been paid.

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 31, 1996


PROSPECTUS
                                4,400,000 SHARES

[UHS LOGO]


                        UNIVERSAL HEALTH SERVICES, INC.

                              CLASS B COMMON STOCK
                              -------------------

    Of the 4,400,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock" or the "Shares") offered hereby (the "Offering"), 4,000,000 are being sold by Universal Health Services, Inc. ("UHS" or the "Company") and 400,000 are being sold by Alan B. Miller (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder. The Class B Common Stock has limited voting rights with respect to the election of directors and certain other matters.


    The Class B Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "UHS." On May 30, 1996, the closing price of the Company's Class B Common Stock on the NYSE was $24 3/8 per share.


    SEE "RISK FACTORS" ON PAGE 7 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF CLASS B COMMON STOCK OFFERED HEREBY.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

============================================================================================
                                             UNDERWRITING                        PROCEEDS TO
                             PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                              PUBLIC        COMMISSIONS(1)     COMPANY (2)       STOCKHOLDER
- --------------------------------------------------------------------------------------------
Per Share                       $                 $                 $                 $
- --------------------------------------------------------------------------------------------
Total(3)                        $                 $                 $                 $
============================================================================================

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of this Offering of $390,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 660,000 additional shares of Class B Common Stock solely to cover overallotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
    will be $         , $         and $         , respectively. See
    "Underwriting."

                               . -------------------

    The shares of Class B Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class B Common Stock offered hereby will be available for delivery on or
about             , 1996 at the offices of Smith Barney Inc., 333 West 34th
Street, New York, New York 10001.
                              -------------------
SMITH BARNEY INC.
           BEAR, STEARNS & CO. INC.
                        DILLON, READ & CO. INC.
                               DONALDSON, LUFKIN & JENRETTE
                                                 SECURITIES CORPORATION
                                                            J.P. MORGAN & CO.
            , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              -------------------

                             AVAILABLE INFORMATION

    UHS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by UHS may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part. For such information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to such contract, agreement or other document for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    UHS hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) the Company's Prospectus, dated July 18, 1995 as supplemented by a Supplement dated August 1, 1995, filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Act") relating to securities registered on Form S-3, File No. 33-60287, declared effective on July 18, 1995; (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; and (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    Each document filed by UHS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Class B Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    UHS will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958, telephone (610) 768-3300.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, all information in this Prospectus gives effect to a 2-for-1 stock split effected on May 17, 1996.

                                  THE COMPANY

    The principal business of Universal Health Services, Inc. (together with its subsidiaries, "UHS" or the "Company") is owning and operating acute care hospitals, behavioral health centers, ambulatory surgery centers and radiation oncology centers. The Company's strategy to enhance its profitability and to continue to provide high quality, cost-effective healthcare services includes the following key elements: (i) establish and maintain market leadership positions in small and medium-sized markets with favorable demographics; (ii) develop or participate in the leading integrated healthcare delivery system in each of its hospital's markets; (iii) develop and maintain strong relationships with physicians; (iv) maintain a low cost structure while providing high quality care; and (v) attract managed care contracts. Consistent with its strategy, the Company recently acquired three acute care hospitals which are market leaders. In July 1995, the Company acquired Aiken Regional Medical Centers ("Aiken"), a 225-bed medical complex, located in Aiken, South Carolina. In August 1995, the Company acquired Manatee Memorial Hospital ("Manatee"), a 512-bed acute care hospital, located in Bradenton, Florida. In May 1996, the Company acquired Northwest Texas Healthcare System ("Northwest Texas Health"), a 360-bed medical complex, located in Amarillo, Texas. See "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

    Currently, the Company operates or manages 35 hospitals, consisting of 16 acute care hospitals and 19 behavioral health centers, in Arkansas, California, Florida, Georgia, Illinois, Louisiana, Massachusetts, Michigan, Missouri, Nevada, Oklahoma, Pennsylvania, South Carolina, Texas and Washington. The Company, as part of its Ambulatory Treatment Centers Division, owns outright, or in partnership with physicians, and operates or manages 26 surgery and radiation oncology centers located in 15 states.

    Services provided by the Company's hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services and psychiatric services. The Company provides capital resources as well as a variety of management services to its facilities, including central purchasing, data processing, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

                                 RECENT EVENTS

    The Company plans to acquire or develop a number of additional hospitals. In April 1996, the Company entered into an agreement to acquire four behavioral health centers, all located in Pennsylvania (the "First Hospital Facilities"), as well as management contracts for seven other behavioral health centers, four of which are located in Pennsylvania, and 33 acres of land adjacent to the Company's Wellington Regional Medical Center (collectively, the "First Hospital Properties") for $36.5 million and up to $5 million which is contingent on future operating performance. See "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Each of the First Hospital Facilities is the leading provider of behavioral health services in its market. The combination of the First Hospital Facilities and their related outpatient activities plus the four managed units in Pennsylvania create the largest comprehensive behavioral health network in Pennsylvania. The Company believes its historical success in operating behavioral health facilities, when coupled with the acquired contract management business as part of the First Hospital Properties, will make it an effective competitor for new contracts to manage behavioral health units of hospitals.

    The Company is developing, with the participation of Howard Hughes Corporation, a medical complex including a 148-bed acute care hospital, an ambulatory surgery center, a medical office building and a diagnostic center in the community of Summerlin, Nevada, in western Las Vegas. When completed, this facility will enhance the Company's market presence in Las Vegas, which is located in the fastest growing MSA in the nation. (Source: Claritas Business Information Systems ("Claritas"), a market research firm, Forecast 1995-2000).

    In January 1996, the Company broke ground on a 124-bed acute care hospital in Edinburg, Texas. Edinburg, located in close proximity to McAllen, Texas, will enhance the Company's market leadership in McAllen, which is located in the fourth fastest growing MSA in the nation. (Source: Claritas).

                                  THE OFFERING

Class B Common Stock to be offered by the
Company......................................  4,000,000 shares

Class B Common Stock to be offered by the
Selling Stockholder..........................  400,000 shares

Class B Common Stock to be outstanding after
the Offering.................................  29,857,205 shares(1)

Use of proceeds..............................  For repayment of debt incurred to fund acquisitions.

NYSE symbol..................................  UHS

- ------------


(1) Based on the number of shares of Class B Common Stock outstanding as of May 17, 1996. Does not include 1,703,298 shares issuable upon exercise of outstanding options. Also does not include 1,867,572 shares of Class A Common Stock, 187,896 shares of Class C Common Stock and 40,368 shares of Class D Common Stock, all of which were outstanding on May 17, 1996. All of such shares are convertible, on a share-for-share basis, into Class B Common Stock. See "Description of Common Stock."

                         SUMMARY INCOME STATEMENT DATA

                                                                                                 (UNAUDITED)
                                                                                              THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                                MARCH 31,
                          ---------------------------------------------------------    --------------------------------
                                                                            1995                                 1996
                                                                            PRO                                  PRO
                            1992        1993        1994        1995      FORMA(1)       1995        1996      FORMA(1)
                          --------    --------    --------    --------   ----------    --------    --------    --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income
 Data:
 Net revenues..........   $731,227    $761,544    $782,199    $931,126   $1,200,234    $220,715    $271,616    $320,200
Costs and expenses:
 Operating expenses....    285,922     299,645     298,108     361,049      472,749      84,469     102,335     122,815
 Salaries and wages....    265,017     280,041     286,297     329,939      419,136      78,021      94,500     112,199
 Provision for doubtful
  accounts.............     45,008      55,409      58,347      76,905       96,821      17,185      21,767      24,860
 Depreciation and
  amortization.........     49,059      39,599      42,383      51,371       67,887      11,310      14,783      17,263
 Lease and rental
  expense..............     33,854      34,281      34,097      36,068       37,029       8,772       9,405       9,666
 Interest expense,
  net..................     11,414       8,645       6,275      11,195       24,613       1,614       4,648       5,655
 Nonrecurring
  charges..............      --          8,828       9,763      11,610       14,200       --          --          --
                          --------    --------    --------    --------   ----------    --------    --------    --------
   Total operating
  charges..............    690,274     726,448     735,270     878,137    1,132,435     201,371     247,438     292,458
                          --------    --------    --------    --------   ----------    --------    --------    --------
Income before income
  taxes................     40,953      35,096      46,929      52,989       67,799      19,344      24,178      27,742
Provision for income
  taxes................     20,933      11,085      18,209      17,505       25,120       7,503       8,677      10,041
                          --------    --------    --------    --------   ----------    --------    --------    --------
Net income.............    $20,020     $24,011     $28,720     $35,484       42,679     $11,841     $15,501     $17,701
                          --------    --------    --------    --------   ----------    --------    --------    --------
                          --------    --------    --------    --------   ----------    --------    --------    --------
Per Share Data:
 Net income............       $.72        $.86       $1.01       $1.26        $1.33        $.42        $.54        $.54
 Average number of
   shares
   outstanding.........     29,940      29,638      28,778      28,158       32,158      27,884      28,712      32,712

- ------------

(1) The pro forma financial data for the indicated periods assume (i) the acquisition of the First Hospital Properties, and reflect the acquisitions of Aiken, Manatee and Northwest Texas Health; (ii) the dispositions of Westlake Medical Center, Dallas Family Hospital and Universal Medical Center; and (iii) the issuance of the shares of Class B Common Stock offered by the Company hereby and the application of the net proceeds thereof (assuming a public offering price of $24.375 per share) to repay debt incurred to fund the acquisitions of Northwest Texas Health and the First Hospital Properties as described under "Use of Proceeds." Pro forma Statement of Income Data and Per Share Data were prepared as if the acquisitions and related transactions occurred on the first day of the period presented. Prior to the issuance of the Shares offered hereby and the application of the net proceeds from this Offering to repay debt incurred to fund the 1996 acquisitions, pro forma earnings per share for the year ended December 31, 1995 and the quarter ended March 31, 1996 were $1.38 and $.59, respectively. See "Pro Forma Financial Information."

                           SUMMARY BALANCE SHEET DATA
                                                              (UNAUDITED)
                                                              AT MARCH 31,
                                                        ------------------------
                                                                        1996
                                                          1996      PRO FORMA(1)
                                                        --------    ------------
                                                         (DOLLARS IN THOUSANDS)
Working capital......................................   $ 16,125      $ 36,543
Total assets.........................................    767,942       951,028
Long-term borrowings.................................    230,401       306,646
Total debt...........................................    237,381       313,626
Total stockholders' equity...........................    315,826       408,646
- ------------
(1) The pro forma balance sheet data for the indicated date assume (i) the acquisition of the First Hospital Properties, and reflects the acquisition of Northwest Texas Health; and (ii) the application of the net proceeds received by the Company from this Offering (assuming a public offering price of $24.375 per share) to repay debt incurred to fund the acquisitions of Northwest Texas Health and the First Hospital Properties. Pro forma balance sheet data were prepared as if the acquisitions and related transactions occurred as of the balance sheet date. See "Pro Forma Financial Information."

                            SELECTED OPERATING DATA

    The following table shows the bed utilization and occupancy rates for the hospitals operated by the Company as of March 31, 1996, for the periods indicated. Accordingly, the information is presented on a basis different from that used in preparing the historical financial information included herein and included or incorporated by reference in this Prospectus.

                                                                                              (UNAUDITED)
                                                                                           THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                        MARCH 31,
                                   ------------------------------------------------   ----------------------------
                                                                             1995                           1996
                                                                             PRO                            PRO
                                    1992      1993      1994      1995     FORMA(1)    1995      1996     FORMA(1)
                                   -------   -------   -------   -------   --------   -------   -------   --------
Average Licensed Beds
 Acute Care Hospitals............    2,645     2,730     2,788     2,808      3,168     2,789     2,797      3,154
 Behavioral Health Centers.......    1,206     1,216     1,227     1,265      1,631     1,265     1,267      1,633
Hospital Admissions
 Acute Care Hospitals............   83,826    87,174    92,911   100,004    113,476    25,704    27,551     30,887
 Behavioral Health Centers.......   13,505    15,560    16,804    17,888     24,848     4,197     4,298      6,019
Average Length of Patient Stay
 (Days)
 Acute Care Hospitals............      5.8       5.6       5.3       5.1        5.2       5.2       5.1        5.1
 Behavioral Health Centers.......     15.7      13.0      11.6      11.2       12.3      12.0      12.1       13.1
Patient Days(2)
 Acute Care Hospitals............  485,015   486,291   496,462   511,487    585,328   134,470   140,088    158,726
 Behavioral Health Centers.......  211,390   202,047   195,004   200,857    304,800    50,553    52,083     78,659

- ------------

(1) The year ended December 31, 1995 (Pro forma) and the three months ended March 31, 1996 (Pro forma) assumes that the acquisitions of Northwest Texas Health and the First Hospital Facilities occurred on the first day of the period presented.

(2) "Patient Days" is the aggregate sum for all patients of the number of days that hospital care is provided to each patient.

                                  RISK FACTORS

    This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in the Prospectus.

CONCENTRATION OF EARNINGS

    McAllen Medical Center contributed 20% and 21% of the Company's net revenues and 36% and 35% of the Company's earnings before interest, income taxes, depreciation, amortization, lease and rental expense and non-recurring transactions ("EBITDAR"), for the two years ended December 31, 1995 and 1994, respectively, excluding the effect of the special Medicaid reimbursements received at two of the Company's Texas acute care hospitals of $12.6 million and $12.7 million for the years ended December 31, 1995 and 1994, respectively (the "Indigent Care Reimbursements"). On a pro forma basis, assuming that the acquisitions of Northwest Texas Health (acquired in May 1996), the First Hospital Facilities (acquisition pending), Aiken (acquired in July 1995) and Manatee (acquired in August 1995), and the dispositions of Dallas Family Hospital, Westlake Medical Center (both disposed of in July 1995) and Universal Medical Center (disposed of in October 1995) occurred on January 1, 1995 (the "Adjustments"), and excluding the Indigent Care Reimbursements, McAllen Medical Center would have contributed 15% of the Company's net revenues for the year ended December 31, 1995 and 30% of the Company's EBITDAR for such period.

    Valley Hospital Medical Center ("Valley Hospital") contributed 18% and 19% of the Company's net revenues and 30% and 35% of the Company's EBITDAR, for the years ended December 31, 1995 and 1994, excluding the Indigent Care Reimbursements. On a pro forma basis, taking into account the Adjustments and excluding the Indigent Care Reimbursements, Valley Hospital would have contributed 14% of the Company's net revenues for the year ended December 31, 1995 and 24% of the Company's EBITDAR for such period.

    Assuming the Adjustments and excluding the Indigent Care Reimbursements, Manatee would have contributed 11% of the Company's net revenues for the year ended December 31, 1995 and 12% of the Company's EBITDAR for such period.

    Any adverse change in the condition or in the results of operations of these hospitals could have a material adverse effect on the Company.

COMPETITION

    The healthcare industry has been characterized in recent years by increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient settings, a decrease in patients' average length of stay and increased consolidation. The principal factors contributing to these trends are advances in medical technology, cost-containment efforts by managed care payors, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. With a few exceptions, physicians are not employees of the Company's hospitals and members of the medical staffs of the Company's hospitals also serve on the medical staffs of hospitals not owned by the Company and may terminate their affiliation with the Company's hospitals at any time. The Company's future success will depend, in part, on the ability of the Company's hospitals to continue to attract and maintain staff physicians and to organize and structure integrated healthcare delivery systems with other healthcare providers and physician practice groups. There can be no assurance that the Company's hospitals will continue to be able, on terms favorable to the Company, to attract physicians to their staffs, or to organize and structure integrated healthcare delivery systems, for which other healthcare companies with greater financial resources or a wider range of services may be competing.

LIMITS ON REIMBURSEMENT

    The Company derives a substantial portion of its net revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on the growth rates of the reimbursement programs and, in some cases, in reduced levels of reimbursement for healthcare services, and additional changes are anticipated. Such changes are likely to result in further limitations on reimbursement levels. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. The Company is unable to predict the effect that these changes will have on its operations. Furthermore, limits on the scope of services reimbursed or on reimbursement rates and fees could have a material adverse effect on the financial results of the Company's operations. See "--Health Reform Legislation" and "Business--Sources of Revenue."

HEALTH REFORM LEGISLATION

    In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals that have been introduced are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens and increase payments by beneficiaries. The Company cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on the Company's business. In Texas, a law has been passed which mandates that the State apply for a waiver from current Medicaid regulations to allow it to require that certain Medicaid participants be serviced through managed care providers. The Company is unable to predict whether Texas will be granted such a waiver or the effect on the Company's business of such law. Upon meeting certain conditions, and serving a disproportionately high share of Texas' low income patients, McAllen Medical Center, Edinburg Hospital and Northwest Texas Health received an aggregate of $25.8 million under the Texas Medical Assistance Program for the year ended December 31, 1995. The Texas Medical Assistance Program instituted lower reimbursement rates commencing September 1, 1995, and such Program is scheduled to terminate in August 1996. The Company cannot predict whether this Program will continue beyond the scheduled termination date.

LIABILITY INSURANCE


    Prior to January 1, 1996, most of the Company's subsidiaries were self-insured for general liability risks for claims limited to $5 million per occurrence and for professional liability risks for claims limited to $25 million per occurrence. Effective January 1, 1996, the Company's self-insured subsidiaries purchased general and professional liability insurance coverage for a three year term with a commercial insurer. These policies include coverage for claims in excess of $5 million and limited to $25 million per occurrence and have an unlimited aggregate. Coverage in excess of these limits up to $100 million is maintained with major insurance carriers.

CONTROL BY PRINCIPAL STOCKHOLDER


    Alan B. Miller, the Company's Chairman of the Board, President and Chief Executive Officer, controls approximately 88% and, upon consummation of this Offering, will control approximately 84% of the general voting power of UHS, including shares of Class A Common Stock and Class C Common Stock owned by two directors of the Company which Mr. Miller, pursuant to the Stockholders' Agreement among Mr. Miller and such directors, has the right to vote under certain circumstances. Mr. Miller also controls an aggregate of 99% of Class A Common Stock and 99% of Class C Common Stock and upon consummation of the Offering will control 99% of Class A Common Stock and 99% of Class C Common Stock. As such, Mr. Miller can elect 80% of the Board of Directors of UHS and accomplish a merger, sale, transfer of assets or other significant transaction without the approval of UHS' other stockholders.


                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of Shares being offered by it in this Offering, after deducting underwriting discounts and the estimated expenses of this Offering, are estimated to be $92.8 million, assuming a public offering price of $24.375 per share ($108.2 million if the Underwriter's over-allotment option is exercised in full). Such proceeds will be used by the Company for the repayment of borrowings under the Company's revolving credit facility, which totaled approximately $169 million as of May 30, 1996, which were incurred to fund the purchases of Northwest Texas Health and the advance to the seller of the First Hospital Properties. Borrowings under the Company's revolving credit facility bear interest at either (i) the prime rate or the sum of the certificate of deposit rate and between 0.625% to 1.125%; or (ii) in the case of Eurodollar loans, the sum of the Eurodollar rate and between 0.500% to 1.000%. The revolving credit facility matures in March 2000. After application of the proceeds from this Offering, $148.8 million will be available to the Company under the revolving credit facility. The Company expects to borrow under the revolving credit facility as needed in connection with acquisitions, although the Company has no understandings or agreements with respect to any such acquisitions, and other corporate purposes. Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., is the lead lender under the Company's revolving credit facility. Approximately 18% of the net proceeds of this Offering will be used to repay Morgan Guaranty Trust Company of New York. See "Underwriting."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at March 31, 1996, and such capitalization, as adjusted to give effect to the acquisitions of Northwest Texas Health and the First Hospital Properties, the sale of the Shares offered hereby (assuming a public offering price of $24.375 per share) and the application of the net proceeds therefrom as described in "Use of Proceeds."


                                                                             MARCH 31, 1996
                                                                          --------------------
                                                                                         AS
                                                                           ACTUAL     ADJUSTED
                                                                          --------    --------
                                                                             (IN THOUSANDS)
Long-Term Debt, net of current portion:
Notes payable (including obligations under capitalized leases of
  $12,903 at March 31, 1996) with varying maturities through 2001......   $ 18,575    $ 18,575
Mortgages payable, with varying maturities through 2000................      2,069       2,069
Revolving credit and demand notes......................................     14,575      90,820
Commercial paper.......................................................     50,000      50,000
Revenue bonds:
    with varying maturities through 2015...............................     18,200      18,200
8 3/4% Senior Notes due 2005, net of unamortized discount of $1,038....    133,962     133,962
                                                                          --------    --------
      Total Long-Term Debt.............................................    237,381     313,626
        Less: Amounts due within one year..............................      6,980       6,980
                                                                          --------    --------
                                                                          $230,401    $306,646
                                                                          --------    --------
Common Stockholders' Equity:
Class A Common Stock, voting, $.01 par value; authorized 12,000,000 shares; issued and outstanding 2,181,054 shares at March 31, 1996;
  1,867,572 shares issued and oustanding, as adjusted..................         22          19
Class B Common Stock, limited voting, $.01 par value; authorized
  50,000,000 shares; issued and outstanding 25,480,886 shares at March
  31, 1996; 29,825,716 shares issued and outstanding, as adjusted......        255         298
Class C Common Stock, voting, $.01 par value; authorized 1,200,000 shares; issued and outstanding 219,244 shares at March 31, 1996;
  187,896 shares issued and outstanding, as adjusted...................          2           2
Class D Common Stock, limited voting, $.01 par value; authorized
  5,000,000 shares; issued and outstanding 40,632 shares at March 31,
  1996; 40,632 shares issued and oustanding, as adjusted...............          0           0
Capital in excess of par value, net of deferred compensation of $516 at
  March 31, 1996.......................................................     92,366     185,146
Retained earnings......................................................    223,181     223,181
                                                                          --------    --------
      Total Stockholders' Equity                                           315,826     408,646
                                                                          --------    --------
      Total Capitalization                                                $553,207    $722,272
                                                                          --------    --------
                                                                          --------    --------

                        PRO FORMA FINANCIAL INFORMATION

    The Company has entered into an agreement to purchase (i) substantially all of the assets and operations of four behavioral health centers located in Pennsylvania; (ii) management contracts for seven other behavioral health centers; and (iii) 33 acres of land adjacent to the Company's Wellington Regional Medical Center, for $36.5 million and up to an additional $5 million which is contingent upon the future operating performance of the acquired assets. In May 1996, the Company advanced $36.5 million to the seller pursuant to a term note, which is secured by the stock of the subsidiaries to be acquired by the Company. The term note matures upon the earlier of the granting of regulatory approval and the closing of the purchase transaction, or October 31, 1996. Also in connection with this transaction, the Company entered into a $7 million loan agreement which is secured by the stock of the subsidiaries to be acquired by the Company. The $7 million note, the term of which may be extended upon closing of the above mentioned purchase transaction, is scheduled to mature upon the earlier of the granting of regulatory approval and the closing of the purchase transaction described above, or October 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    In May 1996, the Company acquired substantially all of the assets and operations of Northwest Texas Healthcare Systems, a 360-bed medical complex located in Amarillo, Texas for $126 million in cash. The assets acquired include the real and personal property, working capital and tangible assets. The Company also will be required to pay additional amounts to the seller equal to 15% of any amount of the hospital's earnings before depreciation, interest and taxes in excess of $24 million in each year of the seven year period commencing April 1, 1996 and ending March 31, 2003. In addition, under terms of the agreement, the seller will pay the Company $8 million per year for the first four years and $6 million per year (subject to certain adjustments for inflation) for up to an additional 36 years to help support the cost of medical services to indigent patients.


    In August 1995, the Company acquired substantially all of the assets of Manatee Memorial Hospital, a 512-bed acute care hospital located in Bradenton, Florida for $139 million in cash and assumption of net liabilities of approximately $4 million. The assets acquired include the real and personal property, working capital and intangible assets.

    In July, 1995, the Company acquired the operations and fixed assets of Aiken Regional Medical Centers, including Aiken Regional Medical Center, The Carolina Cancer Center and the Aurora Pavilion from a subsidiary of Columbia/HCA Healthcare Corporation ("Columbia"). The acquired assets included the real property and moveable equipment together with intangible assets and certain working capital accounts, excluding accounts receivable.

    In exchange for Aiken, the Company transferred to Columbia the assets and operations of Westlake Medical Center and Dallas Family Hospital and approximately $44 million in cash. In connection with the Aiken transaction, the Company acquired the property of Westlake Medical Center which it leased from Universal Health Realty Income Trust ("UHT"), in exchange for other property consisting of additional real estate assets owned by the Company but related to three acute care facilities owned by UHT and operated by the Company, which were transferred to and leased back from UHT. These additional real estate assets represent major additions and expansions made to the facilities since the purchase of the properties from the Company in 1986. The Westlake property was then transferred to Columbia. In addition to the Westlake property, the real and personal property of Dallas Family Hospital, and certain working capital accounts of both facilities, excluding accounts receivable, were acquired by Columbia.

    In October 1995, the Company sold the real and personal property and substantially all of the operating assets of Universal Medical Center, a 202-bed acute care hospital, located in Plantation, Florida for approximately $19.5 million in cash.

    All of the acquisitions have been accounted for as purchases by the Company and the operating results of the entities have been included in the Company's historical operating results from their respective dates of acquisition.


    The Pro Forma Condensed Consolidated Statements of Income were prepared as if the above transactions and the Offering occurred as of January 1, 1995. The Pro Forma Condensed Consolidated Balance Sheet was prepared as if the above transactions occurred on March 31, 1996. These pro forma financial statements should be read in connection with the historical financial statements and notes thereto included elsewhere or incorporated by reference in this Prospectus.



    The pro forma financial information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the transactions and the Offering had been consummated at the beginning of the periods presented, nor does it purport to present the future financial position and results of operations for future periods.

                                UNIVERSAL HEALTH SERVICES, INC.
                         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                         MARCH 31, 1996
                                          (UNAUDITED)
                                         (IN THOUSANDS)

                                                           1996 ACQUISITIONS
                                                      ---------------------------
                                            THE       NORTHWEST        FIRST           OTHER         THE
                                          COMPANY       TEXAS         HOSPITAL       PRO FORMA     COMPANY
                                         HISTORICAL   HEALTH (A)   PROPERTIES (B)   ADJUSTMENTS   PRO FORMA
                                         ----------   ----------   --------------   -----------   ---------
   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............   $     762   $ (125,565)     $(43,500)      $ 169,065(C) $    762
  Accounts receivable, net.............     116,400       16,764         7,099          --         140,263
  Other current assets.................      23,892        9,816           760          --          34,468
  Deferred income taxes................      15,304       --           --               --          15,304
                                         ----------   ----------   --------------   -----------   ---------
    TOTAL CURRENT ASSETS...............     156,358      (98,985)      (35,641)        169,065     190,797
                                         ----------   ----------   --------------   -----------   ---------
Property and equipment, net............     411,215       85,785        32,000          --         529,000
Other Assets:
  Excess of cost over fair value of net
    tangible assets acquired...........     134,421       22,362         1,500          --         158,283
  Deferred income taxes................      18,717       --           --               --          18,717
  Deferred charges and other...........      47,231       --             7,000          --          54,231
                                         ----------   ----------   --------------   -----------   ---------
    TOTAL ASSETS.......................   $ 767,942   $    9,162      $  4,859       $ 169,065    $951,028
                                         ----------   ----------   --------------   -----------   ---------
                                         ----------   ----------   --------------   -----------   ---------
    LIABILITIES AND STOCKHOLDERS'
      EQUITY
CURRENT LIABILITIES:
  Current maturities of debt...........   $   6,980   $   --          $--            $  --        $  6,980
  Accounts payable and accrued
    expenses...........................     126,871        9,162         4,859          --         140,892
  Federal and state taxes..............       6,382       --           --               --           6,382
                                         ----------   ----------   --------------   -----------   ---------
    TOTAL CURRENT LIABILITIES..........     140,233        9,162         4,859          --         154,254
                                         ----------   ----------   --------------   -----------   ---------
Other non-current liabilities..........      81,482       --           --               --          81,482
Long-term debt, net of current
  maturities...........................     230,401       --           --               76,245(D)  306,646
Common stockholders' equity............     315,826       --           --               92,820(E)  408,646
                                         ----------   ----------   --------------   -----------   ---------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY...........................   $ 767,942   $    9,162      $  4,859       $ 169,065    $951,028
                                         ----------   ----------   --------------   -----------   ---------
                                         ----------   ----------   --------------   -----------   ---------


The accompanying notes and management's assumptions are an integral part of this statement.

                                UNIVERSAL HEALTH SERVICES, INC.
                       PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                              FOR THE YEAR ENDED DECEMBER 31, 1995
                                          (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                      1996 ACQUISITIONS
                                                    1995         ---------------------------                    THE
                                    THE         ACQUISITIONS     NORTHWEST        FIRST           OTHER       COMPANY
                                  COMPANY           AND            TEXAS         HOSPITAL       PRO FORMA       PRO
                                 HISTORICAL   DIVESTITURES (F)   HEALTH (G)   PROPERTIES (H)   ADJUSTMENTS     FORMA
                                 ----------   ----------------   ----------   --------------   -----------   ----------
Net Revenues...................  $  931,126       $ 75,311        $ 148,804      $ 44,993      $   --        $1,200,234
Operating charges:
 Operating expenses............     361,049         31,884           66,837        12,979          --           472,749
 Salaries and wages............     329,939         17,560           50,890        20,747          --           419,136
 Provision for doubtful
  accounts.....................      76,905          6,497           11,712         1,707          --            96,821
 Depreciation and
  amortization.................      51,371          6,595            7,789         2,132          --            67,887
 Lease and rental expense......      36,068            151              605           205          --            37,029
 Interest expense, net.........      11,195          8,904           --           --                 4,514(J)     24,613
 Non-recurring charges.........      11,610          2,590           --           --               --            14,200
                                 ----------        -------       ----------       -------      -----------   ----------
     Total expenses............     878,137         74,181          137,833        37,770            4,514    1,132,435
                                 ----------        -------       ----------       -------      -----------   ----------
Income before income taxes.....      52,989          1,130           10,971         7,223           (4,514)      67,799
Provision for income taxes.....      17,505            822           --             1,574            5,219(K)     25,120
                                 ----------        -------       ----------       -------      -----------   ----------
Net income.....................  $   35,484       $    308        $  10,971      $  5,649      $    (9,733)  $   42,679
                                 ----------        -------       ----------       -------      -----------   ----------
                                 ----------        -------       ----------       -------      -----------   ----------
Earnings per common and common
  equivalent share.............  $     1.26                                                                  $     1.33
                                 ----------                                                                  ----------
                                 ----------                                                                  ----------
Weighted average number of
 common shares and
 equivalents...................  28,158,000                                                                  32,158,000
                                 ----------                                                                  ----------
                                 ----------                                                                  ----------



    Prior to the issuance of the Shares offered hereby and the application of the net proceeds from this Offering to repay debt incurred to fund the 1996 acquisitions, pro forma earnings per share for the year ended December 31, 1995 were $1.38.


The accompanying notes and management's assumptions are an integral part of this statement.

                                UNIVERSAL HEALTH SERVICES, INC.
                       PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                              FOR THE QUARTER ENDED MARCH 31, 1996
                                          (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         1996 ACQUISITIONS
                                                       ----------------------
                                                       NORTHWEST     FIRST
                                             THE         TEXAS      HOSPITAL       OTHER         THE
                                           COMPANY      HEALTH     PROPERTIES    PRO FORMA     COMPANY
                                          HISTORICAL      (G)         (H)       ADJUSTMENTS   PRO FORMA
                                          ----------   ---------   ----------   -----------   ----------
Net Revenues............................    $271,616    $36,369     $ 12,215      $--           $320,200
Operating charges:
  Operating expenses....................     102,335     17,120        3,605         (245)(I)    122,815
  Salaries and wages....................      94,500     12,346        5,353       --            112,199
  Provision for doubtful accounts.......      21,767      2,726          367       --             24,860
  Depreciation and amortization.........      14,783      1,947          533       --             17,263
  Lease and rental expense..............       9,405        188           73       --              9,666
  Interest expense, net.................       4,648      --          --            1,007(J)       5,655
                                          ----------   ---------   ----------   -----------   ----------
      Total expenses....................     247,438     34,327        9,931          762        292,458
                                          ----------   ---------   ----------   -----------   ----------
Income before income taxes..............      24,178      2,042        2,284         (762)        27,742
Provision for income taxes..............       8,677      --             542          822(K)      10,041
                                          ----------   ---------   ----------   -----------   ----------
Net income..............................    $ 15,501    $ 2,042     $  1,742      $(1,584)    $   17,701
                                          ----------   ---------   ----------   -----------   ----------
                                          ----------   ---------   ----------   -----------   ----------
Earnings per common and common
  equivalent share......................       $0.54                                               $0.54
                                          ----------                                          ----------
                                          ----------                                          ----------
Weighted average number of common shares
  and equivalents.......................  28,712,000                                          32,712,000
                                          ----------                                          ----------
                                          ----------                                          ----------



    Prior to the issuance of the Shares offered hereby and the application of the net proceeds from this Offering to repay debt incurred to fund the 1996 acquisitions, pro forma earnings per share for the quarter ended March 31, 1996 were $.59.


The accompanying notes and management's assumptions are an integral part of this statement.

                        UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                         NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
                     PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(A) NORTHWEST TEXAS HEALTH ACQUISITION:

                                                                    PRO FORMA ADJUSTMENTS
                                                               -------------------------------
                                               NORTHWEST
                                                 TEXAS            ASSETS AND       ALLOCATION      NORTHWEST
                                                 HEALTH          LIABILITIES       OF PURCHASE    TEXAS HEALTH
                                             HISTORICAL(1)     NOT ACQUIRED(2)     PRICE(3)(4)    ACQUISITION
                                             --------------    ----------------    -----------    ------------
   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............      $ 33,200           $(33,200)        $ (125,565)    $ (125,565)
  Accounts receivable, net................        16,764            --                 --              16,764
  Other current assets....................        46,518            (36,702)           --               9,816
                                             --------------        --------        -----------    ------------
      TOTAL CURRENT ASSETS................        96,482            (69,902)          (125,565)       (98,985)
                                             --------------        --------        -----------    ------------
Property and equipment, net...............        65,176            --                  20,609         85,785
Other Assets:
  Excess of cost over fair value of net
    tangible assets acquired..............       --                 --                  22,362         22,362
  Deferred charges and other..............         4,132             (4,132)           --             --
                                             --------------        --------        -----------    ------------
      TOTAL ASSETS........................      $165,790           $(74,034)        $  (82,594)    $    9,162
                                             --------------        --------        -----------    ------------
                                             --------------        --------        -----------    ------------
    LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES:
  Current maturities of debt..........      $  1,375           $ (1,375)        $  --          $  --
  Accounts payable and accrued expenses...        14,954             (5,792)           --               9,162
                                             --------------        --------        -----------    ------------
      TOTAL CURRENT LIABILITIES...........        16,329             (7,167)           --               9,162
Other non-current liabilities.............           592               (592)           --             --
Long-term debt, net of current
  maturities..............................         6,205             (6,205)           --             --
Common stockholders' equity...............       142,664            (60,070)           (82,594)       --
                                             --------------        --------        -----------    ------------
      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY............................      $165,790           $(74,034)        $  (82,594)    $    9,162
                                             --------------        --------        -----------    ------------
                                             --------------        --------        -----------    ------------

- -------------------

           (1) To reflect the historical cost basis of the assets and liabilities of the Northwest Texas Healthcare System.

           (2) To eliminate assets and liabilities not being acquired or assumed.

           (3) To allocate purchase price based on fair value of assets acquired, and liabilities assumed.

           (4) The allocation of the purchase price excludes contingent consideration.

                      UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                       NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(B) FIRST HOSPITAL PROPERTIES ACQUISITION:

                                                                     PRO FORMA ADJUSTMENTS
                                                                 ------------------------------
                                                    FIRST                                             FIRST
                                                  HOSPITAL         ASSETS AND       ALLOCATION      HOSPITAL
                                                 PROPERTIES        LIABILITIES      OF PURCHASE    PROPERTIES
                                                HISTORICAL(1)    NOT ACQUIRED(2)    PRICE(3)(4)    ACQUISITION
                                                -------------    ---------------    -----------    -----------
   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................      $   522          $    (522)       $ (43,500)     $ (43,500)
  Accounts receivable, net...................       10,435             (3,336)          --              7,099
  Other current assets.......................        8,245             (7,485)          --                760
                                                -------------    ---------------    -----------    -----------
      TOTAL CURRENT ASSETS...................       19,202            (11,343)         (43,500)       (35,641)
                                                -------------    ---------------    -----------    -----------
Property and equipment, net..................       20,234            --                11,766         32,000
Other Assets:
  Excess of cost over fair value of net
    tangible assets acquired.................       --                --                 1,500          1,500
  Deferred charges and other.................        9,933             (9,933)           7,000          7,000
                                                -------------    ---------------    -----------    -----------
      TOTAL ASSETS...........................      $49,369          $ (21,276)       $ (23,234)     $   4,859
                                                -------------    ---------------    -----------    -----------
                                                -------------    ---------------    -----------    -----------
    LIABILITIES AND STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES:
  Current maturities of debt.............      $ 2,486          $  (2,486)       $  --          $  --
  Accounts payable and accrued expenses......        7,636             (2,777)          --              4,859
                                                -------------    ---------------    -----------    -----------
      TOTAL CURRENT LIABILITIES..............       10,122             (5,263)          --              4,859
Other non-current liabilities................
Long-term debt, net of current maturities....       15,434            (15,434)          --             --
Common stockholders' equity..................       23,813               (579)         (23,234)        --
                                                -------------    ---------------    -----------    -----------
      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY...............................      $49,369          $ (21,276)       $ (23,234)     $   4,859
                                                -------------    ---------------    -----------    -----------
                                                -------------    ---------------    -----------    -----------

- -------------------

           (1) To reflect the historical cost basis of the assets and liabilities of the First Hospital Properties.

           (2) To eliminate assets and liabilities not being acquired or assumed.

           (3) To allocate purchase price based on fair value of assets acquired, and liabilities assumed.

           (4) The allocation of the purchase price excludes contingent consideration.

- -------------------

(C) To record the cash proceeds from the issuance of common stock and
borrowings     $169,065


(D) To record the net borrowings necessary to finance the 1996
transactions               76,245



(E) To record the issuance of 4,000,000 shares at $24.375, net of offering
costs            92,820

                      UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                       NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(F) To reflect the historical revenues and expenses of the hospitals acquired and divested as part of the Manatee, Aiken and Universal Medical Center transactions. The revenues and expenses of Manatee, Aiken, Westlake, Dallas Family and Universal Medical Center reflected in the table below are for the period from January 1, 1995 through the respective dates of acquisition or divestiture.

                                                THE AIKEN TRANSACTION
                                            -----------------------------   UNIVERSAL       PRO           1995
                                                                  DALLAS     MEDICAL       FORMA      TRANSACTIONS,
                                  MANATEE    AIKEN    WESTLAKE    FAMILY     CENTER     ADJUSTMENTS        NET
                                  -------   -------   --------   --------   ---------   -----------   -------------
Net Revenues....................  $86,133   $44,233   $(16,032)  $(10,523)  $ (23,665)    $(4,835)(1)    $75,311
Operating charges:
 Operating expenses.............   35,469    20,247     (7,965)    (4,691)    (11,843)        667(2)      31,884
 Salaries and wages.............   26,368    12,474     (7,061)    (4,354)     (9,867)     --             17,560
 Provision for doubtful
  accounts......................    5,945     5,638     (1,775)    (2,228)     (1,083)     --              6,497
 Depreciation and
  amortization..................    3,980     1,907     (1,295)      (884)     (1,375)      4,262(3)       6,595
 Lease and rental expense.......    1,174       576     (1,813)      (562)       (417)      1,193(4)         151
 Interest expense, net..........    7,334        92      --         --         --           1,478(5)       8,904
 Non-recurring charges..........    --        --         --         --          5,251      (2,661)(6)      2,590
 Management fees................    2,446     1,299      --         --         --          (3,745)(7)     --
                                  -------   -------   --------   --------   ---------   -----------   -------------
   Total expenses...............   82,716    42,233    (19,909)   (12,719)    (19,334)      1,194         74,181
                                  -------   -------   --------   --------   ---------   -----------   -------------
Income (loss) before income
  taxes.........................    3,417     2,000      3,877      2,196      (4,331)     (6,029)         1,130
Provision (benefit) for income
  taxes.........................    --          822      --         --         --          --                822
                                  -------   -------   --------   --------   ---------   -----------   -------------
Net income (loss)...............  $ 3,417   $ 1,178   $  3,877   $  2,196   $  (4,331)    $(6,029)       $   308
                                  -------   -------   --------   --------   ---------   -----------   -------------
                                  -------   -------   --------   --------   ---------   -----------   -------------

- ------------

                                                                                    YEAR ENDED
                                                                                 DECEMBER 31, 1995
                                                                                 -----------------
(1)   Adjustments to Net Revenues--
      . To eliminate nonoperating income at Manatee...........................        ($3,335)
      . To eliminate management fees charged by UHS to Manatee................         (1,500)
                                                                                       ------
      Total adjustments to Net Revenues.......................................         (4,835)
                                                                                       ------
                                                                                       ------
(2)   To adjust operating expenses at Manatee for state and local taxes and
      other operating expenses................................................            667
                                                                                       ------
                                                                                       ------
(3)   Adjustments to Depreciation and amortization--
      . To eliminate historical depreciation expense at Manatee and Aiken.....         (5,887)
      . To record historical depreciation and amortization expense based on average depreciable lives of 20 years for buildings and improvements, 5 years for equipment and 15 years for the amortization of goodwill at
        Manatee and Aiken.....................................................         10,574
      . To adjust historical depreciation expense on the real property
        transferred to UHT as part of the Aiken transaction...................           (425)
                                                                                       ------
      Total adjustments to Depreciation and amortization......................          4,262
                                                                                       ------
                                                                                       ------
(4)   To record lease and rental expense relating to the assets transferred
        from UHS to UHT.......................................................          1,193
                                                                                       ------
                                                                                       ------
(5)   Adjustment to interest expense, net--
      . To eliminate historical interest expense at Manatee and Aiken.........         (7,426)
      . To record interest savings on UMC proceeds............................         (1,100)
      . To record interest on borrowings to finance the purchase transactions using borrowings generated from the Company's $135 million Senior
        Notes, commercial paper and revolving credit facilities...............         10,004
                                                                                       ------
      Total adjustments to Interest expense, net..............................          1,478
                                                                                       ------
                                                                                       ------
(6)   To eliminate the loss on the Aiken transaction recorded in 1995.........         (2,661)
                                                                                       ------
                                                                                       ------
(7)   To eliminate management fees paid to affiliates.........................         (3,745)
                                                                                       ------
                                                                                       ------

                     UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                      NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(G) NORTHWEST TEXAS HEALTH ACQUISITION

                                    YEAR ENDED DECEMBER 31, 1995
- -----------------------------------------------------------------------------------------------------
                                                      NORTHWEST                           NORTHWEST
                                                    TEXAS HEALTH         PRO FORMA       TEXAS HEALTH
                                                     HISTORICAL         ADJUSTMENTS       PRO FORMA
                                                  -----------------    --------------    ------------

Net Revenues...................................       $ 152,717           $ (3,913)(1)     $148,804
Operating charges:
 Operating expenses............................          62,487              4,350(2)        66,837
 Salaries and wages............................          50,890            --                50,890
 Provision for doubtful accounts...............          11,712            --                11,712
 Depreciation and amortization.................           8,724               (935)(3)        7,789
 Lease and rental expense......................             605            --                   605
 Interest expense, net.........................             636               (636)(4)       --
                                                       --------            -------       ------------
     Total expenses............................         135,054              2,779          137,833
                                                       --------            -------       ------------
Income before income taxes.....................          17,663             (6,692)          10,971
Provision for income taxes.....................        --                  --                --
                                                       --------            -------       ------------
Net income.....................................       $  17,663           $ (6,692)        $ 10,971
                                                       --------            -------       ------------
                                                       --------            -------       ------------

                                  THREE MONTHS ENDED MARCH 31, 1996
- -----------------------------------------------------------------------------------------------------
                                                      NORTHWEST                           NORTHWEST
                                                    TEXAS HEALTH         PRO FORMA       TEXAS HEALTH
                                                     HISTORICAL        ADJUSTMENTS(5)     PRO FORMA
                                                  -----------------    --------------    ------------
Net Revenues...................................       $  37,519           $ (1,150)(1)     $ 36,369
Operating charges:
 Operating expenses............................          16,419                701(2)        17,120
 Salaries and wages............................          12,346            --                12,346
 Provision for doubtful accounts...............           2,726            --                 2,726
 Depreciation and amortization.................           2,091               (144)(3)        1,947
 Lease and rental expense......................             188            --                   188
 Interest expense, net.........................             112               (112)(4)       --
                                                       --------            -------       ------------
     Total expenses............................          33,882                445           34,327
                                                       --------            -------       ------------
Income before income taxes.....................           3,637             (1,595)           2,042
Provision for income taxes.....................        --                  --                --
                                                       --------            -------       ------------
Net income.....................................       $   3,637           $ (1,595)        $  2,042
                                                       --------            -------       ------------
                                                       --------            -------       ------------

- ------------

                                                                YEAR ENDED        THREE MONTHS ENDED
                                                             DECEMBER 31, 1995      MARCH 31, 1996
                                                             -----------------    ------------------
(1)   Adjustments to Net Revenues--
      . To eliminate nonoperating income of net assets
      not acquired........................................        $(3,689)             $ (1,066)
      . To eliminate ad valorem tax revenue at Northwest
      Texas Health........................................         (8,224)               (2,084)
      . To record indigent care receipts at Northwest
      Texas Health........................................          8,000                 2,000
                                                                  -------               -------
      Total adjustments to Net Revenues...................         (3,913)               (1,150)
                                                                  -------               -------
                                                                  -------               -------
(2)   To increase operating expenses at Northwest Texas
      Health for state and local taxes and other operating
      expenses, net of assumed contractual cost savings of
      $1 million annually.................................          4,350                   701
                                                                  -------               -------
                                                                  -------               -------
(3)   Adjustments to Depreciation and amortization
      expense--
      . To eliminate historical depreciation expense at
        Northwest Texas Health............................        $(8,724)             $ (2,091)

                    UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                     NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                YEAR ENDED        THREE MONTHS ENDED
                                                             DECEMBER 31, 1995      MARCH 31, 1996
                                                             -----------------    ------------------
      . To record historical depreciation and amortization
        expense based on average depreciable lives of 25
        years for buildings and improvements, 7 years for
        equipment and 15 years for the amortization of
        goodwill at Northwest Texas Health................          7,789                 1,947
                                                                  -------               -------
      Total adjustments to Depreciation and
        amortization......................................           (935)                 (144)
                                                                  -------               -------
                                                                  -------               -------
(4)   To eliminate historical interest expense............           (636)                 (112)
                                                                  -------               -------
                                                                  -------               -------
(5)   The allocation of the purchase price excludes
      contingent consideration.

- -------------------

(H) FIRST HOSPITAL PROPERTIES ACQUISITION

                                   YEAR ENDED DECEMBER 31, 1995
                                   ----------------------------
                                                            FIRST                           FIRST
                                                          HOSPITAL                        HOSPITAL
                                                         PROPERTIES         PRO FORMA     PROPERTIES
                                                         HISTORICAL        ADJUSTMENTS    PRO FORMA
                                                      -----------------    -----------    ---------
Net Revenues.......................................        $44,993           $--           $44,993
Operating charges:
  Operating expenses...............................         12,729               250(1)     12,979
  Salaries and wages...............................         20,747            --            20,747
  Provision for doubtful accounts..................          1,707            --             1,707
  Depreciation and amortization....................          1,830               302(2)      2,132
  Lease and rental expense.........................            205            --               205
  Interest expense, net............................          1,883            (1,883)(3)     --
  Management fees..................................          2,752            (2,752)(4)     --
                                                          --------         -----------    ---------
      Total expenses...............................         41,853            (4,083)       37,770
                                                          --------         -----------    ---------
Income before income taxes.........................          3,140             4,083         7,223
Provision for income taxes.........................          1,574            --             1,574
                                                          --------         -----------    ---------
Net income.........................................        $ 1,566           $ 4,083       $ 5,649
                                                          --------         -----------    ---------
                                                          --------         -----------    ---------


                                 THREE MONTHS ENDED MARCH 31, 1996
                                 ---------------------------------
                                                            FIRST                           FIRST
                                                          HOSPITAL                        HOSPITAL
                                                         PROPERTIES         PRO FORMA     PROPERTIES
                                                         HISTORICAL        ADJUSTMENTS    PRO FORMA
                                                      -----------------    -----------    ---------
Net Revenues.......................................        $12,215           $--           $12,215
Operating charges:
  Operating expenses...............................          3,542                63(1)      3,605
  Salaries and wages...............................          5,353            --             5,353
  Provision for doubtful accounts..................            367            --               367
  Depreciation and amortization....................            451                82(2)        533
  Lease and rental expense.........................             73            --                73
  Interest expense, net............................            449              (449)(3)     --
  Management fees..................................            562              (562)(4)     --
                                                          --------         -----------    ---------
      Total expenses...............................         10,797              (866)        9.931
                                                          --------         -----------    ---------
Income before income taxes.........................          1,418               866         2,284
Provision for income taxes.........................            542            --               542
                                                          --------         -----------    ---------
Net income (loss)..................................        $   876           $   866       $ 1,742
                                                          --------         -----------    ---------
                                                          --------         -----------    ---------

                    UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                     NOTES TO MANAGEMENT'S ASSUMPTIONS TO UNAUDITED
           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

- ------------

                                                                YEAR ENDED        THREE MONTHS ENDED
                                                             DECEMBER 31, 1995      MARCH 31, 1996
                                                             -----------------    ------------------
(1)   To adjust operating expenses at the First Hospital
      Properties for increases in operating expenses......        $   250               $   63
                                                                  -------               ------
                                                                  -------               ------
(2)   Adjustments to depreciation and amortization
      expense--
      . To eliminate historical depreciation expense at
      the
      First Hospital Properties...........................         (1,830)                (451)
      . To record historical depreciation and amortization
        expense based on average depreciable lives of 25
        years for buildings and improvements, 7 years for
        equipment and 15 years for the amortization of
        goodwill at the First Hospital Properties.........          2,132                  533
                                                                  -------               ------
      Total adjustments to Depreciation and
        amortization......................................            302                   82
                                                                  -------               ------
                                                                  -------               ------
(3)   To eliminate historical interest expense............         (1,883)                (449)
                                                                  -------               ------
                                                                  -------               ------
(4)   To eliminate management fees paid to an affiliate of
      the First Hospital Properties.......................         (2,752)                (562)
                                                                  -------               ------
                                                                  -------               ------
(5)   The allocation of the purchase price excludes
      contingent consideration.

- -------------------


(I)   To eliminate acquisition costs incurred by UHS
        related to Northwest Texas Health and the First
        Hospital Properties...............................        --                      (245)
                                                                  -------               ------
                                                                  -------               ------
(J)   Adjustments to interest expense, net--
      . To record interest on borrowings to finance the
        purchase transactions using borrowings under the
        Company's revolving credit facility at an average
        rate of 6.77% and 6.13%, respectively.............          5,162                1,169
      . To record interest income on the $7,000,000 loan
        to First Hospital.................................           (648)                (162)
                                                                  -------               ------
      Total adjustments to interest expense, net..........          4,514                1,007
                                                                  -------               ------
                                                                  -------               ------
(K)   To adjust income tax expense for the effect of all
        pro forma adjustments.............................          5,219                  822
                                                                  -------               ------
                                                                  -------               ------

                            SELECTED FINANCIAL DATA

    The selected consolidated financial data presented below for, and as of the end of, each of the five years in the period ended December 31, 1995, have been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP. The selected consolidated financial data presented below for, and as of the end of the three-month periods ended March 31, 1995 and 1996 are unaudited and have been prepared on the same basis as the audited consolidated financial statements of the Company and include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. This data should be read in conjunction with the consolidated financial statements, related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere or incorporated by reference in this Prospectus.

                                                                                                        (UNAUDITED)
                                                                                                       THREE MONTHS
                                                    YEARS ENDED DECEMBER 31,                          ENDED MARCH 31,
                                 --------------------------------------------------------------   -----------------------
                                    1991         1992         1993         1994         1995         1995         1996
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations:
 Net revenues..................  $  691,619   $  731,227   $  761,544   $  782,199   $  931,126   $  220,715   $  271,616
Costs and expenses:
 Operating expenses............     283,511      285,922      299,645      298,108      361,049       84,469      102,335
 Salaries and wages............     255,067      265,017      280,041      286,297      329,939       78,021       94,500
 Provision for doubtful
  accounts.....................      44,832       45,008       55,409       58,347       76,905       17,185       21,767
 Depreciation and
  amortization.................      35,022       49,059       39,599       42,383       51,371       11,310       14,783
 Lease and rental expense......      34,479       33,854       34,281       34,097       36,068        8,772        9,405
 Interest expense, net.........       8,150       11,414        8,645        6,275       11,195        1,614        4,648
 Nonrecurring charges..........      --           --            8,828        9,763       11,610       --           --
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Total operating charges.....     661,061      690,274      726,448      735,270      878,137      201,371      247,438
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes.....      30,558       40,953       35,096       46,929       52,989       19,344       24,178
Provision for income taxes.....      10,239       20,933       11,085       18,209       17,505        7,503        8,677
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income.....................  $   20,319   $   20,020   $   24,011   $   28,720   $   35,484   $   11,841   $   15,501
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Per Share Data:
 Net income....................  $      .73   $      .72   $      .86   $     1.01   $     1.26   $      .42   $      .54
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Weighted average number of
   shares outstanding..........      29,984       29,940       29,638       28,778       28,158       27,884       28,712
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Balance Sheet Data:
 Working capital...............  $   14,345   $   33,716   $   15,500   $   14,607   $   21,905   $   15,593   $   16,125
 Total assets..................     500,706      472,427      460,422      521,492      748,051      539,232      767,942
 Long-term borrowings..........     127,235      114,959       75,081       85,125      237,086       75,038      230,401
 Total debt....................     179,872      118,696       79,394       92,361      244,211       82,213      237,381
 Total stockholders' equity....     184,353      202,903      224,488      260,629      297,700      272,888      315,826

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

RESULTS OF OPERATIONS
THREE MONTHS OF 1996 COMPARED TO THREE MONTHS OF 1995 (CONSOLIDATED)

    Net revenues increased 23% ($51 million) for the three months ended March 31, 1996, over the comparable prior year period due primarily to the acquisitions of a 225-bed acute care facility and a 512-bed acute care facility acquired during the third quarter of 1995, net of revenue effects of three acute care facilities divested during the third and fourth quarters of 1995, and revenue growth at facilities owned during both periods. Net revenues at hospital facilities owned during both periods increased 4% ($8 million) for the three months ended March 31, 1996 over the comparable prior year period, excluding the additional revenues received from the special Medicaid reimbursements received by two of the Company's acute care facilities which participate in the Texas Medical Assistance Program. Upon meeting certain conditions of participation and serving a disproportionately high share of the state's low income patients, these hospitals became eligible and received additional reimbursements totaling $1.8 million during the first quarter of 1996 and $3.8 million during the first quarter of 1995. These programs are scheduled to terminate in August 1996 and the Company cannot predict whether these programs will continue beyond the scheduled termination date.

    Excluding the net revenue effects of the special Medicaid reimbursement programs mentioned above, earnings before interest, income taxes, depreciation, amortization and lease and rental expense ("EBITDAR") increased 37% ($14 million) to $51 million for the three months ended March 31, 1996 as compared to $37 million in the comparable prior year period. Overall operating margins, excluding the special Medicaid reimbursements, were 19.0% for the three months ended March 31, 1996 as compared to 17.2% in the comparable prior year period.

ACUTE CARE SERVICES

    Net revenues from the Company's acute care hospitals and ambulatory treatment centers accounted for 88% and 86% of the consolidated net revenues for the three month periods ended March 31, 1996 and 1995, respectively. Net revenues at the Company's acute care hospitals owned during both periods increased 6% after excluding the revenues received from the special Medicaid reimbursements described above. Despite the continued shift in the delivery of healthcare services to outpatient care, the Company's acute care hospitals owned during both periods experienced a 6% increase in inpatient admissions and a 4% increase in patient days in 1996 as compared to 1995. Outpatient activity at the Company's acute care hospitals continues to increase as a result of advances in medical technologies, which allow more services to be provided on an outpatient basis, and increased pressure from Medicare, Medicaid, health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and insurers to reduce hospital stays and provide services, where possible, on a less expensive outpatient basis. To accommodate the increased utilization of outpatient services, the Company has expanded or redesigned several of its outpatient facilities and services.

BEHAVIORAL HEALTH SERVICES

    Net revenues from the Company's behavioral health services facilities accounted for 12% and 14% of the consolidated net revenues for the three month periods ended March 31, 1996 and 1995, respectively. Net revenues at the Company's psychiatric hospitals owned during both periods decreased 6% during the three months ended March 31, 1996 as compared to the comparable prior year period. Although the admissions, patient days and length of stay at these facilities increased approximately 1% during the 1996 quarter as compared to the 1995 quarter, the decrease in net revenues resulted primarily from the fact that residential treatment days, which reimburse the Company at lower rates per day as compared to other behavioral health care services, constituted a greater percentage of patient days than in the prior year period. The Company's behavioral health care facilities have continued to be affected by changes in the delivery of psychiatric services and continued cost containment pressures from payors which includes a greater emphasis on the utilization of outpatient services. Management of the Company has responded to these trends by developing and marketing new outpatient treatment programs.

OTHER OPERATING RESULTS

    Depreciation and amortization expense increased 31% to $3.5 million for the three months ended March 31, 1996 as compared to the comparable prior year period due primarily to the Company's acquisition of two acute care hospitals in July and August of 1995, partially offset by the effect of three acute care facilities divested in July and October of 1995.

    Interest expense increased $3.0 million for the three month period ended March 31, 1996 over the 1995 quarter due primarily to increased borrowings used to finance the purchase of two acute care hospitals during the third quarter of 1995.

    The effective tax rate was 36% and 39% for the three month periods ended March 31, 1996 and 1995, respectively. The decrease in the effective rate was due primarily to the financing of employee benefit programs.

GENERAL TRENDS

    An increased proportion of the Company's revenue is derived from fixed payment services, including Medicare and Medicaid which accounted for 48% and 43% of the Company's net patient revenues for the three months ended March 31, 1996 and 1995, respectively, excluding the additional revenues from special Medicaid reimbursement programs. The Medicare program reimburses the Company's hospitals primarily based on established rates by a diagnosis related group for acute care hospitals and by cost-based formulae for psychiatric hospitals.

    In addition, other payors continue to actively negotiate the amounts they will pay for services performed. In general, the Company expects the percentage of its business from managed care programs to grow, including HMOs, PPOs and Medicare and Medicaid beneficiaries enrolled in such programs. The consequent growth in managed care networks and the resulting impact of these networks on the operating results of the Company's facilities vary among the markets in which the Company operates.

    In addition to the trends described above that continue to have an impact on operating results, there are a number of other, more general factors affecting the Company's business. Both the House of Representatives and the Senate are considering legislation providing for substantial Medicare savings over an extended period, including reductions in payments to hospitals, which would limit the rate of growth of the program. The Company cannot predict what new legislation may ultimately be enacted, and if enacted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on the Company's business. In Texas, a law has been passed which mandates that the state senate apply for a waiver from current Medicaid regulations to allow the state to require that certain Medicaid participants be serviced through managed care providers. The Company is unable to predict whether Texas will be granted such a waiver or the effect on the Company's business of such waiver. See "Risk Factors--Health Reform Legislation."

1995 COMPARED TO 1994 AND 1993 (CONSOLIDATED)

    Net revenues increased 19% ($149 million) to $931 million in 1995 over 1994 and 3% ($21 million) to $782 million in 1994 as compared to 1993. The increase during 1995 was primarily attributable to revenues generated at two acute care facilities acquired by the Company during 1995 net of the revenue effects of the three acute care facilities divested during the year ($58 million), revenue growth at acute care facilities owned during both years ($44 million) and a full year of revenue generated at an acute care facility acquired by the Company in November 1994 ($29 million). The increase in net revenues in 1994 as compared to 1993 resulted primarily from revenue growth at facilities owned during both years and the acquisition and development of ambulatory treatment centers.

    Net revenues at hospital facilities owned during all three periods increased by 7% ($47 million) in 1995 over 1994 and 7% ($42 million) in 1994 over 1993, excluding the additional revenues received by two of the Company's acute care facilities which participate in the Texas Medical Assistance Program. Upon meeting certain conditions of participation and serving a disproportionately high share of the state's low income patients, these two hospitals became eligible and received additional reimbursements totalling $12.6 million in 1995, $12.7 million in 1994 and $13.5 million in 1993. These programs are scheduled to terminate in August 1996 and the Company cannot predict whether these programs will continue beyond the scheduled termination date. The Company acquired a 225-bed acute care hospital in July 1995 and a 512-bed acute care hospital in August 1995 which contributed combined net revenues of $89 million during 1995. The Company divested three acute care hospitals during 1995 and two acute care hospitals during 1993 which contributed combined net revenues of $50 million, $81 million and $115 million during 1995, 1994 and 1993, respectively. Net revenues at the Company's ambulatory treatment centers increased to $23 million in 1995 from $17 million in 1994 and $11 million in 1993.

    Excluding the revenue effects of the special Medicaid reimbursement programs, EBITDAR increased to $151 million in 1995 from $127 million in 1994 and $113 million in 1993. The Company's consolidated operating margins were 16.4% in 1995, 16.5% in 1994 and 15.1% in 1993. While operating margins at the Company's acute care and behavioral health services facilities owned during both 1995 and 1994 increased, the Company's consolidated margin was lower in 1995 as compared to 1994 due to losses sustained at the three acute care facilities divested during 1995. The improvement in the Company's consolidated operating margins in 1994 compared to 1993 was due primarily to the divestiture of two low margin acute care facilities in 1993 and lower insurance expense in 1994 as compared to 1993.

ACUTE CARE SERVICES

    Net revenues from the Company's acute care hospitals and ambulatory treatment centers accounted for 86%, 85% and 84% of consolidated net revenues in 1995, 1994 and 1993, respectively.

    Net revenues at the Company's acute care hospitals owned during each of the last three years increased 9% in 1995 over 1994 and 10% in 1994 over 1993, after excluding the revenues received from the special Medicaid reimbursements described above. Despite the continued shift in the delivery of healthcare services to outpatient care, the Company's acute care hospitals experienced a 9% increase in inpatient admissions and a 5% increase in patient days in 1995 as compared to 1994 due primarily to increased impatient volume at two of the Company's larger facilities. Admissions and patient days at acute care facilities owned during each of the last three years increased 10% and 8%, respectively, in 1994 as compared to 1993 due primarily to additional capacity and expansion of service lines at two of the Company's larger facilities. Outpatient activity at the Company's acute care hospitals continues to increase as gross outpatient revenues at these hospitals increased 17% in 1995 over 1994 and 15% in 1994 over 1993 and comprised 22% of the Company's gross patient revenues in each of the last three years. The increase is primarily the result of advances in medical technologies, which allow more services to be provided on an outpatient basis, and increased pressure from Medicare, Medicaid, HMOs, PPOs and insurers to reduce hospital stays and provide services, where possible, on a less expensive outpatient basis. To accommodate the increased utilization of outpatient services, the Company has expanded or redesigned several of its outpatient facilities and services.

    To take advantage of the trend toward increased outpatient services, the Company has continued to invest in the acquisition and development of outpatient surgery and radiation therapy centers. As of December 31, 1995, the Company operated or managed twenty-five outpatient treatment centers, including four added during 1995, which have contributed to the increase in the Company's outpatient revenues. The Company expects the growth in outpatient services to continue, although the rate of growth may be moderated in the future.


    Excluding the revenues received from the special Medicaid reimbursements described above, operating margins (EBITDAR) at the Company's acute care hospitals owned during all three years were 22.6%, 22.1% and 21.3% in 1995, 1994 and 1993, respectively. The improvement in 1995 over 1994 was primarily the result of increased operating margins at certain of the Company's acute care facilities. The margin improvement in 1994 over 1993 resulted primarily from lower insurance expense. Although the Company's acute care operating margins have increased during the last three years, pressure on operating margins is expected to continue due to the industry-wide trend away from charge-based payors which limits the Company's ability to increase its prices.

BEHAVIORAL HEALTH SERVICES

    Net revenues from the Company's behavioral health services hospitals accounted for 13%, 14% and 15% of consolidated net revenues in 1995, 1994 and 1993, respectively. Net revenues at the Company's behavioral health hospitals owned during each of the last three years increased 1% in 1995 over 1994 and decreased 7% in 1994 as compared to 1993. The increase in 1995 over 1994 resulted primarily from a 4% increase in admissions and a 2% increase in patient days while the average length of stay decreased 2% to 13.5 days in 1995 from
13.8 days in 1994. During 1994 admissions increased 12% over 1993 while patient days decreased 3% due to a 13% decrease in the average length of stay to 13.8 days in 1994 from 15.8 days in 1993. The reduction in the average length of stay during the last three years is a result of changing practices in the delivery of psychiatric services and continued cost containment pressures from payors which includes a greater emphasis on the utilization of outpatient services. Management of the Company has responded to these trends by developing and marketing new outpatient treatment programs. The shift to outpatient care is reflected in higher revenues from outpatient services, as gross outpatient revenues at the Company's behavioral health services hospitals increased 10% in 1995 over 1994 and 17% in 1994 over 1993 and now comprises 16% of the Company's behavioral health services gross patient revenues as compared to 15% in 1994 and 13% in 1993.

    Operating margins (EBITDAR) at the facilities owned during all three years were 19.7% in 1995, 15.8% in 1994 and 21.5% in 1993. The increase in the profit margin in 1995 as compared to 1994 was caused by an increase in admissions, stabilization in length of stay and cost reductions implemented in response to the managed care environment. The decrease in the profit margin in 1994 as compared to 1993 was primarily caused by the decrease in net revenues at certain facilities which declined due to an increase in Medicaid denials, a decrease in days of care delivered and a decline in the net revenue per day.

OTHER OPERATING RESULTS

    During 1995, the Company recorded $11.6 million of net nonrecurring charges which consists of: (i) a $14.2 million pre-tax charge due to impairment of long-lived assets; (ii) a $2.7 million loss on disposal of two acute care facilities which were exchanged along with $44 million of cash for a 225-bed acute care hospital; and (iii) a $5.3 million pre-tax gain realized on the sale of a 202-bed acute care hospital which was divested during the fourth quarter of 1995 for cash proceeds of $19.5 million.

    As discussed elsewhere, changes in third party payment methods, advances in medical technologies, legislative and regulatory initiatives at the Federal and state levels along with increased competition from other providers have impacted operating margins at the Company's facilities in recent years.

These industry conditions have adversely impacted certain of the Company's specialized facilities and certain of the Company's smaller facilities in more competitive markets.

    In conjunction with the development of the Company's operating plan and 1996 budget, management assessed the current competitive position of these facilities and estimated future cash flows expected from these facilities. As a result, the Company recorded a $14.2 million pre-tax charge during 1995 to write-down the carrying value of certain intangible and tangible assets at these facilities. In measuring the impairment loss, the Company estimated fair value by discounting expected future cash flows from each facility using the Company's internal hurdle rate. The impairment loss primarily related to four facilities in the Company's behavioral health services division and three facilities in its ambulatory treatment center division.

    During 1995, the impact of managed care was most dramatically felt at the Company's free standing chemical dependency and residential treatment centers. The Company operates two chemical dependency facilities with combined 1995 net revenues of $8.6 million. Substantially all of the non-Medicare business at these facilities is now managed to a large degree by third-party payors. The increased penetration of managed care into this segment has resulted in a continued shift from inpatient care as the primary treatment model to a detoxification/partial hospitalization program resulting in fewer admissions and patient days. Combined with increasing emphasis by payors on price as the most important variable among providers and the increased competition resulting from acute care providers expanding to offer dual diagnosis and ambulatory detoxification services, the Company has determined that both profit margins and volumes at these facilities have been permanently impaired. In addition, CHAMPUS patients account for a significant portion of the Company's net revenue at its two residential treatment centers which had combined net revenues of $10.9 million in 1995. Changes in CHAMPUS regulations and managed care penetration into this segment of the business have driven down lengths of stay dramatically. At these facilities, whose profitability is largely dependent on very long lengths of stay, the decline in the average length of stay has resulted in a permanent impairment.

    Within the Company's ambulatory treatment center division, three centers with combined 1995 net revenues of $3.7 million, are located in highly competitive markets which have become heavily penetrated with managed care. As a result, net revenues per case and case volumes at these centers have decreased 11% and 7%, respectively, in 1995 as compared to 1994 due primarily to increased influence of payors, increased monitoring of outpatient services and willingness of hospitals to compete with ambulatory treatment centers on price. The Company expects these unfavorable trends to continue within these two geographical markets resulting in a permanent impairment.

    During 1994, nonrecurring charges of $9.8 million were recorded consisting of the following: (i) a $4.3 million estimated loss on the disposal of two acute care facilities mentioned above; (ii) a $2.8 write-down of the carrying value of a psychiatric hospital owned by the Company and leased to an unaffiliated third party which is currently in default under the terms of the lease agreement;
(iii) a $1.4 million write-down recorded against the book value of the real property of a behavioral health services hospital; and (iv) $1.3 million of expenses related to the disposition of a non-strategic business. Included in the $8.8 million of nonrecurring charges recorded in 1993 is a $4.4 million loss on disposal of two acute care facilities divested during the fourth quarter of 1993 and $4.4 million related to the winding down or disposition of non-strategic businesses.

    Depreciation and amortization expense increased $9.0 million in 1995 over 1994 due primarily to the Company's acquisition of two acute care hospitals in July and August of 1995, net of effects of three acute care facilities divested during the year ($5.6 million), a full year of depreciation expense of an acute care hospital acquired in November of 1994 ($1.1 million) and the increased depreciation expense related to capital expenditures and acquisition of outpatient treatment centers ($2.3 million). Depreciation and amortization expense increased $2.8 million in 1994 over 1993 due primarily to $1.9 million of such expenses related to the Company's acquisition of outpatient treatment centers and the increased depreciation expense related to capital expenditures made in the Company's acute care division.

    Interest expense increased $4.9 million or 78% during 1995 over 1994 due primarily to borrowings used to finance the purchase of two acute care hospitals during 1995. The Company issued $135 million of Senior Notes during 1995 which have a coupon rate of 8.75% (9.2% effective rate including amortization of interest rate swap termination fees and amortization of bond discount). The $131 million of net proceeds generated from the issuance of these notes were used to finance the cash purchase price of the two acute care hospitals acquired during 1995 while the excess of the purchase price over the net proceeds ($52 million) was financed from operating cash flows and borrowings under the Company's commercial paper and revolving credit facilities. Interest expense decreased $2.4 million or 27% in 1994 as compared to 1993 was due to lower average outstanding borrowings.

    The effective tax rate was 33%, 39% and 32% in 1995, 1994 and 1993, respectively. The decrease in effective tax rate in 1995 as compared to 1994 was due to: (i) the deductibility of previously non-deductible goodwill amortization resulting from the sale of three acute care hospitals; and (ii) the financing of employee benefit programs. The increase in the effective tax rate for 1994 as compared to 1993 was due to the 1993 tax provision containing a reduction in the state tax provision.

INFLATION

    The healthcare industry is very labor-intensive and salaries and benefits are subject to inflationary pressures, as are supply costs which tend to escalate as vendors pass on the rising costs through price increases. Although the Company cannot predict its ability to continue to cover future costs increases, management believes that through the adherence to cost containment policies, labor management and reasonable price increases, the effects of inflation, which has not had a material impact on the results of operations during the last three years, on future operating margins should be manageable. However, the Company's ability to pass on these increased costs associated with providing healthcare to Medicare and Medicaid patients may be limited since although these fixed payments rates are indexed for inflation annually, the increases have historically lagged behind actual inflation.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $32.7 million for the three months ended March 31, 1996 and $91.7 million, $60.6 million and $84.6 million for the 1995, 1994 and 1993 fiscal years, respectively. In addition, cash flow from operating activities in the first quarter of 1995 was adversely impacted by an increase in accounts receivable resulting from a temporary decline in cash collections due to information systems conversions at the Company's hospitals. Partially offsetting these changes was a $2.7 million increase in payments made in settlement of self-insurance claims. The net cash provided by operating activities substantially exceeded the scheduled maturities of long-term debt.

    During the first three months of 1996, the Company used $25.7 million of its operating cash flow to finance capital expenditures (including $7 million spent on the construction of a new medical complex in Summerlin, Nevada) and $6.8 million to reduce outstanding debt.

    Subsequent to the end of the 1996 first quarter, the Company executed a purchase agreement to acquire four behavioral health care hospitals located in Pennsylvania and seven contracts to manage behavioral health programs. This purchase transaction, which is subject to regulatory approval, is expected to be completed in June 1996. The total purchase price for the acquisition of these hospitals and management contracts is $36.5 million in cash for the operations and the property, plant and equipment and up to an additional $5 million which is contingent upon the future operating performance of the acquired assets. In May 1996, the Company advanced $36.5 million to the seller pursuant to a term note, which is secured by the stock of the subsidiaries to be acquired by the Company, which matures upon the earlier of the granting of regulatory approval and the closing of the purchase transaction, or October 31, 1996. Also in connection with this transaction, the Company entered into a $7 million loan agreement which is secured by the stock of the subsidiaries to be acquired by the Company. The $7 million note, the term of which may be extended upon closing of the above mentioned purchase transaction, is scheduled to mature upon the earlier of the granting of regulatory approval and the closing of the purchase transaction described above, or October 31, 1996.


    In May 1996, the Company acquired substantially all of the assets and operations of Northwest Texas Health, a medical complex located in Amarillo, Texas for $126 million in cash. The assets acquired include the real and personal property, working capital and tangible assets. The Company also will be required to pay additional amounts to the seller equal to 15% of any amount of the hospital's earnings before depreciation, interest and taxes in excess of $24 million in each year of the seven year period commencing April 1, 1996 and ending March 31, 2003. In addition, under terms of the agreement, the seller will pay the Company $8 million per year for the first four years and $6 million per year (subject to certain adjustments for inflation) for up to an additional 36 years to help support the cost of medical services to indigent patients. Northwest Texas Health consists of a 360 licensed bed full service acute care hospital and free standing behavioral health hospital, two urgent care clinics and other operations. The funds used to finance the above mentioned transactions were borrowed on the Company's revolving credit facility.


    The Company expects to finance all capital expenditures and acquisitions with internally generated funds, borrowed funds or the sale of debt or equity securities. As of March 31, 1996, after including the $168.5 million of additional borrowings for the purchase transactions described above, the Company had $42 million of unused borrowing capacity under its commercial paper and revolving credit facilities.

                                    BUSINESS

GENERAL

    The principal business of the Company is owning and operating acute care hospitals, behavioral health centers, ambulatory surgery centers and radiation oncology centers. Currently, the Company operates or manages 35 hospitals, consisting of 16 acute care hospitals and 19 behavioral health centers, in Arkansas, California, Florida, Georgia, Illinois, Louisiana, Massachusetts, Michigan, Missouri, Nevada, Oklahoma, Pennsylvania, South Carolina, Texas and Washington. The Company, as part of its Ambulatory Treatment Centers Division, owns outright, or in partnership with physicians, and operates or manages 26 surgery and radiation oncology centers located in 15 states.

    Services provided by the Company's hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services and psychiatric services. The Company provides capital resources as well as a variety of management services to its facilities, including central purchasing, data processing, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

INDUSTRY OVERVIEW

    Healthcare is one of the largest industries in the United States, representing total expenditures of approximately $938.3 billion, or 13.9% of gross domestic product, in 1994 according to the Federal Healthcare Financing Administration ("HCFA"). Increases in healthcare expenditures, including hospital expenditures, historically have outpaced inflation due to, among other factors, the aging of the population and the increased availability and use of high-technology treatments and tests. According to HCFA, healthcare expenditures increased by approximately 6.1% in 1994 from approximately $884.0 billion in 1993.

    In response to escalating healthcare costs, government and private purchasers of healthcare services have undertaken substantial revisions in their payment methodologies and have increased significantly the degree to which they monitor the utilization of services. Additionally, payors increasingly are utilizing HMOs and PPOs as cost-effective alternatives to traditional fee-for-service health insurance plans. Under these systems, hospitals bear the financial risk of providing healthcare services since they receive either a specific, fixed reimbursement for each treatment or specific fixed periodic payments based on the number of members of the HMO or PPO served or eligible for service by that hospital, regardless of the actual costs of providing the care. These payment systems have resulted in increased contractual allowances and discounts to hospitals' standard charges for services and a shift from inpatient to outpatient care.

    These changes in payment methodologies have created many changes in the provision of healthcare. A significant shift from inpatient to outpatient care has resulted in significant unused hospital capacity and increases in the utilization of outpatient services and greater outpatient revenues. As a result, in part, of the changes in the industry, there has been significant consolidation in the hospital industry over the past few years. In response to payor trends, integrated healthcare networks have been established to provide a continuum of patient care in a cost-effective framework.

BUSINESS STRATEGY

    The Company's strategy to enhance its profitability and to continue to provide high quality, cost-effective healthcare services includes the following key elements:

       . establish and maintain market leadership positions in small and medium-sized markets with favorable demographics;

       . develop or participate in the leading integrated healthcare delivery system in each of its hospital's markets;

       . develop and maintain strong relationships with physicians;

       . maintain a low cost structure while providing high quality care; and

       . attract managed care contracts.

  Establish and Maintain Leadership Positions in Small and Medium-Sized Markets with Favorable Demographics

    The Company believes that small and medium-sized markets provide the Company with strong opportunities for profitability since such markets typically are less competitive than major metropolitan markets and have lower cost structures. The Company strives to enhance its leadership position in its existing markets by improving the hospital's physical plant, improving and increasing the services offered by the hospital and making complementary acquisitions or constructing additional facilities. In determining whether to enter new markets, the Company considers, among other factors, the competitive situation and demographic profile.

    Examples of the Company's development and expansion of operations in small and medium-sized markets are the Company's recent acquisition and development activities. In Las Vegas, which is located in the fastest growing MSA in the nation, the Company owns the 398-bed Valley Hospital. At Valley Hospital, the Company recently developed an outpatient surgery center, conducted a major renovation of its emergency room and is establishing a neonatal intensive care unit. In addition, to further enhance the Company's leadership in Las Vegas, the Company is developing, with the Howard Hughes Corporation, a medical complex, including a 148-bed acute care hospital, an ambulatory surgery center, a medical office building and a diagnostic center in the community of Summerlin, Nevada, in western Las Vegas. Howard Hughes Corporation has granted to the Company the exclusive right to operate medical facilities in Summerlin.

    In McAllen, Texas, to complement the Company's market leading 475-bed McAllen Medical Center, the Company recently acquired Edinburg Hospital, located in Edinburg, north of McAllen. McAllen is in the fourth fastest growing MSA in the nation. The Company is further expanding its presence in the McAllen market by building a new 124-bed acute care hospital in Edinburg and converting the existing property to a nursing and rehabilitation facility.

    The Company's recent acquisitions of Aiken and Manatee in 1995 provide the Company with two market leaders in markets with favorable demographics. Aiken, a 225-bed medical complex located in Aiken, South Carolina, is the only hospital located in Aiken County, South Carolina. In addition, to acquire Aiken, the Company exchanged Dallas Family Hospital and Westlake Medical Center, two hospitals which are not leaders in their markets and which the Company was unable to link to their respective market leaders. Manatee, a 512-bed acute care hospital, is one of two hospitals in Manatee County, Florida.

    The Company's recent acquisition of Northwest Texas Health also provides the Company with a market leader. Northwest Texas Health is one of two hospitals located in Amarillo, Texas. Amarillo is located 90 miles from the next largest city and has a population of approximately 200,000 people, growing 22% faster than the population of the U.S. as a whole. The Company intends to position Northwest Texas Health as the hub of a health care delivery system. Northwest Texas Health is a full service tertiary health care system with market leading cardiac, obstetrics, pediatrics, trauma, and behavioral health services. In addition to the acute care and behavioral health hospitals, Northwest Texas Health also operates two fully equipped outpatient urgent care clinics and the county's only ambulance and only rescue helicopter services. Northwest Texas Health had been government operated.

The Company expects to improve the operating performance of Northwest Texas Health by adding services, more aggressively marketing existing capabilities, reducing supply expenses, reducing the expense of purchased services, and reducing labor costs.

    The majority of the Company's behavioral health centers are either the first or second largest facility in their respective markets, ranked by beds/revenues. In April 1996, the Company entered into an agreement to acquire the First Hospital Properties. This acquisition will augment the Company's presence in Pennsylvania. Each of the First Hospital Facilities is the leading provider of behavioral health services in its market. The combination of the First Hospital Facilities and their related outpatient activities plus the four managed units in Pennsylvania create the largest comprehensive behavioral health network in Pennsylvania. The Company believes its historical success in operating behavioral health facilities, when coupled with the acquired contract management business of the First Hospital Properties, will make it an effective competitor for new contracts to manage behavioral health units of hospitals.

    The Company has also established market leadership positions with most of its ambulatory surgery centers and radiation oncology centers. The majority of the Company's surgery centers are the sole free standing providers in their respective markets and all except one of the Company's free standing radiation centers are the sole providers. The Company seeks to acquire ambulatory surgery centers and radiation oncology centers which are the sole free standing providers in a market, since these centers provide a cost-effective alternative to the local hospital.

  Develop Integrated Healthcare Delivery Systems

    In each of its hospital's markets, the Company has established or is developing an integrated healthcare delivery system to offer a full range of patient care on a cost-effective basis. Through the development of integrated healthcare delivery systems, the Company believes that it will augment revenues and market share by attracting an increasing share of large, sophisticated governmental and private sector managed care contracts. The Company believes that hospitals are the logical hubs for the development of integrated healthcare delivery systems due to their highly developed infrastructure, extensive base of services, sophisticated equipment and skilled personnel. The Company believes that the development of integrated healthcare delivery systems is accomplished by (i) maintaining a single hospital's leadership in its market or (ii) coordinating the services of its hospital with the market leader.

    In certain markets where the Company is a market leader, for example Las Vegas, Nevada and McAllen, Texas, the Company has positioned its hospitals as the center of healthcare delivery systems by responding to community needs and developing new services. In Las Vegas, the Company developed an outpatient surgery center, conducted a major renovation of its emergency room and is establishing a neonatal intensive care unit. In the Las Vegas and McAllen markets, the Company has also undertaken development activities. In addition, as a market leader, the Company intends to position Northwest Texas Health as the center of a healthcare delivery system. See "Prospectus Summary--The Company."

    To increase the presence of the Company's behavioral health centers in southeastern Massachusetts, the Company recently acquired Fuller Memorial Psychiatric Hospital. Fuller, which is located in close proximity to two of the Company's other behavioral health centers and its 11 day-treatment clinics, will augment the Company's ability to serve additional patients in southeastern Massachusetts.

    In markets where the Company is not by itself a market share leader, the Company attempts to link its hospitals with the market leader. The Company has effected such a linkage in New Orleans, where its hospitals are linked with Methodist Hospital and East Jefferson Hospital, both of which are their respective market leaders.

  Develop and Maintain Strong Relationships with Physicians

    The Company believes that its success will depend in large part on maintaining strong relationships with physicians, and has, therefore, devoted substantial management effort and resources to establish and maintain such relationships and to foster a physician-friendly culture at each of its hospitals. The Company attracts physicians to its hospitals by equipping its hospitals with sophisticated equipment, constructing medical office buildings adjacent to many of its hospitals, providing physicians with a large degree of independence in conducting their hospital practice, supplying a quality nursing and technical staff and sponsoring training programs to educate physicians on advanced medical procedures. These efforts help develop and maintain strong relationships with physicians and better serve the needs of patients. In addition, consistent with the Company's goal of establishing integrated healthcare delivery systems, the Company is expanding its alliances with physicians to create long term hospital/physician linkages. These arrangements will allow physicians to participate in the delivery of healthcare at the network level. For example, in Nevada, the Company has established Universal Health Network, a PPO with approximately 125,000 covered lives.

  Maintain a Low Cost Structure While Providing High Quality Care

    The Company has taken steps to create a low cost structure, which the Company believes will enable it to continue to compete effectively in each of its current markets. The Company has established standardized management information systems which provide accurate clinical and financial data for use by hospital staff, physicians and corporate management. In addition, the Company closely monitors departmental staffing and has established staffing level targets for each hospital based on the amount and type of services provided. The Company reviews compliance with these staffing targets on a monthly basis. The Company also reviews patient length of stay, service utilization, cash flow, accounts receivable collection, inventory levels and outside purchases. To reduce the cost of supplies, the Company has entered into national purchasing contracts.

    While maintaining its commitment to a low cost structure, the Company has developed and implemented a continuous quality improvement program designed to assess all levels of patient care provided in its hospitals. While the basics of the program are mandated by federal, state and Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") regulations and standards, the objective of the program is to meet or exceed the mandates by focusing on hospital systems, patient, physician and employee concerns. The quality improvement program is managed in each hospital by a multidisciplinary committee consisting of physicians, nurses, ancillary managers and administration. The committee performs peer review, monitoring all functions within the hospital, identifying opportunities to improve, recommending actions and following up on the changes to assure improvement. The committee and its administrative support department, quality management and the corporate quality improvement services department meet regularly to address specific problems, program integrity, and ways to improve patients care under a "Total Quality Management System." Continual review, analysis and training provided through the quality improvement program provides patients, physicians and third party payors assurance that efficient, quality patient care receives the highest priority at each of the Company's hospitals. The Company's efforts in maintaining high quality care have been recognized. Recent awards include (i) the 1994 Quality and Productivity Award being given by the United States Senate to Valley Hospital Medical Center; (ii) 30% of the Company's hospitals, consisting of Keystone Center, Chalmette Medical Center, Turning Point Hospital, HRI Hospital, The Arbour, Del Amo Hospital, River Parishes Hospital, Two Rivers Psychiatric Hospital and Manatee, receiving JCAHO Accreditation with Commendation (awarded to only 5% of hospitals, nationally); and (iii) the Company being recognized by the Pennsylvania Council of Excellence for quality management accomplishment. Northwest Texas Health, recently acquired by the Company, also received JCAHO Accreditation with Commendation.

  Attract Managed Care Contracts

    The Company has extensive experience in working with managed care providers. Pressures to control healthcare costs have resulted in a continuing increase in the percentage of the United States population that is covered by managed healthcare plans. To increase the cost-effectiveness of healthcare delivery, managed care payors have introduced new utilization review systems and have increased the use of discounted and capitated fee arrangements. Further, managed care payors have attempted, where appropriate, to direct patients to less intensive alternatives along the continuum of patient care. Management has responded to this trend by increasing the outpatient services offered at its hospitals and behavioral health centers. In addition, the Company also continues to add to its Ambulatory Treatment Centers Division, acquiring nine facilities in 1994, and four facilities in 1995. In determining with which providers to contract, payors consider, among other factors, the quality of care provided, the range of services, the geographic coverage and the cost-effectiveness of the care provided. The Company believes that the development and expansion of its integrated healthcare delivery systems will enable it to better compete for managed care contracts with payors, which, in turn, should allow it to expand its patient volume and cash flow, notwithstanding the reduced rates at which services are provided.

OPERATIONS

    After giving effect to the recent acquisition of Northwest Texas Health, the Company will derive the majority of its revenue from McAllen Medical Center, Valley Hospital, Manatee, Aiken and Northwest Texas Health. Following is a brief discussion of these facilities and their respective geographic areas and certain of the Company's other operations:

    McAllen, Texas. McAllen, located in the Rio Grande Valley area of Texas, is the center of a 200-mile wide consumer market area with more than ten million people. McAllen and its surrounding communities are in the fourth fastest growing MSA in the country. Furthermore, the population in McAllen increases significantly in the winter months with the inflow of retirees from the northern states. The Company's McAllen Medical Center, a 475-bed facility, is the largest hospital in the Rio Grande Valley and is the hub of a five-hospital delivery network organized by the Company. The medical center offers a wide range of services including general medical/surgical care, a 24-hour emergency room, oncology care, cardiac care, obstetric, pediatric and neonatal care and laser surgery. On a pro forma basis, assuming the Adjustments and excluding the Indigent Care Reimbursements, McAllen Medical Center would have contributed 15% of the Company's net revenues for the year ended December 31, 1995, and 30% of the Company's EBITDAR for such period.

    The Company acquired Edinburg Hospital in 1994, a 112-bed acute care facility. Located eight miles north of McAllen, this facility enhances the Company's delivery network in this rapidly growing area. The Company is further expanding its presence in the McAllen market by building a new 124-bed acute care hospital in Edinburg and converting the existing property to a nursing and rehabilitation facility.

    Las Vegas, Nevada. The Company's Valley Hospital is a 398-bed hospital located in Las Vegas. Las Vegas is in the fastest growing MSA in the country. On a pro forma basis, assuming the Adjustments and excluding the Indigent Care Reimbursements, Valley Hospital would have contributed 14% of the Company's net revenues for the year ended December 31, 1995, and 24% of the Company's EBITDAR for such periods. To enhance its competitive position in the Las Vegas market, Valley Hospital recently underwent a major expansion of its emergency room facility, established an outpatient surgery center and is establishing a neonatal intensive care unit.

    The Company has begun construction of a new facility in Summerlin, Nevada which is a master planned community located in western Las Vegas. The new Summerlin Medical Center will be completed in three phases and will consist of a 100,000 square foot medical building, an outpatient surgery and diagnostic center and a 148-bed acute care hospital. Howard Hughes Corporation has granted to the Company the exclusive right to operate medical facilities in Summerlin. See "Prospectus Summary--Recent Events."

    Manatee County, Florida. Manatee County is located approximately 50 miles south of Tampa on the Gulf Coast of Florida. The County has a current population of approximately 250,000. The Company's Manatee Memorial Hospital ("Manatee"), a 512-bed facility, has a location which will benefit from the continuing eastern expansion of the County. Manatee offers a wide range of services from primary medical and surgical procedures to obstetric, pediatric, psychiatric and a broad range of specialized programs. The Manatee Heart Center offers the full range of cardiac care from catheterization and non-invasive procedures to open heart surgery. The Manatee Center for Women's Health offers neonatal care in addition to its obstetric and gynecological services. The Emergency Care Center is a state-of-the-art facility servicing 90% of the trauma cases in the County. Manatee also offers a full range of outpatient services to the community. It is the only hospital in the County to operate a Life Management inpatient and outpatient program for mentally ill individuals. Recently, Manatee opened its new Surgery and Outpatient Services Center which provides outpatient services to the community through twelve new surgical suites and arrays of diagnostic tests and surgical procedures.

    Assuming the Adjustments and excluding the Indigent Care Reimbursements, Manatee would have contributed 11% of the Company's net revenues for the year ended December 31, 1995, and 12% of the Company's EBITDAR for such period.

    Aiken, South Carolina. Aiken Regional Medical Centers ("Aiken"), a 225-bed medical complex, is the only hospital located in Aiken County, South Carolina. Aiken County, which is located in west central South Carolina, has a population of approximately 130,000 people. Aiken serves Aiken County, as well as three other counties in South Carolina with a total market of approximately 180,000 people. Aiken's facilities include a modern, full service acute care hospital, which recently commenced offering open heart surgeries, and a behavioral health center.

    Amarillo, Texas. Amarillo is located in the Texas panhandle, has a current population of approximately 200,000 and is located 90 miles from the next largest city. Northwest Texas Health, a 360-bed medical complex, includes a full service acute care hospital offering primary medical and surgical procedures and specialized programs. The hospital is the leading provider of emergency, trauma, obstetrics, neonatal and pediatric care in the market. Northwest Texas Health is one of two hospitals in Amarillo and is the teaching facility of Texas Tech University.

    Behavioral Health Centers. The majority of the Company's behavioral health centers are either the first or second largest facility in their respective markets, ranked by beds/revenues.

    Ambulatory Treatment Centers. The Company has also established market leadership positions with most of its ambulatory surgery centers and radiation oncology centers. The majority of the Company's surgery centers are the sole free standing providers in their respective markets and all except one of the Company's free standing radiation centers are the sole providers. The Company seeks to acquire ambulatory surgery centers and radiation oncology centers which are the sole free standing providers in a market since these centers provide a cost-effective alternative to the local hospital.

    Other Activities. The Company recently has constructed and opened its first combined women's hospital and obstetrician physician practice management center in Edmond, Oklahoma, a suburb of Oklahoma City. The strategy of the Company in establishing this hospital, Renaissance Centers For Women, is to develop and manage fully integrated specialty hospitals and physician clinic practices of obstetricians. The hospital houses the most modern LDRP suites, operating rooms, laboratory, and imaging capabilities generally available to this physician specialty. The Company may construct additional centers and manage additional OB/GYN practices in the future.

FACILITIES

    The following tables set forth the name, location, type of facility and, for acute care hospitals and behavioral health centers, the number of beds, for each of the Company's facilities:

                              ACUTE CARE HOSPITALS


                                                                       NUMBER
        NAME OF FACILITY                       LOCATION                OF BEDS      INTEREST
       -----------------                       --------                -------      --------
Aiken Regional Medical Centers...  Aiken, South Carolina                 225             Owned
Auburn General Hospital..........  Auburn, Washington                    149             Owned
Chalmette Medical Center(1)......  Chalmette, Louisiana                  118            Leased
Doctors' Hospital of               Shreveport, Louisiana
  Shreveport(2)..................                                        136            Leased
Edinburg Hospital................  Edinburg, Texas                       112             Owned
Inland Valley Regional Medical     Wildomar,California
  Center(1)......................                                         80            Leased
Manatee Memorial Hospital........  Bradenton, Florida                    512             Owned
McAllen Medical Center(1)........  McAllen, Texas                        475            Leased
Northern Nevada Medical            Sparks, Nevada
  Center(3)......................                                        150             Owned
Northwest Texas Health Systems...  Amarillo, Texas                       360             Owned
Renaissance Centers for            Edmond, Oklahoma
  Women(4).......................                                         14             Owned
River Parishes Hospitals(5)......  LaPlace and Chalmette, Louisiana      175      Leased/Owned
Valley Hospital Medical Center...  Las Vegas, Nevada                     398             Owned
Victoria Regional Medical          Victoria, Texas
  Center.........................                                        147             Owned
Wellington Regional Medical        West Palm Beach, Florida
  Center(1)......................                                        120            Leased


                           BEHAVIORAL HEALTH CENTERS


                                                                           NUMBER
         NAME OF FACILITY                         LOCATION                 OF BEDS     OWNERSHIP
         ----------------                         --------                 -------    ----------
The Arbour Hospital................  Boston, Massachusetts                   118            Owned
The BridgeWay(1)...................  North Little Rock, Arkansas              70           Leased
Clarion Psychiatric Center.........  Clarion, Pennsylvania                    52      Acquisition
                                                                                          Pending
Del Amo Hospital...................  Torrance, California                    166            Owned
Forest View Hospital...............  Grand Rapids, Michigan                   62            Owned
Fuller Memorial Psychiatric
  Hospital.........................  South Attleboro, Massachusetts           82            Owned
Glen Oaks Hospital.................  Greenville, Texas                        54            Owned
The Horsham Clinic.................  Ambler, Pennsylvania                    138      Acquisition
                                                                                          Pending
HRI Hospital.......................  Brookline, Massachusetts                 68            Owned
KeyStone Center(6).................  Wallingford, Pennsylvania                84            Owned
La Amistad Residential Treatment
  Center...........................  Maitland, Florida                        56            Owned
Meridell Achievement Center(1).....  Austin, Texas                           114           Leased
The Meadows Psychiatric Center.....  Centre Hall, Pennsylvania               101      Acquisition
                                                                                          Pending
The Pavilion.......................  Champaign, Illinois                      46            Owned
River Crest Hospital...............  San Angelo, Texas                        80            Owned
River Oaks Hospital................  New Orleans, Louisiana                  126            Owned
Roxbury Psychiatric Center.........  Shippensburg, Pennsylvania               71      Acquisition
                                                                                          Pending
Turning Point Hospital(6)..........  Moultrie, Georgia                        59            Owned
Two Rivers Psychiatric Hospital....  Kansas City, Missouri                    80            Owned

                           AMBULATORY SURGERY CENTERS


             NAME OF FACILITY(8)                                 LOCATION
             -------------------                                 --------
Arkansas Surgery Center of Fayetteville        Fayetteville, Arkansas
Goldring Surgical and Diagnostic Center        Las Vegas, Nevada
M.D. Physicians Surgicenter of Midwest City    Midwest City, Oklahoma
Outpatient Surgical Center of Ponca City       Ponca City, Oklahoma
St. George Surgical Center                     St. George, Utah
Seacoast Outpatient Surgical Center            Somersworth, New Hampshire
Surgery Centers of the Desert                  Rancho Mirage, California
                                               Palm Springs, California
The Surgery Center of Chalmette                Chalmette, Louisiana
Surgery Center of Littleton                    Littleton, Colorado
Surgery Center of Springfield                  Springfield, Missouri
Surgery Center of Texas                        Odessa, Texas
Surgical Center of New Albany                  New Albany, Indiana
Surgery Center of Corona                       Corona, California
Surgery Center of Waltham                      Waltham, Massachusetts


                           RADIATION ONCOLOGY CENTERS


              NAME OF FACILITY                                   LOCATION
              ----------------                                   --------
Auburn Regional Center for Cancer Care         Auburn, Washington
Bowling Green Radiation Oncology               Bowling Green, Kentucky
  Associates(7)
Blue Grass Regional Cancer Center(7)           Frankfort, Kentucky
Columbia Radiation Oncology                    Washington, D.C.
Danville Radiation Therapy Center(7)           Danville, Kentucky
Glasgow Radiation Oncology Associates(7)       Glasgow, Kentucky
Louisville Radiation Oncology(7)               Louisville, Kentucky
Madison Radiation Oncology Associates(9)       Madison, Indiana
McAllen Medical Center Cancer Institute        McAllen, Texas
Regional Cancer Center at Wellington           West Palm Beach, Florida
Southern Indiana Radiation Therapy(9)          Jeffersonville, Indiana


- ------------

(1) Real property leased from Universal Health Realty Income Trust, a real estate investment trust, for which the Company provides advisory services ("UHT").

(2) Real property leased with an option to purchase.

(3) General partnership interest in limited partnership.


(4) 88% of stock owned by the Company.



(5) Includes Chalmette Hospital, a 73-bed rehabilitation facility. The Company owns the LaPlace real property and leases the Chalmette real property from UHT.



(6) Addictive disease facility.



(7) Managed Facility. A partnership, in which the Company is the general partner, owns the real property.



(8) Each facility other than Goldring Surgical and Diagnostic Center and The Surgery Center of Chalmette are owned in partnership form with the Company owning general and limited partnership interests in a limited partnership. The real property is leased from third parties.



(9) A partnership in which the Company is the general partner owns the real property.

BED UTILIZATION AND OCCUPANCY RATES

    The following table shows the bed utilization and occupancy rates for the hospitals operated by the Company as of March 31, 1996, for the periods indicated. Accordingly, the information is presented on a basis different from that used in preparing the historical financial information included or incorporated by reference in this Prospectus. 1995 (Pro forma) and the three months ended March 31, 1996 (pro forma) assumes the effect of the Adjustments as if they occurred on the first day of the period presented.

                                                                                               (UNAUDITED)
                                                                                           THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                     -------------------------------
                                                                          1995                              1996
                                1992      1993      1994      1995     (PRO FORMA)    1995      1996     (PRO FORMA)
                               -------   -------   -------   -------   -----------   -------   -------   -----------
Average Licensed Beds
 Acute Care Hospitals........    2,645     2,730     2,791     2,808       3,168       2,789     2,797       3,154
 Behavioral Health Centers...    1,206     1,216     1,224     1,256       1,631       1,265     1,267       1,633
Hospital Admissions
 Acute Care Hospitals........   83,826    87,174    92,911   100,004     113,476      25,704    27,551      30,887
 Behavioral Health Centers...   13,505    15,560    16,804    17,888      24,848       4,197     4,298       6,019
Average Length of Patient
 Stay (Days)
Acute Care Hospitals.........      5.8       5.6       5.3       5.1         5.2         5.2       5.1         5.1
 Behavioral Health Centers...     15.6      13.0      11.6      11.2        12.3        12.0      12.1        13.1
Patient Days (1)
 Acute Care Hospitals........  485,015   486,291   496,462   511,487     595,328     134,470   140,088     158,726
 Behavioral Health Centers...  211,390   202,047   195,004   200,857     304,800      50,553    52,083      78,659

- ------------
(1) "Patient Days" is the aggregate sum for all patients of the number of days that hospital care is provided to each patient.

SOURCES OF REVENUE

    The Company receives payment for services rendered from private insurers, including managed care plans, the Federal government under the Medicare program, state governments under their respective Medicaid programs and directly from patients. All of the Company's acute care hospitals and most of the Company's behavioral health centers are certified as providers of Medicare and Medicaid services by the appropriate governmental authorities. The requirements for certification are subject to change and, in order to remain qualified for such programs, it may be necessary for the Company to make changes from time to time in its facilities, equipment, personnel and services. Although the Company intends to continue in such programs, there is no assurance that it will continue to qualify for participation.

    The sources of the Company's hospital revenues are charges related to the services provided by the hospitals and their staffs, such as radiology, operating rooms, pharmacy, physiotherapy and laboratory procedures, and basic charges for the hospital room and related services such as general nursing care, meals, maintenance and housekeeping. Hospital revenues depend upon the occupancy for inpatient routine services, the extent to which ancillary services and therapy programs are ordered by physicians and provided to patients, the volume of out-patient procedures and the charges or negotiated payment rates for such services. Charges and reimbursement rates for inpatient routine services vary depending on the type of bed occupied (e.g., medical/surgical, intensive care or psychiatric) and the geographic location of the hospital.

    The following table shows the approximate percentages of net patient revenue derived by the Company's hospitals owned as of December 31, 1995, since their respective dates of acquisition by the Company, from third party sources excluding the effect of special Medicaid reimbursements received at the Company's Texas acute care hospitals of $12.6 million in 1995, $12.7 million in 1994, $13.5 million in 1993 and $29.8 million in 1992, and from all other sources during the five years ended December 31, 1995. 1995 (Pro forma) assumes the following transactions occurred on January 1, 1995: (i) Northwest Texas Health acquisition (acquired in May 1996); (ii) First Hospital Properties acquisition (expected to be completed in June 1996 subject to regulatory approval); (iii) acquisition of Manatee (acquired in August 1995); (iv) the acquisition of Aiken and the divestiture of Dallas Family Hospital and Westlake Medical Center (transaction completed in July 1995); and (v) the disposition of Universal Medical Center (disposed of in October 1995).

                                                         Percentage of Net Patient Revenues
                                              --------------------------------------------------------
                                                                                              1995
                                              1991     1992     1993     1994     1995     (Pro forma)
                                              -----    -----    -----    -----    -----    -----------
Third Party Payors:
Medicare...................................    29.7%    32.2%    32.1%    32.7%    35.0%       33.7%
Medicaid...................................     4.9%     7.1%    10.4%    11.8%    12.5%       15.3%
Other Sources (including Blue Cross).......    65.4%    60.7%    57.5%    55.5%    52.5%       51.0%
                                              -----    -----    -----    -----    -----       -----
      Total................................   100.0%   100.0%   100.0%   100.0%   100.0%      100.0%
                                              -----    -----    -----    -----    -----       -----

    Net revenues of the Company are reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

                              SELLING STOCKHOLDER

                                                              NUMBER OF SHARES OF
                                    SHARES BENEFICIALLY              COMMON            SHARES BENEFICIALLY
  NAME OF SELLING STOCKHOLDER      OWNED BEFORE OFFERING     STOCK OFFERED FOR SALE    OWNED AFTER OFFERING
- --------------------------------   ----------------------    ----------------------    --------------------
                                    NUMBER        PERCENT                               NUMBER      PERCENT
                                   ---------      -------                              ---------    -------

Alan B. Miller
  Class A Common Stock(1)(3)....   2,035,016        93%              313,482(1)        1,721,534      92%
  Class B Common Stock(2).......     215,020(2)      1%               55,170             159,850(2)    1%
  Class C Common Stock(1)(3)....     203,460        93%               31,348(1)          172,112      92%
  Class D Common Stock..........           0       --              --                     --         --


- ------------


(1) Shares of Class A and Class C Common Stock are convertible on a share-for-share basis into Class B Common Stock. Mr. Miller will convert 313,482 shares of Class A Common Stock and 31,348 shares of Class C Common Stock into 313,482 and 31,348 shares of Class B Common Stock, respectively, immediately prior to the Offering.


(2) Includes 150,000 shares of Class B Common Stock issuable upon the exercise of stock options exercisable within 60 days of the date hereof.


(3) Does not include 126,138 shares of Class A Common Stock and 12,724 shares of Class C Common Stock owned by two directors of the Company which Mr. Miller, pursuant to the terms of a Stockholders' Agreement, has the right to vote in certain circumstances.


                          DESCRIPTION OF COMMON STOCK

    The Company's authorized capital stock consists of 12,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, 1,200,000 shares of Class C Common Stock, $.01 par value per share, and 5,000,000 shares of Class D Common Stock, $.01 par value per share.

    Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock are substantially similar except that each class has different voting rights. Each share of Class A Common Stock has one vote per share; each share of Class B Common Stock has one-tenth vote per share; each share of Class C Common Stock has one hundred votes per share; and each share of Class D Common Stock has ten votes per share. Notwithstanding the foregoing, if a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, which is less than ten times the number of shares of Class C or Class D Common Stock, respectively, that such holder holds, then such holder will only be entitled to one vote per share of Class C Common Stock and one-tenth vote per share of Class D Common Stock.


    The holders of Class B and Class D Common Stock, voting together, with each share of Class B and Class D Common Stock having one vote per share, are entitled to elect the greater of 20% of the Company's Board of Directors or one director. The holders of Class B and Class D Common Stock are also permitted to vote together as a separate class with respect to certain other matters or as required by applicable law. Holders of Class A and Class C Common Stock, voting as a single class, elect the remaining directors and vote together with the holders of Class B and Class D Common Stock on all other matters.

                                  UNDERWRITING

    Upon the terms and subject to conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholder have agreed to sell to such Underwriter, shares of Class B Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                      NUMBER OF
    UNDERWRITER                                                        SHARES
                                                                      ---------
Smith Barney Inc...................................................
Bear, Stearns & Co. Inc............................................
Dillon, Read & Co. Inc.............................................
Donaldson, Lufkin & Jenrette Securities Corporation................
J.P. Morgan Securities Inc.........................................

                                                                      ---------
      Total........................................................   4,400,000
                                                                      ---------
                                                                      ---------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Class B Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares offered hereby if any are taken (other than those covered by the overallotment option described below).

    The Underwriters, for whom Smith Barney Inc., Bear, Stearns & Co. Inc., Dillon, Read & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Inc., are acting as representatives propose to offer part of the shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a
concession not in excess of $         per share. The Underwriters may allow, and
such dealers may reallow, a discount of not more than $         per share to
other Underwriters or certain other dealers.

    The Company has granted to the Underwriters a 30-day option to purchase up to 660,000 additional shares of Class B Common Stock at the price to the public all as set forth on the cover page of this Prospectus less the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over allotments made in connection with the sale of shares offered hereby. To the extent that such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company and its executive officers and directors have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Class B Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for Class B Common Stock of the Company, except in the case of the Company in connection with certain permitted issuances described in the Underwriting Agreement.

    In connection with the repayment of debt with a portion of the proceeds of the Offering, see "Use of Proceeds," more than 10% of the net offering proceeds will be paid to or for the beneficial interest of members of the National Association of Securities Dealers, Inc. ("NASD") and affiliated and associated persons of NASD members. Therefore, the Offering is being made in compliance with subsection (c)(8) of the NASD's Corporate Financing Rule.

    Robert H. Hotz, a director of the Company, is a Managing Director and Co-Head of Corporate Finance at Dillon, Read & Co. Inc., a managing underwriter of this Offering. The Company has engaged and intends in the future to engage Dillon, Read & Co. Inc. in connection with such financial matters as it deems appropriate.

    The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Class B Common Stock offered hereby will be passed upon for the Company and the Selling Stockholder by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. Anthony Pantaleoni, a director of the Company who owns less than one percent of the outstanding capital stock of the Company, is a partner in Fulbright & Jaworski L.L.P. The validity of the Class B Common Stock offered hereby will be passed upon for the Underwriters by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019.

                                    EXPERTS

    The consolidated financial statements and schedule of Universal Health Services, Inc. and subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and the financial statements of Aiken Regional Medical Centers as of and for the year ended December 31, 1994, included or incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


    The combined financial statements of Manatee Hospitals and Health Systems, Inc. at August 31, 1993 and 1994, and for the years then ended incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent Certified Public Accountants, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The financial statements of Northwest Texas Healthcare System as of September 30, 1995, and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Clifton, Gunderson & Co., independent Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of Clifton, Gunderson & Co. covering the September 30, 1995 financial statements refers to an emphasis of the accounting reporting entity and to a change in accounting for investment securities.

    The financial statements of Northwest Texas Healthcare System as of September 30, 1994, and for the year then ended appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP, covering the September 30, 1994 financial statements refers to an emphasis of the financial reporting entity and to a change in accounting for investment securities.

                         INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements:
  Report of Independent Public Accountants...........................................    F-2
  Consolidated Statements of Income for the Three Years Ended December 31, 1995......    F-3
  Consolidated Balance Sheets as of December 31, 1994 and 1995.......................    F-4
  Consolidated Statements of Common Stockholders' Equity for the Three Years Ended
    December 31, 1995................................................................    F-5
  Consolidated Statements of Cash Flows for the Three Years Ended December 31,
    1995.............................................................................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
  Consolidated Statements of Income for the Three Months Ended March 31, 1995 and
    1996 (unaudited).................................................................   F-22
  Condensed Consolidated Balance Sheets as of December 31, 1995 and as of March 31,
    1996 (unaudited).................................................................   F-23
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March
    31, 1995 and 1996 (unaudited)....................................................   F-24
  Notes to Condensed Consolidated Financial Statements (unaudited)...................   F-25

  NORTHWEST TEXAS HEALTHCARE SYSTEM
  Reports of Independent Auditors....................................................   F-27
  Balance Sheets as of September 30, 1994 and 1995 and March 31, 1996 (unaudited)....   F-29
  Statements of Revenue and Expenses for the Years Ended September 30, 1994 and 1995
    and the Six Months Ended March 31, 1995 and 1996 (unaudited).....................   F-30
  Statements of Changes in Fund Balances for the Years Ended September 30, 1994 and
    1995 and the Six Months Ended March 31, 1996 (unaudited).........................   F-31
  Statements of Cash Flows for the Years Ended September 30, 1994 and 1995 and the
Six Months Ended March 31, 1995 and 1996 (unaudited).................................   F-32
  Notes to Financial Statements......................................................   F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of UNIVERSAL HEALTH SERVICES, INC.:

    We have audited the accompanying consolidated balance sheets of Universal Health Services, Inc. (Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal Health Services, Inc. and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                          ARTHUR ANDERSEN LLP




Philadelphia, PA
February 10, 1996
(except with respect to the matter
discussed in Note 12, as to which the
date is April 26, 1996)

                    UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF INCOME
                                 YEAR ENDED DECEMBER 31

                                                       1993            1994            1995
                                                   ------------    ------------    ------------
Net revenues....................................   $761,544,000    $782,199,000    $931,126,000
Operating charges
  Operating expenses............................    299,645,000     298,108,000     361,049,000
  Salaries and wages............................    280,041,000     286,297,000     329,939,000
  Provision for doubtful accounts...............     55,409,000      58,347,000      76,905,000
  Depreciation & amortization...................     39,599,000      42,383,000      51,371,000
  Lease and rental expense......................     34,281,000      34,097,000      36,068,000
  Interest expense, net.........................      8,645,000       6,275,000      11,195,000
  Nonrecurring charges..........................      8,828,000       9,763,000      11,610,000
                                                   ------------    ------------    ------------
  Total operating charges.......................    726,448,000     735,270,000     878,137,000
                                                   ------------    ------------    ------------
  Income before income taxes....................     35,096,000      46,929,000      52,989,000
  Provision for income taxes....................     11,085,000      18,209,000      17,505,000
                                                   ------------    ------------    ------------
  Net income....................................   $ 24,011,000    $ 28,720,000    $ 35,484,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
  Earnings per common & common share equivalent
    (fully diluted).............................   $        .86    $       1.01    $       1.26
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
Weighted average number of common shares and
  equivalents...................................     29,638,000      28,778,000      28,158,000
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31
                                                                    ----------------------------
                                                                        1994            1995
                                                                    ------------    ------------
   ASSETS
Current Assets
 Cash and cash equivalents.......................................   $    780,000    $     34,000
 Accounts receivable, net of allowance of $34,957,000 in 1994 and
  $49,016,000 in 1995 for doubtful accounts......................     84,818,000     114,163,000
 Supplies........................................................     15,723,000      18,207,000
 Deferred income taxes...........................................     12,942,000      18,989,000
 Other current assets............................................      4,126,000       5,529,000
                                                                    ------------    ------------
 Total current assets............................................    118,389,000     156,922,000
 Property and Equipment
   Land..........................................................     34,159,000      36,055,000
   Buildings and improvements....................................    314,545,000     348,182,000
   Equipment.....................................................    218,844,000     206,193,000
   Property under capital lease..................................     24,782,000      27,415,000
                                                                    ------------    ------------
                                                                     592,330,000     617,845,000
     Less accumulated depreciation...............................    265,059,000     248,540,000
                                                                    ------------    ------------
                                                                     327,271,000     369,305,000
 Construction in progress........................................      4,372,000      23,683,000
                                                                    ------------    ------------
                                                                     331,643,000     392,988,000
 Other assets
   Excess of cost over fair value of net assets acquired.........     38,762,000     136,206,000
   Deferred income taxes.........................................      2,742,000      17,283,000
   Deferred charges..............................................      1,527,000      11,466,000
   Other.........................................................     28,429,000      33,186,000
                                                                    ------------    ------------
                                                                      71,460,000     198,141,000
                                                                    ------------    ------------
                                                                    $521,492,000    $748,051,000
                                                                    ------------    ------------
                                                                    ------------    ------------
   LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current Liabilities
 Current maturities of long-term debt............................   $  7,236,000    $  7,125,000
 Accounts payable................................................     37,185,000      52,855,000
 Accrued liabilities
   Compensation and related benefits.............................     20,208,000      20,470,000
   Interest......................................................      2,442,000       5,513,000
   Other.........................................................     32,294,000      47,180,000
   Federal and state taxes.......................................      4,417,000       1,874,000
                                                                    ------------    ------------
   Total current liabilities.....................................    103,782,000     135,017,000
   Other Noncurrent Liabilities..................................     71,956,000      78,248,000
 Long-Term Debt..................................................     85,125,000     237,086,000
Commitments and Contingencies
Common Stockholders' Equity
 Class A Common Stock, voting, $.01 par value; authorized
   12,000,000 shares; issued and outstanding 1,090,527 shares in
   1994 and 1,090,527 in 1995....................................         11,000          11,000
 Class B Common Stock, limited voting, $.01 par value; authorized
   50,000,000 shares; issued and outstanding 12,591,854 shares in
   1994 and 12,658,818 in 1995...................................        126,000         127,000
 Class C Common Stock, voting, $.01 par value; authorized
   1,200,000 shares; issued and outstanding 109,622 shares in
   1994 and 109,622 in 1995......................................          1,000           1,000
 Class D Common Stock, limited voting, $.01 par value; authorized
   5,000,000 shares; issued and outstanding 22,769 shares in 1994
   and 20,503 in 1995............................................        --              --
 Capital in excess of par value, net of deferred compensation of
   $414,000 in 1994 and $941,000 in 1995.........................     88,295,000      89,881,000
 Retained earnings...............................................    172,196,000     207,680,000
                                                                    ------------    ------------
                                                                     260,629,000     297,700,000
                                                                    ------------    ------------
                                                                    $521,492,000    $748,051,000
                                                                    ------------    ------------
                                                                    ------------    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                 CLASS              CAPITAL IN
                            CLASS A   CLASS B      C      CLASS D    EXCESS OF      RETAINED
                            COMMON     COMMON    COMMON   COMMON     PAR VALUE      EARNINGS        TOTAL
                            -------   --------   ------   -------   -----------   ------------   ------------
Balance January 1,
  1993...................   $12,000   $123,000   $1,000     --      $83,302,000   $119,465,000   $202,903,000

Common Stock
 Issued..................     --         1,000    --        --          518,000        --             519,000
 Converted...............    (1,000)     1,000    --        --          --             --             --
 Repurchased.............     --        (3,000)   --        --       (3,233,000)       --          (3,236,000)
Amortization of deferred
  compensation...........     --         --       --        --          333,000        --             333,000
Cancellation of stock
  grant..................     --         --       --        --          (42,000)       --             (42,000)
Net income...............     --         --       --        --          --          24,011,000     24,011,000
                            -------   --------   ------   -------   -----------   ------------   ------------
Balance January 1,
  1994...................    11,000    122,000   1,000      --       80,878,000    143,476,000    224,488,000

Common Stock
 Issued..................     --         9,000    --        --       20,308,000        --          20,317,000
 Repurchased.............     --        (5,000)   --        --      (13,144,000)       --         (13,149,000)
Amortization of deferred
  compensation...........     --         --       --        --          277,000        --             277,000
Cancellation of stock
  grant..................     --         --       --        --          (24,000)       --             (24,000)
Net income...............     --         --       --        --          --          28,720,000     28,720,000
                            -------   --------   ------   -------   -----------   ------------   ------------
Balance January 1,
  1995...................    11,000    126,000   1,000      --       88,295,000    172,196,000    260,629,000

Common Stock
 Issued..................     --         1,000    --        --        1,117,000        --           1,118,000
Amortization of deferred
  compensation...........     --         --       --        --          469,000        --             469,000
Net income...............     --         --       --        --          --          35,484,000     35,484,000
                            -------   --------   ------   -------   -----------   ------------   ------------

Balance December 31,
  1995...................   $11,000   $127,000   $1,000     --      $89,881,000   $207,680,000   $297,700,000
                            -------   --------   ------   -------   -----------   ------------   ------------
                            -------   --------   ------   -------   -----------   ------------   ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    YEAR ENDED DECEMBER 31

                                                       1993             1994            1995
                                                   -------------    ------------    ------------
Cash Flows from Operating Activities:
  Net income....................................   $  24,011,000    $ 28,720,000    $ 35,484,000
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization...............      39,599,000      42,383,000      51,371,000
    Provision for self-insurance reserves ......      20,755,000      10,810,000      14,291,000
    Other non-cash charges......................       8,828,000       9,763,000      11,610,000
Changes in assets and liabilities, net of
  effects from acquisitions and dispositions:
  Accounts receivable...........................      12,928,000      (4,380,000)     (5,125,000)
  Accrued interest..............................        (412,000)       (805,000)      3,071,000
  Accrued and deferred income taxes.............      (8,990,000)     (9,944,000)    (20,826,000)
  Other working capital accounts................       4,858,000       1,710,000      10,944,000
  Other assets and deferred charges.............      (5,804,000)     (3,064,000)     (3,982,000)
  Other.........................................       1,002,000         (42,000)      3,390,000
  Payments made in settlement of self-insurance
    claims......................................     (12,135,000)    (14,527,000)     (8,479,000)
                                                   -------------    ------------    ------------
Net cash provided by operating activities.......      84,640,000      60,624,000      91,749,000
                                                   -------------    ------------    ------------
Cash Flows from Investing Activities:
  Property and equipment additions..............     (47,319,000)    (43,998,000)    (60,734,000)
  Disposition of assets.........................         227,000       1,132,000       2,321,000
  Acquisition of properties previously leased...      (3,218,000)     (5,771,000)        --
  Acquisition of businesses.....................     (11,526,000)    (16,794,000)   (187,865,000)
  Acquisition of assets held for lease..........        --            (9,059,000)     (3,561,000)
  Disposition of businesses.....................      18,492,000       3,791,000      19,495,000
  Other investments.............................        --            (1,079,000)        --
                                                   -------------    ------------    ------------
  Net cash used in investing activities.........     (43,344,000)    (71,778,000)   (230,344,000)
                                                   -------------    ------------    ------------
Cash Flows from Financing Activities:
  Additional borrowings, net of financing
    costs.......................................       1,800,000      45,469,000     149,323,000
  Reduction of long-term debt...................     (46,496,000)    (21,981,000)    (12,009,000)
  Issuance of common stock......................         519,000       1,026,000         535,000
  Repurchase of common shares...................      (3,236,000)    (13,149,000)        --
                                                   -------------    ------------    ------------
  Net cash provided by (used in) financing
    activities..................................     (47,413,000)     11,365,000     137,849,000
                                                   -------------    ------------    ------------
Increase (Decrease) in Cash and Cash
  Equivalents...................................      (6,117,000)        211,000        (746,000)
Cash and Cash Equivalents, Beginning of
  Period........................................       6,686,000         569,000         780,000
                                                   -------------    ------------    ------------
Cash and Cash Equivalents, End of Period........   $     569,000    $    780,000    $     34,000
                                                   -------------    ------------    ------------
                                                   -------------    ------------    ------------
Supplemental Disclosures of Cash Flow
  Information:
  Interest paid.................................   $   9,057,000    $  7,080,000    $  8,124,000
  Income taxes paid, net of refunds.............   $  19,901,000    $ 28,153,000    $ 38,331,000
Supplemental Disclosures of Non-cash Investing
  and Financing Activities: See Notes 2 and 6

    The accompanying notes are an integral part of these consolidated financial statements.

                 UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements include the accounts of Universal Health Services, Inc. (the "Company") and its majority-owned subsidiaries and partnerships controlled by the Company as the managing general partner. All significant intercompany accounts and transactions have been eliminated. The more significant accounting policies follow:

    NATURE OF OPERATIONS: The principal business of the Company is owning and operating acute care hospitals, behavioral health centers, ambulatory surgery centers and radiation oncology centers. At December 31, 1995, the Company operated 29 hospitals, consisting of 14 acute care hospitals and 15 behavioral health centers, in Arkansas, California, Florida, Georgia, Illinois, Louisiana, Massachusetts, Michigan, Missouri, Nevada, Pennsylvania, South Carolina, Texas and Washington. The Company, as part of its Ambulatory Treatment Centers Division owns outright, or in partnership with physicians, and operates or manages 25 surgery and radiation oncology centers located in 14 states.

    Services provided by the Company's hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, diagnostic care, coronary care, pediatric services and psychiatric services. The Company provides capital resources as well as a variety of management services to its facilities, including central purchasing, data processing, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

    Net revenues from the Company's acute care hospitals, and ambulatory treatment centers accounted for 84%, 85% and 86% of consolidated net revenues in 1993, 1994 and 1995, respectively.

    NET REVENUES: Net revenues are reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. These net revenues are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Medicare and Medicaid net revenues represented 43%, 44% and 48% of net patient revenues for the years 1993, 1994 and 1995, respectively, excluding the additional revenues from special Medicaid reimbursement programs described in Note 11.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Expenditures for renewals and improvements are charged to the property accounts. Replacements, maintenance and repairs which do not improve or extend the life of the respective asset are expensed as incurred. The Company removes the cost and the related accumulated depreciation from the accounts for assets sold or retired and the resulting gains or losses are included in the results of operations.

    Depreciation is provided on the straightline method over the estimated useful lives of buildings and improvements (twenty to forty years) and equipment (five to fifteen years).

    OTHER ASSETS: The excess of cost over fair value of net assets acquired in purchase transactions, net of accumulated amortization of $52,261,000 in 1994 and $59,957,000 in 1995 is amortized using the straight-line method over periods ranging from five to forty years.

    During 1994, the Company established an employee life insurance program covering approximately 2,200 employees. At December 31, 1994 and 1995, the cash surrender value of the policies ($41.3 million and $34.3 million) were recorded net of related loans ($41.0 million and $34.4 million) and is included in other assets.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    LONG-LIVED ASSETS: It is the Company's policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

    In 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount.

    Measurement of the impairment loss is based on fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. See Note 9.

    INCOME TAXES: The Company and its subsidiaries file consolidated Federal tax returns. Deferred taxes are recognized for the amount of taxes payable or deductible in future years as a result of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

    OTHER NONCURRENT LIABILITIES: Other noncurrent liabilities include the long-term portion of the Company's professional and general liability and workers' compensation reserves and minority interests in majority owned subsidiaries and partnerships.

    EARNINGS PER COMMON AND COMMON SHARE EQUIVALENTS: Earnings per share are based on the weighted average number of common shares outstanding during the year adjusted to give effect to common stock equivalents. The 1993 and 1994 earnings per share have been adjusted to reflect the assumed conversion of the Company's convertible debentures. In April 1994, the Company redeemed the debentures which reduced the fully diluted number of shares outstanding by 902,466.

    STATEMENT OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Interest expense in the consolidated statements of income is net of interest income of $498,000, $266,000 and $567,000 in 1993, 1994 and 1995, respectively.

    INTEREST RATE SWAP AGREEMENTS: In managing interest rate exposure, the Company at times enters into interest rate swap agreements. When interest rates change, the differential to be paid or received is accrued as interest expense and is recognized over the life of the agreements. Gains and losses on terminated interest rate swap agreements are amortized into income over the remaining life of the underlying debt obligation or the remaining life of the original swap, if shorter.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of the Company's registered debt, interest rate swap agreements and investments is based on quoted market prices. The carrying amounts reported in the balance sheet for cash, accrued liabilities, and short-term borrowings approximates fair value due to the short-term nature of these instruments. Accordingly, these items have been excluded from the fair value disclosures included elsewhere in these notes to consolidated financial statements.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2) ACQUISITIONS AND DIVESTITURES

    1995--During the second quarter, the Company acquired an 82-bed psychiatric hospital located in South Attleboro, Massachusetts for approximately $3 million. The Company also purchased for approximately $2 million, a majority interest in two separate partnerships which own and operate outpatient surgery centers located in Fayetteville, Arkansas and Somersworth, New Hampshire.

    During the third quarter, the Company completed the acquisition of Aiken Regional Medical Centers, ("Aiken") a 225-bed acute care facility located in Aiken, South Carolina for approximately $44 million in cash, a 104-bed acute care hospital and a 126-bed acute care hospital. The majority of the real estate assets of the 126-bed facility were being leased from Universal Health Realty Income Trust (the "Trust") pursuant to the terms of an operating lease which was scheduled to expire in 2000. In exchange for the real estate assets of the 126-bed acute care hospital, the Company exchanged substitute properties consisting of additional real estate assets owned by the Company but related to three acute care facilities owned by the Trust and operated by the Company. As a result of the divestiture of the two acute care hospitals in connection with the acquisition of Aiken Regional Medical Centers, the Company recorded a $4.3 million and a $2.7 million pre-tax charge in the 1994 and 1995 consolidated statements of income, respectively.

    During the third quarter, the Company completed the acquisition of Manatee Memorial Hospital, ("Manatee") a 512-bed acute care hospital located in Bradenton, Florida for approximately $139 million in cash and assumption of net liabilities of approximately $4 million.

    During the fourth quarter, the Company sold the operations and substantially all the assets of Universal Medical Center ("UMC"), a 202-bed acute care hospital located in Plantation, Florida for cash proceeds of approximately $20 million. The sale resulted in a pre-tax gain of approximately $5 million which has been included in nonrecurring charges in the 1995 consolidated statement of income.

    In September, 1995, the Company signed a letter of intent to acquire Northwest Texas Hospital, a 360-bed acute care facility located in Amarillo, Texas. The closing of this transaction, which is expected to be completed during the second quarter of 1996, is subject to a number of conditions. Cash consideration is expected to approximate $120 million in addition to payments by the Company to the Amarillo Hospital District of 15% of any amount of earnings before depreciation, interest and taxes in excess of $24 million in each year of the seven year period commencing April 1, 1996 and ending March 31, 2003. In addition under terms of the agreement, the Amarillo Hospital District will pay the Company $8 million per year for the first four years and $6 million per year (subject to certain adjustments for inflation) for up to an additional 36 years to help support the cost of medical service to indigent patients.

    Operating results of Aiken and Manatee have been included in the financial statements from their respective dates of acquisition. Assuming the Aiken and Manatee acquisitions had been completed as of January 1, 1995 the unaudited pro forma net revenues and net income would have been approximately $1 billion and $37.9 million, respectively. In addition, the unaudited pro forma earnings per share would have been $1.35. The unaudited pro forma financial information may not be indicative of results that would have been reported if the acquisitions had occurred at the beginning of 1995 and may not be indicative of future operating results.

    The excess of cost over fair value of net assets acquired in the 1995 purchase transactions is amortized using the straight-line method over fifteen years.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2) ACQUISITIONS AND DIVESTITURES--(CONTINUED)
    1994--During 1994 the Company purchased majority interests in two separate partnerships which own and operate outpatient surgery facilities. One of these partnerships was merged with an existing partnership in which the Company held a majority ownership. The Company also agreed to manage the operations of, and purchased a majority interest in, these separate partnerships which lease fixed assets to four radiation therapy centers located in Kentucky. In addition, the Company purchased one radiation center and majority interests in two separate partnerships which own and operate radiation therapy centers. Total consideration for these acquisitions was $14.5 million in cash, and the assumption of liabilities totaling $3.0 million.

    In November 1994, the Company acquired a 112-bed acute care hospital located in Edinburg, Texas for net cash of approximately $11.3 million and the assumption of liabilities totaling $2.2 million. In connection with this acquisition, the Company committed to invest at least an additional $30 million, over a ten year period, to renovate the existing facility and construct an additional facility. Approximately $2.2 million was spent on this project during 1995.

    Operating results of the hospital located in Edinburg have been included in the financial statements from the date of acquisition. Assuming the above Edinburg, Aiken and Manatee acquisitions had been completed as of January 1, 1994 the unaudited pro forma net revenues and net income would have been $952 million and $32 million, respectively. In addition, the unaudited pro forma earnings per share would have been $1.13. The unaudited pro forma financial information may not be indicative of results that would have been reported if the acquisitions had occurred at the beginning of 1994 and may not be indicative of future operating results.

    1993--During 1993 the Company purchased a radiation therapy center and majority interests in four separate partnerships which own and operate ambulatory surgery facilities for $11.5 million in cash and the assumption of liabilities totaling $300,000.

    During the fourth quarter, the Company sold the operations and fixed assets of a 124-bed acute care hospital for approximately $7.8 million in cash. The Company also sold the operations and certain fixed assets of a 134-bed acute care hospital for cash of $1.5 million. Concurrently, the Company sold certain related real property to Universal Health Realty Income Trust (the "Trust"), an affiliate and the lessor of this 134-bed acute care hospital, for $1 million in cash and a note receivable of $900,000 (see Note 8). In connection with this transaction, the Company's lease with the Trust for this property was terminated. The disposition of these two facilities resulted in a pre-tax loss of $4.4 million ($2.2 million after tax), which is included in nonrecurring charges in the 1993 consolidated statement of income.

    Also during 1993, the Company recorded a pre-tax charge of $4.4 million related to the winding down or disposition of other non-strategic businesses which is included in nonrecurring charges in the 1993 consolidated statement of income.

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3) LONG-TERM DEBT

    A summary of long-term debt follows:

                                                                          DECEMBER 31
                                                                  ----------------------------
                                                                      1994            1995
                                                                  ------------    ------------
Long-term debt:
  Notes payable (including obligations under capitalized leases of $14,004,000 in 1994 and $14,220,000 in 1995) with
    varying maturities through 2001; weighted average interest at 6.9% in 1995 and 1994 (see Note 6 regarding capitalized
    leases)....................................................   $ 19,442,000    $ 20,443,000
    Mortgages payable, interest at 6.0% to 9.0% with varying
      maturities through 2000..................................      3,745,000       2,184,000
  Revolving credit and demand notes............................      8,950,000      21,450,000
  Commercial paper.............................................     38,500,000      48,000,000
  Revenue bonds:
    interest at floating rates ranging from 5.0% to 5.2% at
      December 31, 1995 with varying maturities through 2015...     21,724,000      18,200,000
  8.75% Senior Notes due 2005, net of the unamortized discount
    of $1,066,000..............................................        --          133,934,000
                                                                  ------------    ------------
                                                                    92,361,000     244,211,000
    Less-Amounts due within one year...........................      7,236,000       7,125,000
                                                                  ------------    ------------
                                                                  $ 85,125,000    $237,086,000
                                                                  ------------    ------------
                                                                  ------------    ------------

    During the third quarter of 1995, the Company completed the issuance of $135 million of Senior Notes which have an 8.75% coupon rate and which mature on August 15, 2005. The Notes can be redeemed in whole or in part, at any time on or after August 15, 2000, initially at a price of 102.265%, declining ratably to par on or after August 15, 2002. The interest on the bonds will be paid semiannually in arrears on February 15 and August 15 of each year. The net proceeds generated from the issuance were approximately $131 million and were used to finance the acquisitions described in Note 2. In anticipation of the Senior Note issuance, the Company entered into interest rate swaps having a total notional principal amount of $100 million to hedge the interest rate on the Notes. These interest rate swaps were terminated simultaneously with the issuance of the Notes at which time the Company paid a net termination fee of $5.4 million. The effective rate on the Notes including the amortization of swap termination fees and bond discount is 9.2%.

    The Company amended its unsecured non-amortizing revolving credit agreement in 1995. The amended agreement, which expires on March 31, 2000, provides for $225 million of borrowing capacity, subject to certain conditions, until March 31, 1998, $210 million until March 31, 1999 and $185 million until March 31, 2000. The agreement provides for interest, at the Company's option at the prime rate, certificate of deposit rate plus 5/8% to 1 1/8% or Euro-dollar plus 1/2% to 1%. A fee ranging from 1/8% to 3/8% is required on the unused portion of this commitment. The margins over the certificate of deposit, the Euro-dollar rates and the commitment fee are based upon specified leverage and coverage ratios. At December 31, 1995 the applicable margins over the certificate of deposit and the Euro-dollar rate were 7/8% and 3/4%, respectively, and the commitment fee was 1/4%. There are no compensating balance requirements. The agreement contains a provision whereby 50% of the net consideration, in excess of $25 million, from the disposition of assets will be applied to reduce commitments unless such net consideration is reinvested in newly acquired capital over a twelve month period. At December 31, 1995,

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3) LONG-TERM DEBT--(CONTINUED)
the Company had $207 million of unused borrowing capacity available under the revolving credit agreement.

    The average amounts outstanding during 1993, 1994 and 1995 under the revolving credit and demand notes and commercial paper program were $25,069,000, $16,324,000 and $46,984,000, respectively with corresponding effective interest rates of 4.6%, 7.9% and 8.0% including commitment fees. The maximum amounts outstanding at any month-end were $46,800,000, $47,450,000 and $79,450,000 during 1993, 1994 and 1995, respectively.

    Substantially all of the Company's accounts receivable are pledged as collateral to secure its $50 million, daily valued commercial paper program. The Company has sufficient patient receivables to support a larger program, and upon the mutual consent of the Company and the participating lending institutions, the commitment can be increased. A fee of .76% is required on this $50 million commitment. Outstanding amounts of commercial paper that can be refinanced through available borrowings under the Company's revolving credit agreement are classified as long-term.

    At December 31, 1995, the Company had one interest rate swap agreement with a notional principal amount of $10 million. This agreement calls for the payment of interest at a fixed rate by the Company in return for payment of a variable rate interest by a commercial bank. This swap effectively fixes the Company's interest rate on $10 million of its floating rate debt at 9.015%. The interest rate swap expires in March, 1996. The effective interest rate on the Company's revolving credit, demand notes and commercial paper program including the interest rate swap expense was 13.9%, 16.1% and 8.4% during 1993, 1994 and 1995, respectively. Additional interest expense recorded as a result of the Company's hedging activity was $3,160,000, $1,981,000 and $209,000 in 1993, 1994 and 1995,
respectively. The Company is exposed to credit loss in the event of non-performance by the counterparty to the interest rate swap agreement. This counterparty is a major financial institution which is rated AA by Moody's Investors Service and the Company does not anticipate nonperformance. The cost to terminate the swap obligation at December 31, 1994 and 1995, was approximately $151,000 and $113,000, respectively.

    Covenants relating to long-term debt require maintenance of a minimum net worth, specified debt to total capital, debt to EBITDA and fixed charge coverage ratios. Covenants also limit the Company's ability to incur additional senior debt and to pay cash dividends and repurchase its shares and limit capital expenditures, among other restrictions. Management believes the Company is in compliance with all required covenants as of December 31, 1995.

    The fair value of the Company's long-term debt at December 31, 1995 was approximately $247,302,000.

    Aggregate maturities follow:

1996........................................................   $  7,125,000
1997........................................................      6,300,000
1998........................................................      3,838,000
1999........................................................      2,644,000
2000........................................................     72,143,000
Later.......................................................    152,161,000
                                                               ------------
Total.......................................................   $244,211,000
                                                               ------------

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4) COMMON STOCK

    During 1993 and 1994, the Company repurchased 449,600 and 1,019,600 shares of Class B Common Stock, respectively, at an average purchase price of $7.20 and $12.90 per share, respectively, or an aggregate of approximately $3.2 million and $13.2 million, respectively. All repurchases during 1994 were made subsequent to March 1, 1994. The Company's ability to repurchase its shares is limited by long-term debt covenants to $50 million plus 50% of cumulative net income since March, 1994. Under the terms of these covenants, the Company had the ability to repurchase an additional $79.4 million of its Common Stock as of December 31, 1995. The repurchased shares are treated as retired.

    At December 31, 1995 6,089,686 shares of Class B Common Stock were reserved for issuance upon conversion of shares of Class A, C and D Common Stock outstanding, for issuance upon exercise of options to purchase Class B Common Stock, and for issuance of stock under other incentive plans. Class A, C and D Common Stock are convertible on a share for share basis into Class B Common Stock.

    In 1994, the Company adopted a Stock Compensation Plan under which up to 100,000 Class B Common Shares may be granted to key employees, consultants and independent contractors, but not to officers or directors. The Plan will terminate on November 16, 2004, unless terminated sooner by the Board. In 1994, 3,600 shares were granted under this plan.

    Under the terms of the Stock Bonus Plan adopted in 1992, eligible employees may elect to receive all or part of their annual bonuses in shares of restricted stock (the "Bonus Shares"). Those electing to receive Bonus Shares also receive additional restricted shares in an amount equal to 20% of their Bonus Shares (the "Premium Shares"). Restrictions on one-half of the Bonus Shares and one-half of the Premium Shares lapse after one year and the restrictions on the remaining shares lapse after two years. The Company has reserved 300,000 shares of Class B Common Stock for this plan and has issued 145,316 shares at December 31, 1995.

    Under the terms of the Stock Ownership Plan, eligible employees may purchase shares of Class B Common Stock directly from the Company at the market price. The Company will loan each eligible employee an amount equal to 90% of the purchase price for the shares. The loans, which are partially recourse to the employee, bear interest at the applicable Federal rate and are due five years from the purchase date. Shares purchased under this plan are restricted from sale or transfer. Restrictions on one-half of the shares lapse after one year and restrictions on the remaining shares lapse after two years. The Company has reserved 200,000 shares of Class B Common Stock for this plan. As of December 31, 1995, 69,500 shares were sold under the terms of this plan.

    The Company also has a Restricted Stock Purchase Plan which allows eligible participants to purchase shares of Class B Common Stock at par value, subject to certain restrictions. Under the terms of this plan, 600,000 shares of Class B Common Stock have been reserved for purchase by officers, key employees and consultants. The restrictions lapse at various dates, as determined by the Board of Directors, ranging from six months to five years from the date of purchase. The Company has issued 369,026 shares under this plan, of which 90,000, 82,672 and 93,348 became fully vested during 1993, 1994, and 1995, respectively. Compensation expense, based on the difference between the market price on the date of purchase and par value, is being amortized over the restriction period and was $240,000 in 1993, $148,000 in 1994 and $415,000 in 1995.

    Effective January 1, 1996, the Company adopted a Stock Purchase Plan, subject to shareholder approval, which allows eligible employees to purchase shares of Class B Common Stock at a ten percent discount. The maximum number of shares of stock that can be issued under the plan is 800,000.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4) COMMON STOCK--(CONTINUED)
    Stock options to purchase Class B Common Stock have been granted to officers, key employees and directors of the Company under various plans. During 1994 and 1995 the Board of Directors and shareholders, respectively, approved a 1,200,000 share increase in the reserve for Class B Common Stock available for grant, pursuant to the terms of the 1992 Stock Option Plan. Also during 1995, subject to shareholder approval, the Board of Directors approved a 1,000,000 share increase in the reserve for Class B Common Stock available for grant pursuant to the terms of the 1992 Stock Option Plan. All stock options were granted with an exercise price equal to the fair market value on the date of the grant. Options are exercisable ratably over a four year period beginning one year after the date of the grant. The options expire five years after the date of the grant.

    Information with respect to these options is summarized as follows:

                                                                       AVERAGE
                                                         NUMBER        OPTION
OUTSTANDING OPTIONS                                     OF SHARES       PRICE
- -------------------                                     ---------      -------
Balance, January 1, 1993.............................     400,350      $  5.70
  Granted............................................      14,800      $  7.44
  Exercised..........................................     (80,476)     $  3.61
  Cancelled..........................................      (6,000)     $  6.25
                                                        ---------      -------
Balance, January 1, 1994.............................     328,674      $  6.27
  Granted............................................   1,121,500      $ 11.03
  Exercised..........................................     (31,976)     $  5.49
  Cancelled..........................................     (11,000)     $  8.32
                                                        ---------      -------
Balance, January 1, 1995.............................   1,407,198      $ 10.06
  Granted............................................     621,000      $ 16.48
  Exercised..........................................     (48,926)     $  8.06
  Cancelled..........................................      (9,750)     $  9.25
                                                        ---------      -------
Balance, December 31, 1995...........................   1,969,522      $ 12.13
                                                        ---------      -------
                                                        ---------      -------

    At December 31, 1995, 994,450 shares were available for grant. At December 31, 1995, options for 444,250 shares of Class B Common Stock with an aggregate purchase price of $4,023,852 (average of $9.06 per share) were exercisable.

    In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." The Statement encourages a fair value based method of accounting for employee stock options and similar equity instruments, which generally would result in the recording of additional compensation expense in an entity's financial statements. The Statement also allows an entity to continue to account for stock-based employee using the intrinsic value based method in APB Opinion No. 25. The Company intends to continue its accounting for equity instruments using APB No. 25. As a result, beginning in 1996, the Company will be required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied.

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5) INCOME TAXES

    Components of income tax expense are as follows:

                                               YEAR ENDED DECEMBER 31
                                      -----------------------------------------
                                         1993           1994           1995
                                      -----------    -----------    -----------
Currently payable
  Federal..........................   $17,315,000    $27,014,000    $33,659,000
  State............................     1,136,000      3,009,000      4,434,000
                                      -----------    -----------    -----------
                                       18,451,000     30,023,000     38,093,000
                                      -----------    -----------    -----------
Deferred
  Federal..........................    (6,482,000)   (10,412,000)   (17,912,000)
  State............................      (884,000)    (1,402,000)    (2,676,000)
                                      -----------    -----------    -----------
                                       (7,366,000)   (11,814,000)   (20,588,000)
                                      -----------    -----------    -----------
  Total............................   $11,085,000    $18,209,000    $17,505,000
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS
109). Under SFAS 109, deferred taxes are required to be classified based on the financial statement classification of the related assets and liabilities which give rise to temporary differences. The net effect of the impact of the 1993 tax law changes on the current and deferred tax provisions was immaterial.

    Deferred taxes result from temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The components of deferred taxes are as follows:

                                                     YEAR ENDED DECEMBER 31
                                                   --------------------------
                                                      1994           1995
                                                   -----------    -----------
Self-insurance reserves.........................   $28,944,000    $30,401,000
Doubtful accounts and other reserves............     9,921,000     14,185,000
State income taxes..............................      (126,000)        73,000
Other deferred tax assets.......................       382,000        --
Depreciable and amortizable assets..............   (17,319,000)    (4,466,000)
Conversion from cash basis to accrual basis of
accounting......................................    (5,017,000)    (2,509,000)
Other deferred tax liabilities..................    (1,101,000)    (1,412,000)
                                                   -----------    -----------
Total deferred taxes............................   $15,684,000    $36,272,000
                                                   -----------    -----------
                                                   -----------    -----------

    A reconciliation between the Federal statutory rate and the effective tax rate is a follows:

                                                       YEAR ENDED DECEMBER 31
                                                      ------------------------
                                                      1993      1994      1995
                                                      ----      ----      ----
Federal statutory rate...........................     35.0%     35.0%     35.0%
Nondeductible (deductible) depreciation,
amortization and other...........................     (3.9)      1.6      (4.1)
State taxes, net of Federal income tax benefit...      0.5       2.2       2.1
                                                      ----      ----      ----
Effective tax rate...............................     31.6%     38.8%     33.0%
                                                      ----      ----      ----
                                                      ----      ----      ----

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5) INCOME TAXES--(CONTINUED)
    In 1995 and 1994, the Company reviewed its deferred state tax balances and as a result reduced its tax provision by $390,000 in each year. The net deferred tax assets and liabilities are comprised as follows:

                                                     YEAR ENDED DECEMBER 31
                                                   --------------------------
                                                      1994           1995
                                                   -----------    -----------
Current deferred taxes
  Assets........................................   $16,622,000    $22,910,000
  Liabilities...................................    (3,680,000)    (3,921,000)
                                                   -----------    -----------
  Total deferred taxes-current..................    12,942,000     18,989,000
Noncurrent deferred taxes
  Assets........................................    22,625,000     21,749,000
  Liabilities...................................   (19,883,000)    (4,466,000)
                                                   -----------    -----------
  Total deferred taxes-noncurrent...............     2,742,000     17,283,000
                                                   -----------    -----------
Total deferred taxes............................   $15,684,000    $36,272,000
                                                   -----------    -----------
                                                   -----------    -----------

    The assets and liabilities classified as current relate primarily to the allowance for uncollectible patient accounts and the current portion of the temporary differences related to self-insurance reserves and the change in accounting method. Under SFAS 109, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income. Although realization in not assured, management believes it is more likely than not that all the deferred tax assets will be realized. Accordingly, the Company has not provided a valuation allowance. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

6) LEASE COMMITMENTS

    Certain of the Company's hospital and medical office facilities and equipment are held under operating or capital leases which expire through 2013 (see Note 8). Certain of these leases also contain provisions allowing the Company to purchase the leased assets during the term or at the expiration of the lease at fair market value. A summary of property under capital lease follows:

                                                          DECEMBER 31
                                                   --------------------------
                                                      1994           1995
                                                   -----------    -----------
Land, buildings and equipment...................   $24,782,000    $27,415,000
Less: accumulated amortization..................    10,426,000     12,867,000
                                                   -----------    -----------
                                                   $14,356,000    $14,548,000
                                                   -----------    -----------
                                                   -----------    -----------

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6) LEASE COMMITMENTS--(CONTINUED)
    Future minimum rental payments under lease commitments with a term of more than one year as of December 31, 1995, are as follows:

                                                    CAPITAL       OPERATING
YEAR                                                LEASES          LEASES
- -----------------------------------------------   -----------    ------------
1996...........................................   $ 5,931,000    $ 26,004,000
1997...........................................     4,852,000      21,555,000
1998...........................................     2,697,000      19,270,000
1999...........................................     1,543,000      17,984,000
2000...........................................       858,000      14,485,000
Later Years....................................       --           20,679,000
                                                  -----------    ------------
Total minimum rental...........................   $15,881,000    $119,977,000
Less: Amount representing interest.............     1,661,000
                                                  -----------
Present value of minimum rental commitments....    14,220,000
Less: Current portion of capital lease
obligations....................................     5,117,000
                                                  -----------
Long-term portion of capital lease
obligations....................................   $ 9,103,000
                                                  -----------
                                                  -----------

    Capital lease obligations of $5,371,000, $4,654,000 and $4,961,000 in 1993,
1994 and 1995, respectively, were incurred when the Company entered into capital leases for new equipment.

7) COMMITMENTS AND CONTINGENCIES

    Most of the Company's subsidiaries are self-insured for general liability risks for claims limited to $5 million per occurrence and for professional liability risks for claims limited to $25 million per occurrence. Coverage in excess of these limits up to $100 million is maintained with major insurance carriers. Since 1993, certain of the Company's subsidiaries, including one of its larger acute care facilities, have purchased general and professional liability occurrence policies with commercial insurers. These policies include coverage up to $25 million per occurrence for general and professional liability risks.

    As of December 1994 and 1995, the reserve for professional and general liability risks was $62.4 million and $67.2 million, respectively, of which $11.0 million and $22.8 million in 1994 and 1995, respectively, is included in current liabilities. Self-insurance reserves are based upon actuarially determined estimates. These estimates are based on historical information along with certain assumptions about future events. Changes in assumptions for such things as medical costs as well as changes in actual experience could cause these estimates to change in the near term.

    Effective January 1, 1996, the Company's self-insured subsidiaries purchased general and professional liability insurance coverage for a three year term with a commercial insurer. These policies include coverage for claims in excess of $5 million and limited to $25 million per occurrence and have an unlimited aggregate.

    The Company has outstanding letters of credit totalling $20.8 million related to the Company's self-insurance programs ($10.8 million), as support for various debt instruments ($1.3 million) and as support for a loan guarantee for an unaffiliated party ($8.7 million). The Company has also guaranteed approximately $1.1 million of loans.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7) COMMITMENTS AND CONTINGENCIES--(CONTINUED)
    The Company is committed to invest at least an additional $30 million, over a ten year period, to renovate the existing facility and construct an additional facility related to its 1994 acquisition of a 112-bed acute care hospital located in Edinburg, Texas (See Note 2). The Company has also agreed to construct a medical complex, including a 129-bed acute care facility, in Summerlin, Nevada for a total cost of approximately $60 million.

    The Company signed a letter of intent to acquire a 360-bed acute care hospital located in Amarillo, Texas. The closing of this transaction, which is expected to be completed during the second quarter of 1996, is subject to a number of conditions. Cash consideration is expected to approximate $120 million.

    The Company estimates the cost to complete major construction projects in progress at December 31, 1995 will approximate $45.8 million.

    The Company has entered into a long-term contract with a third party to provide certain data processing services for its acute care and psychiatric hospitals. This contract expires in 2002.

    Various suits and claims arising in the ordinary course of business are pending against the Company. In the opinion of management, the outcome of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.

8) RELATED PARTY TRANSACTIONS

    At December 31, 1995, the Company held approximately 8% of the outstanding shares of Universal Health Realty Income Trust (the "Trust"). Certain officers and directors of the Company are also officers and/or Directors of the Trust. The Company accounts for its investment in the Trust using the equity method of accounting. The Company's pre-tax share of income from the Trust was $757,000, $1,095,000 and $1,052,000 in 1993, 1994 and 1995, respectively, and is included in net revenues in the accompanying consolidated statements of income. The carrying value of this investment at December 31, 1994 and 1995 was $8,404,000 and $8,468,000, respectively, and is included in other assets in the accompanying consolidated balance sheets. The market value of this investment at December 31, 1994 and 1995 was $11,261,000 and $12,489,000, respectively.

    During 1993, pursuant to the terms of its lease with the Trust, the Company purchased the real property of a 48-bed psychiatric hospital located in Texas for $3.2 million. The real property of this hospital was previously leased by the Company and base rental payments continued under the existing lease until the date of sale. Operations at this hospital were discontinued during the first quarter of 1992, however, the facility is currently being utilized for outpatient services at one of the Company's acute care hospitals. Also during 1993, the Company sold to the Trust certain real estate assets of a 134-bed hospital located in Illinois for approximately $1.9 million. These assets consisted of additions and improvements made to the facility by the Company since the sale of the major portion of the real estate assets to the Trust in 1986. The operations of this facility were sold during 1993 to an operator unaffiliated with the Company.

    As of December 31, 1995, the Company leased seven hospital facilities from the Trust with initial terms expiring in 1999 through 2003. These leases contain up to six 5-year renewal options. Future minimum lease payments to the Trust are included in Note 6. The terms of the lease provide that in the event the Company discontinues operations at the leased facility for more than one year, the Company is obligated to offer a substitute property. If the Trust does not accept the substitute property offered,

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8) RELATED PARTY TRANSACTIONS--(CONTINUED) the Company is obligated to purchase the leased facility back from the Trust at a price equal to the greater of its then fair market value or the original purchase price paid by the Trust. During 1995, in exchange for the real estate assets of a 126-bed acute care hospital divested by the Company during the year, the Company exchanged with the Trust substitute properties consisting of additional real estate assets owned by the Company but related to three acute care facilities owned by the Trust and operated by the Company (See Note 2). Total rent expense under these operating leases was $16,600,000 in 1993, $15,700,000 in 1994 and $16,000,000 in 1995. The Company received an advisory fee of $880,000 in 1993, $909,000 in 1994 and $953,000 in 1995 from the Trust for investment and administrative services provided under a contractual agreement which is included in net revenues in the accompanying consolidated statement of income.

    A member of the Company's Board of Directors is a partner in the law firm used by the Company as its principal outside counsel. Another member of the Company's Board of Directors is a managing director of one of the underwriters who performed investment banking services related to the Senior Notes issued during 1995.

9) OTHER NONRECURRING CHARGES

    Changes in third party payment methods, advances in medical technologies, legislative and regulatory initiatives at the Federal and state levels along with increased competition from other providers have impacted operating margins at the Company's facilities in recent years. These industry conditions have adversely impacted certain of the Company's specialized facilities and certain of the Company's smaller facilities in more competitive markets.

    The increased penetration of managed care into the chemical dependency segment of the behavioral health services market, increased competition from acute care providers seeking to expand their service lines and the continuing shift to partial hospitalization and outpatient treatment programs have resulted in significant reduction in admissions and patient days at the Company's two chemical dependency facilities. Changes in CHAMPUS regulations and the increasing influence of managed care have led to shorter lengths of stay for patients at the Company's two residential treatment centers. These factors have led management to conclude that there has been a permanent impairment in the carrying value of these four facilities in the behavioral health services division.

    Increased competition and penetration of managed care in the two geographic markets where three of the Company's ambulatory treatment centers are located have led management to conclude that there has been a permanent impairment in the carrying value those facilities.

    In conjunction with the development of the Company's operating plan and 1996 budget, management assessed the current competitive position of these facilities and estimated future cash flows expected from these facilities. As a result, the Company recorded a $14.2 million pre-tax nonrecurring charge in the 1995 consolidated statement of income related primarily to the write-down of the carrying value of certain intangible and tangible assets at these facilities. In measuring the impairment loss, the Company estimated fair value by discounting expected future cash flows from each facility using the Company's internal hurdle rate.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10) PENSION PLAN

    The Company maintains a contributory and non-contributory retirement plan for eligible employees. The non-contributory plan is a defined benefit pension plan which covers employees of one of the Company's subsidiaries. The benefits are based on years of service and the employee's highest compensation for any five years of employment. The Company's funding policy is to contribute annually at least the minimum amount that should be funded in accordance with the provisions of ERISA.

    The plan's funded status and amounts recognized in the Company's balance sheet as of December 31, 1995 are as follows:

Actuarial present value of benefit obligations as of December 31, 1995:

  Accumulated benefit obligation, including vested benefits of $29,890,000....   $ 32,197,000
                                                                                 ------------

Projected benefit obligation for service rendered to date.....................   $(37,211,000)

Plan assets at fair value, primarily listed stock and U.S. obligations........     20,008,000
                                                                                 ------------

Projected benefit obligation in excess of plan assets.........................    (17,203,000)

Unrecognized net loss from past experience different from that assumed and
  effects of changes in assumptions...........................................      2,480,000
                                                                                 ------------

Accrued pension cost..........................................................   $(14,723,000)
                                                                                 ------------
                                                                                 ------------

    Significant actuarial assumptions used in measuring benefit obligations and the expected return on plan assets at December 31, 1995 are as follows:

Weighted-average discount rate.....................................   7.00%
Weighted-average rate of compensation increase.....................   4.00%
Expected rate of return on assets..................................   9.00%

    Pension expense related to this plan is not material to the consolidated financial statements.

11) QUARTERLY RESULTS (UNAUDITED)

    The following tables summarize the Company's quarterly financial data for the two years ended December 31, 1995.

                                        FIRST           SECOND          THIRD           FOURTH
1995                                   QUARTER         QUARTER         QUARTER         QUARTER
- ----------------------------------   ------------    ------------    ------------    ------------
Net revenues......................   $220,715,000    $214,165,000    $234,144,000    $262,102,000
Income before income taxes........   $ 19,344,000    $ 14,448,000    $ 11,299,000    $  7,898,000
Net income........................   $ 11,841,000    $  9,555,000    $  7,229,000    $  6,859,000
Earning per share (fully
  diluted)........................   $       0.42    $       0.34    $       0.26    $       0.24

    Net revenues in 1995 include $12.6 million of additional revenues received from special Medicaid reimbursement programs. Of this amount, $3.8 million was recorded in each of the first and second quarters, $3.1 million in the third quarter and $1.9 million in the fourth quarter. These programs are scheduled to terminate in August, 1996. These amounts were recorded in the periods that the Company met all of the requirements to be entitled to these reimbursements. The second quarter results include a

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11) QUARTERLY RESULTS (UNAUDITED)--(CONTINUED)
$2.7 million pre-tax charge related to the Company's divestiture of two acute care hospitals in connection with the acquisition of the acute care hospital located in Aiken, South Carolina (See Note 2). The fourth quarter results include a $5.3 million gain related to the Company's divestiture of an acute care hospital. The fourth quarter results also include a $14.2 million pre-tax charge for an impairment loss at certain facilities (See Note 9).

                                        FIRST           SECOND          THIRD           FOURTH
1994                                   QUARTER         QUARTER         QUARTER         QUARTER
- ----------------------------------   ------------    ------------    ------------    ------------
Net revenues......................   $194,432,000    $192,199,000    $191,512,000    $204,056,000
Income before income taxes........   $ 16,794,000    $ 13,357,000    $  9,622,000    $  7,156,000
Net income........................   $ 10,287,000    $  8,153,000    $  5,835,000    $  4,445,000
Earnings per share (fully
  diluted)........................   $       0.36    $       0.28    $       0.21            0.16

    Net revenues in 1994 include $12.4 million of additional revenues received from special Medicaid reimbursement programs. Of this amount, $3.0 million was recorded in each of the first and second quarters, $3.1 million in the third quarter and $3.3 million in the fourth quarter. Net revenues in the fourth quarter also include $3.0 million of proceeds related to the Company's previously disposed UK operations. The first quarter operating results also include approximately $1.3 million of expenses related to the disposition of a non-strategic business. The second quarter results include a $2.8 million write-down recorded against the book value of the real property of a psychiatric hospital owned by the Company and leased to an unaffiliated third party, which is currently in default under the terms of the lease. Also included in operating expenses during the second quarter is a $1.1 million favorable adjustment made to reduce the Company's workers' compensation reserves. The fourth quarter results include a $1.3 million write-down recorded against the book value of the real property of a psychiatric hospital owned by the Company and for which its lease was terminated by an unaffiliated third party and a $4.3 million charge related to the anticipated disposition of two acute care hospitals (See Note 2).

12) SUBSEQUENT EVENT

    On April 26, 1996, the Company declared a two-for-one stock split in the form of a 100% stock dividend payable on May 17, 1996 to shareholders of record as of May 6, 1996. All classes of common stock will participate on a pro rata basis. The weighted average number of common shares and equivalents, earnings per common and common equivalent share, along with other share and per share data in these financial statements have been adjusted accordingly, to reflect the two-for-one stock split.

                        UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF INCOME
                            (000S OMITTED EXCEPT PER SHARE AMOUNTS)
                                          (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                            1995        1996
                                                                          --------    --------
Net revenues...........................................................   $220,715    $271,616
Operating charges:
  Operating expenses...................................................     84,469     102,335
  Salaries and wages...................................................     78,021      94,500
  Provision for doubtful accounts......................................     17,185      21,767
  Depreciation and amortization........................................     11,310      14,783
  Lease and rental expense.............................................      8,772       9,405
  Interest expense, net................................................      1,614       4,648
                                                                          --------    --------
                                                                           201,371     247,438
                                                                          --------    --------
Income before income taxes.............................................     19,344      24,178
Provision for income taxes.............................................      7,503       8,677
                                                                          --------    --------
Net income.............................................................   $ 11,841    $ 15,501
                                                                          --------    --------
                                                                          --------    --------
Earnings per common and common share equivalents:......................   $   0.42    $   0.54
                                                                          --------    --------
                                                                          --------    --------
Weighted average number of common shares and equivalents:..............     27,884      28,712
                                                                          --------    --------
                                                                          --------    --------

  See accompanying notes to these condensed consolidated financial statements.

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                        (000S OMITTED)

                                                                       DECEMBER 31,     MARCH 31,
                                                                           1995           1996
                                                                       ------------    -----------
                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................    $       34      $      762
  Accounts receivable, net..........................................       114,163         116,400
  Supplies..........................................................        18,207          18,330
  Deferred income taxes.............................................        18,989          15,304
  Other current assets..............................................         5,529           5,562
                                                                       ------------    -----------
      Total current assets..........................................       156,922         156,358
                                                                       ------------    -----------
Property and equipment..............................................       641,528         668,037
Less: accumulated depreciation......................................      (248,540)       (256,822)
                                                                       ------------    -----------
                                                                           392,988         411,215
                                                                       ------------    -----------
OTHER ASSETS:
  Excess of cost over fair value of net assets acquired.............       136,206         134,421
  Deferred income taxes.............................................        17,283          18,717
  Deferred charges..................................................        11,466          11,801
  Other.............................................................        33,186          35,430
                                                                       ------------    -----------
                                                                           198,141         200,369
                                                                       ------------    -----------
                                                                        $  748,051      $  767,942
                                                                       ------------    -----------
                                                                       ------------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt..............................    $    7,125      $    6,980
  Accounts payable and accrued liabilities..........................       126,018         126,871
  Federal and state taxes...........................................         1,874           6,382
                                                                       ------------    -----------
      Total current liabilities.....................................       135,017         140,233
                                                                       ------------    -----------
  Other noncurrent liabilities......................................        78,248          81,482
                                                                       ------------    -----------
  Long-term debt, net of current maturities.........................       237,086         230,401
                                                                       ------------    -----------
COMMON STOCKHOLDERS' EQUITY:
  Class A Common Stock, 1,092,527 shares outstanding in 1995,
    2,181,054 in 1996...............................................            11              22
  Class B Common Stock, 12,658,818 shares outstanding in 1995,
    25,480,886 in 1996..............................................           127             255
  Class C Common Stock, 109,622 shares outstanding in 1995, 219,244
    in 1996.........................................................             1               2
  Class D Common Stock, 20,503 shares outstanding in 1995, 40,632 in
    1996............................................................            --              --
  Capital in excess of par, net of deferred compensation of $941,000
    in 1995 and $516,000 in 1996....................................        89,881          92,366
  Retained earnings.................................................       207,680         223,181
                                                                       ------------    -----------
                                                                           297,700         315,826
                                                                       ------------    -----------
                                                                        $  748,051      $  767,942
                                                                       ------------    -----------
                                                                       ------------    -----------


  See accompanying notes to these condensed consolidated financial statements.

                       UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (000S OMITTED--UNAUDITED)

                                                                              THREE MONTHS
                                                                            ENDED MARCH 31,
                                                                          --------------------
                                                                            1995        1996
                                                                          --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................   $ 11,841    $ 15,501
  Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation & amortization..........................................     11,310      14,783
  Provision for self-insurance reserves................................      4,504       3,044
  Changes in assets & liabilities, net of effects from acquisitions and dispositions:
  Accounts receivable..................................................     (5,693)     (2,237)
  Accrued interest.....................................................     (1,891)     (3,447)
  Accrued and deferred income taxes....................................      7,262       8,117
  Other working capital accounts.......................................       (105)      3,810
  Other assets and deferred charges....................................     (2,085)     (3,377)
  Other................................................................        529         801
  Payments made in settlement of self-insurance claims.................     (1,566)     (4,314)
                                                                          --------    --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES............................     24,106      32,681
                                                                          --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions, net................................    (13,286)    (25,729)
                                                                          --------    --------
  NET CASH USED IN INVESTING ACTIVITIES................................    (13,286)    (25,729)
                                                                          --------    --------
CASH FLOWS AND FINANCING ACTIVITIES:
  Reduction of long-term debt..........................................    (10,148)     (6,830)
  Issuance of common stock.............................................        380         606
                                                                          --------    --------
  NET CASH USED IN FINANCING ACTIVITIES................................     (9,768)     (6,224)
                                                                          --------    --------
INCREASE IN CASH AND CASH EQUIVALENTS..................................      1,052         728
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........................        780          34
                                                                          --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............................   $  1,832    $    762
                                                                          --------    --------
                                                                          --------    --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid........................................................   $  3,505    $  8,095
                                                                          --------    --------
                                                                          --------    --------
  Income taxes paid, net of refunds....................................   $    241    $    782
                                                                          --------    --------
                                                                          --------    --------

  See accompanying notes to these condensed consolidated financial statements.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) GENERAL

    The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments which, in the opinion of the Company, are necessary to fairly present results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the accompanying disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the financial statements, accounting policies and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(2) EARNINGS PER SHARE

    Earnings per share are based on the weighted average number of common shares outstanding during the year adjusted to give effect to common stock equivalents.

    In April 1996, the Company declared a two for one stock split in the form of a 100% stock dividend payable on May 17, 1996 to shareholders of record as of May 6, 1996. All classes of common stock will participate on a pro rata basis. The weighted average number of common shares and equivalents and earnings per common and common equivalent share for the three months ended March 31, 1996 and 1995 have been adjusted accordingly, to reflect the two for one stock split. The number of Class A, B, C and D shares outstanding as of April 30, 1996 and March 31, 1996 have also been adjusted to reflect the two for one stock split.

(3) UNUSUAL ITEMS

    Included in net revenues for the three month periods ended March 31, 1996 and 1995 was $1.8 million and $3.8 million, respectively, of additional revenues received from special Medicaid reimbursements received by two of the Company's acute care facilities which participate in the Texas Medical Assistance Program. Upon meeting certain conditions of participation and serving a disproportionally high share of the state's low income patients, the hospitals became eligible and received additional reimbursement from the state's disproportionate share hospital fund. These programs are scheduled to terminate in August, 1996 and the Company cannot predict whether these programs will continue beyond the scheduled termination date.

(4) OTHER LIABILITIES

    Other noncurrent liabilities include the long-term portion of the Company's professional and general liability and workers' compensation reserves.

(5) COMMITMENT AND CONTINGENCIES

    Under certain agreements, the Company has committed or guaranteed an aggregate of $22,000,000 related principally to the Company's self-insurance programs and as support for various debt instruments and loan guarantees.

                UNIVERSAL HEALTH SERVICES, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) SUBSEQUENT EVENTS

    Subsequent to the end of the 1996 first quarter, the Company executed a purchase agreement to acquire four behavioral health care hospitals located in Pennsylvania and seven contracts to manage behavioral health programs. This purchase transaction, which is subject to regulatory approval, is expected to be completed in June, 1996. The total purchase price for the acquisition of these hospitals and management contracts is $36.5 million in cash for the operations and the property, plant and equipment and up to an additional $5 million which is contingent upon the future operating performance of the acquired assets. In May of 1996, the Company advanced $36.5 million to the seller pursuant to a term note, which is secured by the stock of the subsidiaries to be acquired by the Company. The term note matures upon the earlier of the granting of regulatory approval and the closing of the purchase transaction, or October 31, 1996. Also in connection with this transaction, the Company entered into a $7 million loan agreement which is secured by the stock of the subsidiaries to be acquired by the Company. The $7 million note, the term of which may be extended upon closing of the above mentioned purchase transaction, is scheduled to mature upon the earlier of the granting of regulatory approval and the closing of the purchase transaction described above, or October 31, 1996.

    In May, 1996 the Company completed the acquisition of Northwest Texas Healthcare System located in Amarillo, Texas for approximately $125 million in cash and additional amounts payable to the seller based upon performance of the facility for a seven year period after the closing. Northwest Texas Healthcare System consists of a 360 licensed bed full service acute care hospital and free standing behavioral health hospital, two urgent care clinics and other operations.

    The funds used to finance the above mentioned transactions were borrowed under the Company's revolving credit facility.

                          INDEPENDENT AUDITORS' REPORT

The Board of Managers
Amarillo Hospital District
Amarillo, Texas

    We have audited the accompanying balance sheet of Northwest Texas Healthcare System (the Hospital), an operation of the Amarillo Hospital District, as of September 30, 1995, and the related statements of revenue and expenses, changes in fund balances and cash flows for the year then ended. These financial statements are the responsibility of the Hospital's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As discussed in the Summary of Significant Accounting Policies, the financial statements of the Hospital are intended to present the financial position and results of operations and cash flows of only that portion of the financial reporting entity of the Amarillo Hospital District that are attributable to the transactions of the Hospital.

    In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of the Hospital as of September 30, 1995, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

    As discussed in the Summary of Significant Accounting Policies, the Hospital changed its method of accounting for investment securities as of September 30, 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.



                                          CLIFTON, GUNDERSON & CO.



Amarillo, Texas
December 18, 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Managers
Amarillo Hospital District:

    We have audited the accompanying balance sheet of Northwest Texas Healthcare System (the Hospital), an operation of the Amarillo Hospital District, as of September 30, 1994, and the related statements of revenue and expenses, changes in fund balances and cash flows for the year then ended. These financial statements are the responsibility of the Hospital's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As discussed in the Summary of Significant Accounting Policies, the accompanying financial statements of the Hospital are intended to present the financial position and results of operations and cash flows of only that portion of the financial reporting entity of the Amarillo Hospital District that are attributable to the transactions of the Hospital.

    In our opinion, the 1994 financial statements referred to above present fairly, in all material respects, the financial position of the Hospital as of September 30, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

    As discussed in the Summary of Significant Accounting Policies, the Hospital changed its method of accounting for investment securities at September 30, 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.


                                          KPMG PEAT MARWICK LLP



Dallas, Texas
December 2, 1994

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                                 BALANCE SHEETS
     SEPTEMBER 30, 1994, SEPTEMBER 30, 1995 AND MARCH 31, 1996 (UNAUDITED)

                                                       1994            1995            1996
                                                   ------------    ------------    ------------
                                                                                   (UNAUDITED)
                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................   $  8,116,477    $ 15,971,821    $ 33,199,529
  Assets whose use is limited--required for
    current liabilities.........................     16,078,474       8,176,010       8,251,010
  Investments, at fair value (aggregate cost of
    $28,073,978 in 1994 and $35,337,779 in 1995)..   27,103,707      35,036,351      33,227,525
  Patient accounts receivable, net of estimated
    uncollectibles of approximately $17,531,000
    in 1994 and $19,091,000 in 1995.............     16,034,683      17,047,958      16,340,925
  Taxes receivable, net of allowance for
    doubtful accounts of approximately $742,000
    in 1994 and $746,000 in 1995................        247,421         134,157         352,512
  Other receivable..............................        --              --              422,988
  Inventory.....................................      3,109,371       3,277,629       3,353,885
  Prepaid expenses..............................        505,570         596,889         864,125
  Other current assets..........................        297,928         237,495         469,527
                                                   ------------    ------------    ------------
      Total current assets......................     71,493,631      80,478,310      96,482,026
NONCURRENT ASSETS WHOSE USE IS LIMITED..........      5,386,551       5,735,708       4,132,109
PROPERTY AND EQUIPMENT, NET.....................     67,848,270      67,252,717      65,175,589
                                                   ------------    ------------    ------------
TOTAL ASSETS....................................   $144,728,452    $153,466,735    $165,789,724
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------
         LIABILITIES AND FUND BALANCES
CURRENT LIABILITIES
  Current installments of long-term debt........   $  1,200,000    $  1,250,000    $  1,325,000
  Current portion of capital lease
    obligations.................................         94,398          48,228          50,065
  Current portion of estimated self-insurance
    costs.......................................      1,735,320       1,541,248       1,541,248
  Accounts payable..............................      4,494,394       3,258,554       2,097,409
  Accrued expenses..............................      8,426,091       3,044,112       3,066,979
  Deferred ad valorem tax revenue...............        --              --            4,090,597
  Estimated third-party payor settlements.......      3,304,540       2,419,081       4,157,503
                                                   ------------    ------------    ------------
      Total current liabilities.................     19,254,743      11,561,223      16,328,801
ESTIMATED SELF-INSURANCE COSTS, excluding
current portion.................................      1,029,750         626,536         591,536
LONG-TERM DEBT, excluding current
installments....................................      8,775,000       7,525,000       6,200,000
CAPITAL LEASE OBLIGATIONS, excluding current
  portion.......................................         73,729          30,694           5,194
                                                   ------------    ------------    ------------
      Total liabilities.........................     29,133,222      19,743,453      23,125,531
                                                   ------------    ------------    ------------
FUND BALANCES
  Fund balance--reserved for net unrealized
    losses on investments.......................     (1,072,194)       (335,149)        (64,729)
  Fund balance--unrestricted....................    116,667,424     134,058,431     142,728,922
                                                   ------------    ------------    ------------
      Total fund balances.......................    115,595,230     133,723,282     142,664,193
                                                   ------------    ------------    ------------
TOTAL LIABILITIES AND FUND BALANCES.............   $144,728,452    $153,466,735    $165,789,724
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------

     These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                       STATEMENTS OF REVENUE AND EXPENSES
                  YEARS ENDED SEPTEMBER 30, 1994 AND 1995 AND
              SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

                                               YEARS ENDED                     SIX MONTHS
                                              SEPTEMBER 30,                 ENDED MARCH 31,
                                       ----------------------------    --------------------------
                                           1994            1995           1995           1996
                                       ------------    ------------    -----------    -----------
                                                                       (UNAUDITED)    (UNAUDITED)
REVENUE
  Net patient service revenue.......   $116,270,349    $120,526,146    $59,258,003    $58,965,891
  Ad valorem tax revenue............      8,440,032       8,148,950      3,976,986      4,147,934
  Other revenue.....................      6,347,587       7,323,087      3,484,741      3,163,798
                                       ------------    ------------    -----------    -----------
    Total revenue...................    131,057,968     135,998,183     66,719,730     66,277,623
                                       ------------    ------------    -----------    -----------
EXPENSES
  Wages, salaries and benefits......     62,955,952      60,927,158     31,057,634     29,505,047
  Supplies and other................     29,841,638      31,901,499     15,518,621     15,966,026
  Purchased services................     16,587,044      20,684,018      9,369,627     11,247,888
  Professional malpractice costs....        471,648         132,786          4,409         13,132
  Depreciation and amortization.....      7,223,586       8,664,553      4,323,802      4,241,609
  Interest..........................         85,550         532,042        253,803        222,733
  Provision for bad debts...........     11,439,013      12,187,290      5,798,734      5,526,645
                                       ------------    ------------    -----------    -----------
    Total expenses..................    128,604,431     135,029,346     66,326,630     66,723,080
                                       ------------    ------------    -----------    -----------
    Income (loss) from operations...      2,453,537         968,837        393,100       (445,457)
                                       ------------    ------------    -----------    -----------
NONOPERATING GAINS (LOSSES)
  Income on investments whose use is
    limited under indenture
    agreement.......................        227,788         267,824        135,638        147,347
  Other investment income...........      2,840,242       3,272,077      1,464,773      1,860,104
  Gain (loss) on disposal of
    equipment.......................        (38,105)         15,094         12,501        (81,707)
  Donations to school of pharmacy...     (4,000,000)       (155,683)      (155,683)             -
  Medicaid disproportionate share
    program.........................     12,194,289      12,771,681      6,562,895      6,898,502
                                         ------------    ------------    -----------    -----------
    Nonoperating gains, net.......     11,224,214      16,170,993      8,020,124      8,824,246
                                       ------------    ------------    -----------    -----------
REVENUE AND GAINS IN EXCESS OF
  EXPENSES AND LOSSES...............   $ 13,677,751    $ 17,139,830    $ 8,413,224    $ 8,378,789
                                       ------------    ------------    -----------    -----------
                                       ------------    ------------    -----------    -----------

     These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                     STATEMENTS OF CHANGES IN FUND BALANCES
                  YEARS ENDED SEPTEMBER 30, 1994 AND 1995 AND
                  SIX MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                                                                     SIX MONTHS ENDED
                               YEAR ENDED                   YEAR ENDED                MARCH 31, 1996
                           SEPTEMBER 30, 1994           SEPTEMBER 30, 1995              (UNAUDITED)
                       --------------------------   --------------------------   -------------------------
                                      UNREALIZED                   UNREALIZED                   UNREALIZED
                       UNRESTRICTED     LOSSES      UNRESTRICTED     LOSSES      UNRESTRICTED     LOSSES
                       ------------   -----------   ------------   -----------   ------------   ----------
BALANCE, BEGINNING OF
  PERIOD.............  $102,947,085   $   --        $116,667,424   $(1,072,194)  $134,058,431   $ (335,149)
  Revenue and gains
    in excess of
    expenses and
    losses...........    13,677,751       --          17,139,830       --           8,378,789       --
  Change in
    unrealized gains
    (losses) on
    investments......       --         (1,072,194)       --            737,045        --           270,420
  Other..............        42,588       --             251,177       --             291,702       --
                       ------------   -----------   ------------   -----------   ------------   ----------
BALANCE,
  END OF PERIOD......  $116,667,424   $(1,072,194)  $134,058,431   $  (335,149)  $142,728,922   $  (64,729)
                       ------------   -----------   ------------   -----------   ------------   ----------
                       ------------   -----------   ------------   -----------   ------------   ----------

     These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED SEPTEMBER 30, 1994 AND 1995 AND
              SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

                                                        YEARS ENDED                     SIX MONTHS
                                                       SEPTEMBER 30,                  ENDED MARCH 31,
                                                ----------------------------    ---------------------------
                                                    1994            1995           1995            1996
                                                ------------    ------------    -----------    ------------
                                                                                (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES AND GAINS AND LOSSES
 Revenue and gains in excess of expenses
   and losses................................   $ 13,677,751    $ 17,139,830    $ 8,413,224    $  8,378,789
 Adjustments to reconcile revenue and gains
   in excess of expenses and losses to net
   cash provided by operating activities and
   gains and losses:
   Provision for bad debts...................     11,439,013      12,187,290      5,798,734       5,526,645
   Depreciation and amortization.............      7,223,586       8,664,553      4,323,802       4,241,609
   (Gain) loss on disposal of assets.........         38,105         (15,094)       (12,509)         79,082
   Loss on sale of investments...............         88,659          17,578        --              --
   Decrease (increase) in:
     Patient accounts receivable.............    (12,850,787)    (13,196,232)    (7,824,701)     (4,819,612)
     Taxes receivable........................         80,766         108,931       (262,446)       (218,355)
     Other receivable........................        --              --             --             (422,988)
     Inventory of supplies...................       (247,722)       (168,258)      (255,712)        (76,256)
     Prepaid expenses........................        127,474         (91,319)      (332,797)       (267,236)
     Other current assets....................       (144,533)         60,433         13,416        (232,032)
     Assets whose use is limited.............         (9,609)         33,049        (91,891)        (50,674)
   Increase (decrease) in:
     Accounts payable........................       (416,778)     (1,235,840)    (1,044,454)     (1,161,145)
     Accrued expenses........................      2,246,948      (5,374,383)    (5,454,726)         29,159
     Estimated third-party payor
      settlements............................     (2,334,422)       (885,459)       685,364       1,738,422
     Estimated self-insurance costs..........      1,825,070        (597,286)       (65,000)        (35,000)
     Deferred ad valorem tax revenue.........        --              --           3,916,432       4,090,597
                                                ------------    ------------    -----------    ------------
      Net cash provided by operating
        activities and gains and losses......     20,743,521      16,647,793      7,806,736      16,801,005
                                                ------------    ------------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Cash received from (invested in) assets
   whose use is limited......................       (628,416)       (459,206)     6,971,711       1,579,273
 Proceeds from sale of investments...........        910,091       2,976,797        --            4,013,172
 Purchases of investments....................    (20,533,960)    (12,133,675)    (6,284,979)    (10,746,218)
 Maturities of investments...................     18,557,386       9,923,165      4,167,298       8,812,292
                                                ------------    ------------    -----------    ------------
      Net cash provided (used) by investing
        activities...........................     (1,694,899)        307,081      4,854,030       3,658,519
                                                ------------    ------------    -----------    ------------
CASH FLOWS FROM CAPITAL AND RELATED
 FINANCING ACTIVITIES
 Purchases of property and equipment.........    (22,951,830)     (7,878,850)    (5,785,862)     (1,962,189)
 Proceeds from sale of equipment.............        --               76,121          7,000          10,328
 Repayment of long-term debt.................     (1,128,513)     (1,200,000)    (1,217,484)     (1,250,000)
 Payments on capital lease obligations.......        (80,127)        (89,205)       (51,257)        (23,663)
 Interest paid on long-term debt and capital
   lease obligations.........................       (641,877)       (506,227)      (261,825)       (229,025)
 Interest capitalized on construction
  projects...................................        554,025          17,171        --              --
 Interest expense on long-term debt and
   capital lease obligations.................         87,852         481,460        253,803         222,733
                                                ------------    ------------    -----------    ------------
      Net cash used in capital and related
        financing activities.................    (24,160,470)     (9,099,530)    (7,055,625)     (3,231,816)
                                                ------------    ------------    -----------    ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS............................     (5,111,848)      7,855,344      5,605,141      17,227,708
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD.........................     13,228,325       8,116,477      8,116,477      15,971,821
                                                ------------    ------------    -----------    ------------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD...............................   $  8,116,477    $ 15,971,821    $13,721,618    $ 33,199,529
                                                ------------    ------------    -----------    ------------
                                                ------------    ------------    -----------    ------------

     These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

A. FINANCIAL REPORTING ENTITY

    Northwest Texas Healthcare System (the Hospital) is operated by the Amarillo Hospital District (the District) a political subdivision of the State of Texas. The District is a component unit of the City of Amarillo and the City Commission of the City of Amarillo appoints the District's Board of Managers and approves the ad valorem tax rate and annual operating budget. The accompanying financial statements of the Hospital are intended to present the financial position and results of operations and cash flows of only that portion of the financial reporting entity of the District that are attributable to the transactions of the Hospital.

HOSPITAL OPERATIONS

    The Hospital operates general and emergency health care facilities, an outpatient indigent clinic, outpatient community service clinics, a psychiatric and behavioral hospital, and ambulance services in Amarillo, Texas. It also serves as a teaching hospital for the Texas Tech University Health Sciences Center.

B. BASIS OF PRESENTATION

ANNUAL FINANCIAL STATEMENTS

    The annual financial statements are prepared in accordance with the American Institute of Certified Public Accountant's Audit and Accounting Guide, Audits of Providers of Health Care Services, and all applicable Governmental Accounting Standards Board and Financial Accounting Standards Board pronouncements.

CONDENSED INTERIM FINANCIAL STATEMENTS

    The unaudited condensed interim financial statements included herein were prepared from the books of the Hospital in accordance with generally accepted accounting principles and reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results of operations and financial position for the interim periods. The current interim period reported herein is not necessarily an indication of the expected results for the fiscal year.

C. BASIS OF ACCOUNTING

    Transactions deemed by management to be ongoing, major or central to providing health care services are reported as revenue and expenses. Peripheral or incidental transactions are reported as nonoperating gains and losses.

NET PATIENT SERVICE REVENUE

    Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

C. BASIS OF ACCOUNTING--(CONTINUED)
reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined.

    The majority of the Hospital's activities are with patients who reside within Amarillo and the Texas Panhandle area. As of September 30, 1995 and 1994, the Hospital's net patient receivable for services rendered was approximately $17,000,000 and $16,000,000, respectively. The Hospital routinely requests payment at the time the services are rendered, but does not refuse services to anyone based upon inability to pay. The Hospital generally does not require collateral or other security in extending credit to patients; however, it routinely obtains assignments of patients' benefits payable from commercial health insurance carriers and other third-party payors. Possible credit losses arising from the Hospital's operations are provided for in the allowance for estimated uncollectibles.

CHARITY CARE

    The primary purpose for the establishment of the District is to own and operate a hospital or hospital system for indigent and needy persons within the District. In this regard, the Hospital provides care to patients who meet certain criteria under its charity care policies without charge or at amounts significantly less than its established rates. The Hospital does not pursue collection of amounts determined to qualify as charity care; accordingly, such amounts are not reported as revenue.

AD VALOREM TAXES

    The Hospital received approximately 6.4% and 5.9% of its total revenue from ad valorem taxes in 1994 and 1995, respectively, of which approximately 79% was used to support operations and the remaining 21% was used for debt service. The District's ad valorem tax rate was 19.04 and 18.34 cents per $100 valuation in 1994 and 1995, respectively. Ad valorem taxes are levied on October 1 of each year and are delinquent if not paid by January 31 of the following year; accordingly, ad valorem taxes are recorded at October 1 as deferred revenue and revenue is recognized for interim financial statement purposes ratably throughout the fiscal year.

ESTIMATED SELF-INSURANCE COSTS

    The Hospital self-insures for claims arising from professional malpractice, health benefits for employees and eligible dependents and workers' compensation benefits. The provisions for estimated self-insurance costs include estimates of the ultimate costs for both reported claims and claims incurred but not reported. The provisions for professional malpractice are reported in professional malpractice costs and the provisions for health benefits and workers' compensation are reported in wages, salaries and benefits expense in the accompanying statements of revenue and expenses.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include investments in highly liquid debt and equity instruments purchased with an initial maturity of three months or less. For purposes of the statements of cash flows,

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

C. BASIS OF ACCOUNTING--(CONTINUED)
cash and cash equivalents exclude amounts whose use is limited by board designation or other arrangements under trust agreements.

ASSETS WHOSE USE IS LIMITED

    Assets whose use is limited include (1) assets designated by the Board for employee benefits, workers' compensation benefits, malpractice funding arrangements, commitments to fund health care related projects and future capital improvements over which the Board retains control and may, at its discretion, use for other purposes and (2) assets held by trustees under indenture agreements. Assets whose use is limited that are required for obligations classified as current liabilities are reported in current assets.

INVESTMENTS AND INVESTMENT INCOME

    The Hospital adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (FAS 115) as of September 30, 1994. The Hospital's investment strategy is oriented toward maximizing yield rather than to retain investments to maturity. As a result, the Hospital classified its investment portfolio as available-for-sale. Also, excluding assets whose use is limited, investments have been classified as current assets in the accompanying financial statements.

    Donated investment securities are recorded at fair value at the date of receipt, which is then treated as cost. A decline in the market value of any investment below cost that is deemed to be other than temporary is charged to earnings resulting in the establishment of a new cost basis.

    Investment securities available-for-sale are reported at fair value. Unrealized holding gains and losses on available-for-sale securities (including those classified as current assets) are excluded from earnings and reported as a net amount in a separate component of fund balance until realized. Interest income, including amortization of the premium and discount arising at acquisition, is recognized when earned. Realized gains or losses are included in earnings. The specific identification method of determining cost is used to calculate realized gain or loss. Investment income, including gains and losses, is reported as nonoperating gains in the accompanying statements of revenue and expenses.

    The Hospital invests available funds in accordance with the Public Funds Investment Act of 1987, as amended. Investment securities are held by the trust departments of Boatmen's First National Bank of Amarillo, Amarillo National Bank and First Bank Southwest in the trustees' names. Accordingly, investment securities are classified in risk category 3 under criteria established by the GASB for both years.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Property and equipment donated for Hospital operations are recorded at fair value at date of receipt.

    Depreciation is provided on the straight-line method over the estimated useful lives of the properties. Equipment under capital leases is amortized on the straight-line method over the lesser of

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

C. BASIS OF ACCOUNTING--(CONTINUED)
the lease term or the estimated useful life of the equipment. Amortization is included in depreciation and amortization in the accompanying financial statements.

INTEREST CAPITALIZATION

    Interest cost incurred on borrowed funds during the period of construction of capital assets is capitalized as a component of the cost of acquiring those assets.

INCOME TAXES

    The District, as a political subdivision of the State of Texas, is exempt from federal taxation. Additionally, the Internal Revenue Service has noted that the Hospital is a not-for-profit corporation as described in Section 501(c)(3) of the Internal Revenue Code (the Code) and is exempt from federal income taxes on related income pursuant to Section 501(a) of the Code.

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 1--NET PATIENT SERVICE REVENUE

    The Hospital has agreements with third-party payors that provide for payments to the Hospital at amounts different from its established rates. Contractual adjustments under third-party reimbursement programs represent the difference between the Hospital's established rates for services and amounts reimbursed by third-party payors. A summary of the basis of reimbursement with major third-party payors follows:

    . Medicare. Inpatient acute medical and surgical care services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Inpatient psychiatric and behavioral health care services, certain outpatient services, and medical education costs related to Medicare beneficiaries are paid based on a cost reimbursement methodology. Certain other services are paid on fee screen and ambulatory service center rates. Defined capital costs, previously paid based on a cost reimbursement methodology, are now paid prospectively. The Hospital is reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Hospital and audits thereof by the Medicare fiscal intermediary. The Hospital's classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review by a peer review organization under contract with the Hospital. The Hospital's Medicare cost reports have been audited by the Medicare fiscal intermediary through September 30, 1993. However, the 1990 cost report has been reopened during fiscal 1995 to include additional Medicaid days in the disproportionate share computation.

    . Medicaid. Inpatient acute care services rendered to Medicaid program beneficiaries are paid at prospectively determined rates per discharge according to a patient classification system that is based on clinical, diagnostic and other factors. Outpatient services are reimbursed based upon a cost reimbursement methodology. The Hospital is reimbursed at a tentative rate with final settlement determined after submission of annual cost reports by the Hospital and audits by the Medicaid fiscal intermediary. The Hospital has received notice of program reimbursement based on desk reviews of cost reports filed through September 30, 1990.

    . Other. The Hospital has also entered into reimbursement agreements with certain insurance carriers, including Blue Cross, health maintenance organizations, and preferred provider organizations. The basis for reimbursement under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

    A summary of gross and net patient service revenue for the years ended September 30, 1994 and 1995 follows:

                                                                      1994            1995
                                                                  ------------    ------------
Gross patient service revenue..................................   $166,877,358    $185,499,440
Contractual adjustments under third-party reimbursement
  programs and policy discounts................................    (50,607,009)    (64,973,294)
                                                                  ------------    ------------
NET PATIENT SERVICE REVENUE....................................   $116,270,349    $120,526,146
                                                                  ------------    ------------
                                                                  ------------    ------------

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 2--CHARITY CARE AND MEDICAID DISPROPORTIONATE SHARE FUNDING

    The primary purpose for the establishment of the District is to own and operate a hospital or hospital system for indigent and needy persons within the District. In striving to achieve its primary purpose, the Hospital provides a significant level of charity care services, educational programs and other activities designed to further promote the health status of the community. Due to escalating costs, the Hospital continually explores more cost-effective methods of service delivery.

    The Hospital has developed a community-oriented primary care system of comprehensive health care services for the community. The Hospital focuses particular attention on a definable group of people in need of improved access to the delivery system, regardless of ability to pay.

    The Hospital provides care for all patients seeking services, regardless of their ability to pay. Many of these patients are qualified as financially or medically indigent according to guidelines established by the Hospital. Hospital personnel conduct eligibility screening on persons presenting for services who are unable to pay for such services. The following information illustrates the total estimated cost of these services for the years ended September 30, 1994 and 1995:

                                                                       1994           1995
                                                                    -----------    -----------
Estimated in-house cost incurred to provide charity care
  services.......................................................   $17,233,800    $17,148,800
Plus: professional fees for Qualified Indigent Care paid by the
  Hospital.......................................................     2,963,400      3,548,500
                                                                    -----------    -----------
TOTAL ESTIMATED COST TO PROVIDE CHARITY CARE SERVICES............   $20,197,200    $20,697,300
                                                                    -----------    -----------
                                                                    -----------    -----------

    The costs of these services are offset by Medicare and Medicaid Disproportionate Share Programs, ad valorem taxes and state and federal grant funds.

    The Indigent Health Care and Treatment Act, passed by the 69th Texas Legislature in 1985, first apportioned funds to the Texas Department of Human Services to provide assistance to hospitals providing a disproportionate share of inpatient indigent health care. In 1991, the State of Texas created a mechanism whereby a tax on a selected hospital provider group would be used to generate additional federal matching funds. Hospitals participating in the Texas Medical Assistance (Medicaid) program that meet the conditions of participation and that serve a disproportionate share of low-income patients are eligible for additional reimbursement from the disproportionate share hospital fund. State law is the basis for identifying eligible hospitals and for distribution of disproportionate share funds. State and federal law offer considerable flexibility to recipient hospitals regarding specific use of the funds. However, there are direct and implied expectations regarding the use of these funds. The intended focus is to benefit the health care needs of the medically and financially indigent. The Hospital received approximately $12,194,000 and $12,772,000 in the years ended September 30, 1994 and 1995, respectively, under the State's Disproportionate Share program that became effective September 1, 1993.

NOTE 3--DEPOSITS WITH FINANCIAL INSTITUTIONS

    The Hospital's cash deposits are insured up to $100,000 by the FDIC and the excess is secured by pledged securities held by the applicable financial institution. Cash deposits in excess of $100,000,

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 3--DEPOSITS WITH FINANCIAL INSTITUTIONS--(CONTINUED) although secured by pledged securities, are classified as risk category 3 under criteria established by the GASB (the pledged securities are held by the financial institution and are not in the Hospital's name). Cash equivalents at September 30, 1994 and 1995 consist primarily of investments in short-term money market funds classified as risk category 2. The carrying amount of cash deposits and bank balances for the years ended September 30, 1994 and 1995 follow:

                                                                          1994         1995
                                                                        --------    ----------
Carrying amount of cash deposits.....................................   $ 95,145    $  151,873
Bank Balances........................................................    302,127     1,560,205

NOTE 4--INVESTMENTS

    Amortized cost, gross unrealized holding gains and losses, and fair value (which is carrying value) of investments at September 30, 1994 are as follow:

                                                               GROSS UNREALIZED
                                                                    HOLDING
                                              AMORTIZED      ---------------------        FAIR
                                                 COST         GAINS       LOSSES         VALUE
                                             ------------    -------    ----------    ------------
Short-term investments....................   $  1,580,148    $ --       $   --        $  1,580,148
US Government mortgage-backed.............      6,132,236     29,462       395,286       5,766,412
Other US Government.......................     40,791,366     41,754       732,910      40,100,210
Corporate debt............................        500,524      --           15,214         485,310
Accrued interest..........................        577,045      --           --             577,045
                                             ------------    -------    ----------    ------------
                                               49,581,319     71,216     1,143,410      48,509,125
Less limited use assets
  Board designated........................    (16,742,303)     --           --         (16,742,303)
  Indenture agreement.....................     (4,765,038)     --         (101,923)     (4,663,115)
                                             ------------    -------    ----------    ------------
                                             $ 28,073,978    $71,216    $1,041,487    $ 27,103,707
                                             ------------    -------    ----------    ------------
                                             ------------    -------    ----------    ------------

    Investment maturities at September 30, 1994 follow:

                                                                  AMORTIZED COST       FAIR VALUE
                                                                  --------------    ----------------
                                                                                    (CARRYING VALUE)
Due in 1 year..................................................    $  10,435,812      $   10,401,989
Due in 1 to 5 years............................................       31,694,687          31,098,054
Due in 5 to 10 years...........................................          741,539             665,625
US Government mortgage-backed..................................        6,132,236           5,766,412
Accrued interest...............................................          577,045             577,045
                                                                  --------------    ----------------
                                                                      49,581,319          48,509,125
Less limited use assets........................................      (21,507,341)        (21,405,418)
                                                                  --------------    ----------------
                                                                   $  28,073,978      $   27,103,707
                                                                  --------------    ----------------
                                                                  --------------    ----------------

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 4--INVESTMENTS--(CONTINUED)
    Amortized cost, gross unrealized holding gains and losses and fair value (which is carrying value) of investments at September 30, 1995 follow:

                                                                GROSS UNREALIZED
                                                                    HOLDING
                                                AMORTIZED     --------------------
                                                  COST         GAINS       LOSSES     FAIR VALUE
                                               -----------    --------    --------    -----------
Short-term investments......................   $ 1,850,042    $  --       $  --       $ 1,850,042
US Government mortgage-backed...............     7,270,403      49,139     151,677      7,167,865
Other US Government.........................    38,874,267     201,567     432,902     38,642,932
Corporate debt..............................       500,336       --          1,276        499,060
Accrued interest............................       755,297       --          --           755,297
                                               -----------    --------    --------    -----------
                                                49,250,345     250,706     585,855     48,915,196
Less limited use assets:
  Board designated..........................    (8,891,311)      --          --        (8,891,311)
  Indenture agreement.......................    (5,021,255)       (950)    (34,671)    (4,987,534)
                                               -----------    --------    --------    -----------
                                               $35,337,779    $249,756    $551,184    $35,036,351
                                               -----------    --------    --------    -----------
                                               -----------    --------    --------    -----------

    Investment maturities at September 30, 1995 follow:

                                                                  AMORTIZED COST       FAIR VALUE
                                                                  --------------    ----------------
                                                                                    (CARRYING VALUE)
Due in 1 year..................................................    $  17,316,428      $   17,142,166
Due in 1 to 5 years............................................       18,745,033          18,859,110
Due in 5 to 10 years...........................................        1,742,501           1,563,398
US Government mortgage-backed..................................       10,691,086          10,595,225
Accrued interest...............................................          755,297             755,297
                                                                  --------------    ----------------
                                                                      49,250,345          48,915,196
Less limited use assets........................................      (13,912,566)        (13,878,845)
                                                                  --------------    ----------------
                                                                   $  35,337,779      $   35,036,351
                                                                  --------------    ----------------
                                                                  --------------    ----------------

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 5--ASSETS WHOSE USE IS LIMITED

    At September 30, 1994 and 1995, investments were recorded at fair value. At September 30, 1994 and 1995, assets whose use is limited follow:

                                                       1994           1995
                                                    -----------    ----------
Under indenture agreements to meet interest and
 sinking fund requirements:
  Investments....................................   $ 4,663,115    $4,987,534
  Other receivable...............................        59,607        32,873
Investments designated by Board for:
  Employee benefits..............................     3,500,000     3,500,000
  Workers' compensation benefits.................     1,000,000     1,000,000
  Malpractice funding arrangements...............     1,000,000     1,000,000
  Donation to school of pharmacy.................     4,000,000        --
  Capital improvements...........................     7,242,303     3,391,311
                                                    -----------    ----------
      Total assets whose use is limited..........    21,465,025    13,911,718
Less assets whose use is limited and required for
  current liabilities............................   (16,078,474)   (8,176,010)
                                                    -----------    ----------
ASSETS WHOSE USE IS LIMITED--NONCURRENT..........   $ 5,386,551    $5,735,708
                                                    -----------    ----------
                                                    -----------    ----------

NOTE 6--PROPERTY AND EQUIPMENT

    A summary of property and equipment as of September 30, 1994 and 1995 follows:

                                                        1994           1995
                                                     -----------    -----------
Land..............................................   $ 1,418,949    $ 1,418,949
Land improvements.................................     1,234,862      1,258,743
Buildings and improvements........................    57,181,784     62,336,803
Equipment.........................................    45,643,749     52,760,799
Construction in progress..........................     6,929,104      1,118,142
                                                     -----------    -----------
                                                     112,408,448    118,893,436
Less accumulated depreciation and amortization       (44,560,178)   (51,640,719)
                                                     -----------    -----------
      TOTAL PROPERTY AND EQUIPMENT................   $67,848,270    $67,252,717
                                                     -----------    -----------
                                                     -----------    -----------

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 7--LONG-TERM DEBT

    A summary of long-term debt as of September 30, 1994 and 1995 follows:

                                                        1994          1995
                                                     ----------    ----------
General obligation bonds 1977 Series, interest
  payable semi-annually at fixed rates ranging
  from 4.60% to 5.40%, maturing serially through
  March 1, 2001...................................   $9,850,000    $8,700,000
General obligation bonds 1980 Series, interest
  payable semi-annually at fixed rates ranging
  from 7.0 % to 7.40%, maturing serially through
  March 1, 1997...................................      125,000        75,000
                                                     ----------    ----------
      Total long-term debt........................    9,975,000     8,775,000
Less current installments of long-term debt.......   (1,200,000)   (1,250,000)
                                                     ----------    ----------
LONG-TERM DEBT, EXCLUDING CURRENT INSTALLMENTS....   $8,775,000    $7,525,000
                                                     ----------    ----------
                                                     ----------    ----------

    The general obligation bonds were authorized by elections held December 7, 1976. The bonds represent direct and general obligations of the Hospital, payable from ad valorem taxes levied against all taxable property located within the taxing district. The Hospital can redeem the 1977 and 1980 Series bonds, in whole or in part, at par plus accrued interest on any interest payment date.

    Scheduled principal payments on long-term debt are as follows: 1996, $1,250,000; 1997, $1,325,000; 1998, $1,400,000; 1999, $1,500,000; 2000,
$1,600,000 and thereafter, $1,700,000.

    Interest costs capitalized in 1994 and 1995 were approximately $554,000 and $17,000, respectively.

NOTE 8--CAPITAL LEASE OBLIGATIONS

    The Hospital is obligated under one capital lease for equipment. The cost of equipment recorded under such leases was $223,919, net of accumulated amortization of $151,947, as of September 30, 1995. The present value of future minimum lease payments as of September 30, 1995 follows:

   YEARS ENDING SEPTEMBER 30:
   --------------------------
1996.............................................................   $55,062
1997.............................................................    28,315
                                                                    -------
      Total minimum lease payments...............................    83,377
Less amount representing interest (at a rate of 7.5%)............    (4,455)
                                                                    -------
Present value of minimum lease payments..........................    78,922
Less current portion of capital lease obligation.................   (48,228)
                                                                    -------
CAPITAL LEASE OBLIGATION, EXCLUDING CURRENT PORTION..............   $30,694
                                                                    -------
                                                                    -------

NOTE 9--MANAGEMENT INCENTIVE COMPENSATION PLAN

    Through fiscal year 1994, the Hospital's salary and wage scale for selected upper management personnel included two components of pay: (1) a base salary to be paid bi-weekly and (2) an at-risk

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 9--MANAGEMENT INCENTIVE COMPENSATION PLAN--(CONTINUED) amount paid through the Management Incentive Compensation Plan (MICP). Employees participating in the MICP were those determined to have a significant bearing on the successful operations of the Hospital. The amounts paid under the MICP (the at-risk amount) were based upon achievement of performance-based goals and objectives. Incentive performance levels, approved by the Board of Managers, were established and communicated to participants prior to the beginning of each fiscal year. Costs recognized in 1994 in connection with the MICP were approximately $623,000. The liability for incentive awards was included in accrued expenses in the accompanying 1994 balance sheet. The MICP was discontinued beginning with fiscal year 1995.

NOTE 10--PUBLIC EMPLOYEE RETIREMENT SYSTEM

PLAN DESCRIPTION

    In 1995, the Board approved resolutions to amend the Retirement Plan and Trust for Employees of Amarillo Hospital District effective October 1, 1994 which changed the name of the Plan to the "Retirement Plan for Employees of Northwest Texas Healthcare System."

    Substantially all full-time employees of the Hospital are eligible for participation in the Plan, a single-employer, defined benefit retirement plan. The Plan provides early, normal (age 65), and late retirement benefits based on the employee's years of service, average compensation, and social security benefits at retirement or termination of service. In addition, the Plan provides vested benefits after five years of service and preretirement death and disability benefits. Employees are not permitted to make contributions to the Plan. The Plan is administered by the Board of Managers of the District. The Plan is a component unit (presented as a Fiduciary Fund) of the District's financial reporting entity and its operations are not reported in these financial statements. Complete financial statements for the Plan may be obtained at the Hospital's administrative offices at 1501 Coulter, Amarillo, Texas 79106. At October 1, 1994 and 1995, the valuation dates, Plan membership consisted of the following:

                                                               1994     1995
                                                               -----    -----
Retirees and beneficiaries currently receiving benefits and
terminated vested participants..............................     248      289
Active employees:
  Fully vested..............................................     605      597
  Nonvested.................................................     564      579
                                                               -----    -----
      TOTAL.................................................   1,417    1,465
                                                               -----    -----
                                                               -----    -----

    Full-time employees are eligible for participation in the Plan after completing one year of service and upon attainment of age 25. Participants vest 100% upon completion of five years of service. Vested participants are entitled to monthly benefits beginning at the normal retirement age of 65 equal to a percentage of compensation earned. Reduced benefits are available upon early retirement with 20 years of service or at age 55 with ten or more years of participation. Benefits are generally payable in monthly installments, lump sum distribution or a combination thereof.

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 10--PUBLIC EMPLOYEE RETIREMENT SYSTEM--(CONTINUED)
    Pension provisions include death and disability benefits whereby a vested disabled employee or surviving spouse of a vested employee is entitled to receive monthly benefits (on a ten years certain and life thereafter basis) derived from the greater of (a) the present value amount of the participant's deferred monthly retirement income commencing at normal retirement date as defined in the Plan accrued to the date of death or (b) an amount equal to 24 times the monthly salary on the date of death. Participants who become totally disabled receive monthly disability benefits equal to 50% of monthly salary reduced by 64% of the monthly disability benefit received from Social Security. Disability benefits are paid until normal retirement age, at which time disabled participants begin receiving normal retirement benefits computed as though they had been employed to normal retirement age with their monthly compensation remaining the same as at the time they became disabled.

    The pension benefit obligation shown below is a standardized disclosure measure of the present value of pension benefits, adjusted for the effects of projected salary increases and plan step-rate benefits, estimated to be payable in the future as a result of employee service to date. The measure is intended to help users assess the funding status of the Plan on a going-concern basis, assess progress made in accumulating sufficient assets to pay benefits when due, and make comparisons among employers. The measure is the actuarial present value of credited projected benefits and is independent of the funding method used to determine contributions to the Plan.

    Actuarial valuations were performed as of October 1, 1994 and 1995 to determine the pension benefit obligation and contribution requirements for the subsequent fiscal year. Significant actuarial assumptions used in the valuations include (a) a rate of return on the investment of present and future assets of 8% compounded annually and (b) projected salary increases of 5% compounded annually.

    The unfunded pension benefit obligation applicable to covered employees as of October 1, 1994 and 1995 follow:

                                                       1994           1995
                                                    -----------    -----------
Pension benefit obligation:
  Retirees and beneficiaries currently receiving
    benefits and terminated employees not yet
receiving benefits...............................   $ 6,669,829    $ 8,799,882
  Current employees:
    Employer-financed--vested....................    11,206,082      8,708,252
    Employer-financed--nonvested.................     3,582,081      5,862,522
                                                    -----------    -----------
      Total pension benefit obligation...........    21,457,992     23,370,656
                                                    -----------    -----------
  Net assets available for benefits, at market...   (17,929,269)   (20,806,792)
                                                    -----------    -----------
UNFUNDED PENSION BENEFIT OBLIGATION..............   $ 3,528,723    $ 2,563,864
                                                    -----------    -----------
                                                    -----------    -----------

ACTUARIALLY DETERMINED CONTRIBUTION REQUIREMENTS AND CONTRIBUTION MADE

    The Plan provides that all contributions are to be made by the Hospital. The Hospital intends, but is not required, to make annual contributions at least equal to the actuarially determined contribution requirements. Contributions attributable to normal cost and amortization of the unfunded actuarial

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 10--PUBLIC EMPLOYEE RETIREMENT SYSTEM--(CONTINUED) accrued liability are determined using the entry-age-normal cost method over a 20-year amortization period.

    The contributions to the Plan for the years ended September 30, 1994 and 1995 were made in accordance with actuarially determined requirements computed in the actuarial valuations completed as of October 1, 1993 and January 1, 1994, respectively.

                                                                       1994           1995
                                                                    -----------    -----------
Employer contributions:
  Normal cost....................................................   $ 1,330,503    $ 1,564,405
  Amortization of unfunded actuarial accrued liability...........       819,085        693,123
                                                                    -----------    -----------
      Total contributions........................................   $ 2,149,588    $ 2,257,528
                                                                    -----------    -----------
                                                                    -----------    -----------
Covered payroll..................................................   $37,323,623    $37,906,409
                                                                    -----------    -----------
                                                                    -----------    -----------
Employer contributions as a percentage of covered payroll........           5.8%           6.0%
                                                                    -----------    -----------
                                                                    -----------    -----------
TOTAL PAYROLL, EXCLUDING HEALTH INSURANCE, PENSION COSTS AND
  OTHER EMPLOYEE BENEFITS........................................   $51,589,000    $51,673,000
                                                                    -----------    -----------
                                                                    -----------    -----------

    The significant actuarial assumptions used to compute the actuarially determined contribution requirement are the same as those used to compute the pension benefit obligation as described above.

THREE-YEAR HISTORICAL TREND INFORMATION

    Trend information gives an indication of the progress made in accumulating sufficient assets to pay benefits when due. Three-year trend information, for the years ended December 31, 1992 and September 30, 1994 and 1995 is presented as follows:

                                                                            1992    1994    1995
                                                                            ----    ----    ----
Net assets available for benefits as a percentage of the pension benefit
  obligation.............................................................   73.2%   83.5%   89.0%
Unfunded pension benefit obligation as a percentage of annual covered
  payroll................................................................   16.8%    9.5%    6.8%
Contributions as a percentage of annual covered payroll..................    5.5%    5.8%    6.0%

    Historical trend information is disclosed in the Plan's separately issued financial statements which provides information about progress made in accumulating sufficient assets to pay benefits when due.

PLAN INVESTMENTS

    The composition of the Plan's investment portfolio is diversified among common trust funds, U.S. government and U.S. government-backed securities, corporate debt and corporate equity securities. Individual investments greater than 5% of net assets available for pension benefits as of September 30, 1995 follow:

U.S. Treasury Note....................................   $2,798,435
Collective Employee Benefits Trust Fund J.............    2,793,216

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 11--AFFILIATION WITH OTHER PARTIES

    The Hospital is a participant with St. Anthony's Hospital (a not-for-profit organization) in an affiliation to operate Alliance Regional Health Plans, Inc. (Alliance). Alliance, a not-for-profit corporation, was created for the purpose of providing health care services in a cost-effective manner to community residents and employers. Alliance is governed by a twelve-member board composed of four appointees from the District and four appointees from St. Anthony's Hospital. These appointees appoint the other four board members from the community at large. Neither participant has an equity interest in Alliance. Complete financial statements for Alliance can be obtained at the administrative offices at 1500 Coulter, Suite 5, Amarillo, Texas 79106. (See also Note 13 for subsequent event.)

NOTE 12--COMMITMENTS AND CONTINGENCIES

SELF INSURANCE ARRANGEMENTS

    The Hospital is involved in litigation arising out of the ordinary course of business. Claims alleging malpractice have been asserted against the Hospital and are currently in various stages of litigation. The Hospital may be liable for settlement of claims up to a limit of $100,000 per person in accordance with the limited liability provisions of the Texas Tort Claims Act.

    The Hospital self-insures for claims arising from professional malpractice and maintains board-designated assets to provide for such losses.

    The Hospital self-insures health benefits for employees and eligible dependents and maintains board-designated assets to provide for such losses. Additionally, the Hospital has stop-loss reinsurance that limits the Hospital's liability to approximately $9,115,000 in aggregate per year and $250,000 per individual per year.

    The Hospital provides self-funded workers' compensation benefits for any employee injured or disabled on the job and maintains board-designated assets to provide for such losses. Excess indemnity insurance purchased from an independent third-party insurer limits the Hospital's liability to $500,000 per occurrence. The Hospital used a third-party to administer workers' compensation claims until September 30, 1993. On October 1, 1993, the Hospital began administering workers' compensation claims internally.

    It is the opinion of management that estimated self-insurance costs, including known claims and reserves for incurred but not reported claims, are adequate to provide for potential claims.

PROPOSED SALE OF HOSPITAL

    On September 26, 1995, the Board of Managers of the District (the Board) signed a nonbinding letter of intent to sell the Hospital to Universal Health Services, Inc. (UHS), a hospital management company based in King of Prussia, Pennsylvania. The transaction was contingent upon completion of due diligence procedures, negotiation of specific terms and approval by the Board and by the Amarillo City Commission, UHS's board of directors and various regulatory agencies. (See Note 13 below.)

                       NORTHWEST TEXAS HEALTHCARE SYSTEM
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                    YEARS ENDED SEPTEMBER 30, 1994 AND 1995
            AND SIX MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

NOTE 13--SUBSEQUENT EVENTS (UNAUDITED)

    During April 1996, St. Anthony's Hospital's interest in Alliance was terminated.

    On May 7, 1996, the sale of the Hospital to UHS was completed.

- -------------------------------------------     --------------------------------
- -------------------------------------------     --------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE               4,400,000 SHARES
CONTAINED IN THIS PROSPECTUS IN CONNECTION
WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN               [UHS LOGO]
OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN                UNIVERSAL HEALTH SERVICES,
AUTHORIZED BY THE COMPANY OR ANY OF THE                         INC.
UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OF ANY SECURITIES OTHER
THAN THOSE TO WHICH IT RELATES OR AN OFFER TO
SELL, OR A SOLICITATION OF AN OFFER TO BUY,
THOSE TO WHICH IT RELATES, IN ANY JURISDICTION
WHERE, OR TO ANY PERSON TO WHOM, IT IS NOT
LAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY
TIME DOES NOT IMPLY THAT THE INFORMATION
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO
ITS DATE.

                                                          CLASS B
                                                        COMMON STOCK
                -------------------



                                                         ---------
                                                         PROSPECTUS
              TABLE OF CONTENTS                            , 1996
                                                         ---------
                                        PAGE
                                        ----
Available Information................      2
Incorporation of Certain Documents by
  Reference..........................      2
Prospectus Summary...................      3
Risk Factors.........................      7
Use of Proceeds......................      9
Capitalization.......................     10
Pro Forma Financial Information......     11
Selected Financial Data..............     22              SMITH BARNEY INC.
Management's Discussion and Analysis                   BEAR, STEARNS & CO. INC.
  of Financial Condition and Results                    DILLON, READ & CO. INC.
  of Operations......................     23        DONALDSON, LUFKIN & JENRETTE
Business.............................     30           SECURITIES CORPORATION
Selling Stockholder..................     40             J.P. MORGAN & CO.
Description of Common Stock..........     40
Underwriting.........................     41
Legal Matters........................     42
Experts..............................     42
Index to Consolidated Financial
  Statements.........................    F-1

- -------------------------------------------     --------------------------------
- -------------------------------------------     --------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of all estimated amounts of all expenses payable by the Registrant in connection with the registration of the Class B Common Stock offered hereby, other than the underwriting discounts and commissions:


Registration Fee--Securities and Exchange Commission..........   $ 48,855.17
Registration Fee--National Association of Securities Dealers,
Inc...........................................................   $ 14,669.00
Listing Fee--New York Stock Exchange..........................   $ 47,800.00
Blue Sky fees and expenses....................................   $ 15,000.00*
Accountants' fees and expenses................................   $125,000.00*
Legal fees and expenses.......................................   $ 75,000.00*
Printing and engraving expenses...............................   $ 50,000.00
Miscellaneous.................................................   $ 13,675.83
                                                                 -----------
  Total.......................................................   $390,000.00
                                                                 -----------
                                                                 -----------


- ------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Section 7 of the By-Laws of the Company contains provisions for the indemnification of directors and officers of the Company.

ITEM 16.  EXHIBITS.


 1     --Form of Underwriting Agreement.
 5     --Opinion of Fulbright & Jaworski L.L.P.*
23.1   --Consent of Arthur Andersen LLP*
23.2   --Consent of Ernst & Young L.L.P.
23.3   --Consent of Clifton, Gunderson & Co.*
23.4   --Consent of KPMG Peat Marwick LLP*
23.5   --Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.)
24     --Power of Attorney (included on signature page).


- ------------


* Previously filed.


ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania, on May 30, 1996.


                                          UNIVERSAL HEALTH SERVICES, INC.

                                          By:   /s/ ALAN B. MILLER
                                              ..................................
                                              Alan B. Miller
                                             Chairman of the Board, President
                                              & Chief Executive Officer

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                             TITLE                      DATE
              ---------                             -----                      ----
                  *                     Chairman of the Board,             May 30, 1996
 ......................................    President, Chief Executive
            Alan B. Miller                Officer and Director
                                          (Principal Executive
                                          Officer)

                  *                     Director                           May 30, 1996
 ......................................
           John H. Herrell

                  *                     Director                           May 30, 1996
 ......................................
            Robert H. Hotz

                  *                     Director                           May 30, 1996
 ......................................
            Martin Myerson

                  *                     Director                           May 30, 1996
 ......................................
            Sidney Miller

                  *                     Director                           May 30, 1996
 ......................................
          Anthony Pantaleoni

                  *                     Director                           May 30, 1996
 ......................................
             Paul Verkuil

          /s/ KIRK E. GORMAN            Senior Vice President and          May 30, 1996
 ......................................    Chief Financial Officer
            Kirk E. Gorman                (Principal Financial and
                                          Accounting Officer)

         /s/ STEVE G. FILTON            Vice President and Controller      May 30, 1996
 ......................................    (Principal Accounting
           Steve G. Filton                Officer)




*By Kirk E. Gorman as Attorney-in-Fact

          /s/ KIRK E. GORMAN                                               May 30, 1996
 ......................................
            Kirk E. Gorman

                                 EXHIBIT INDEX


 ITEM                                                                                   PAGE
NUMBER                                                                                 NUMBER
- ------                                                                                 ------
 1     --Form of Underwriting Agreement.
23.2   --Consent of Ernst & Young L.L.P.
